    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1998


                                                      REGISTRATION NO. 333-64079

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          e.spire COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                           4813                          52-1947746
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)                  NO.)

                         133 NATIONAL BUSINESS PARKWAY
                       ANNAPOLIS JUNCTION, MARYLAND 20701
                                 (301) 617-4200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             RILEY M. MURPHY, ESQ.
                          e.spire COMMUNICATIONS, INC.
                         133 NATIONAL BUSINESS PARKWAY
                       ANNAPOLIS JUNCTION, MARYLAND 20701
                                 (301) 617-4215
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                with copies to:

                                  MARIO PONCE
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                         NEW YORK, NEW YORK 10017-3954
                                 (212) 455-2000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED DISTRIBUTION OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
               TITLE OF                               PROPOSED    PROPOSED
             EACH CLASS OF                            MAXIMUM     MAXIMUM
              SECURITIES                  AMOUNT      OFFERING    AGGREGATE     AMOUNT OF
                 TO BE                    TO BE       PRICE PER   OFFERING     REGISTRATION
              REGISTERED                REGISTERED     UNIT(1)    PRICE(1)         FEE
-------------------------------------------------------------------------------------------
10.625% Senior Notes due 2008.......... $375,000,000   59.989%   $224,958,750    $66,363
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ADDITIONAL INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the Securities Exchange Commission (the "Commission" as "SEC"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the SEC by mail at prescribed rates, or in certain cases by accessing the SEC's World Wide Web site at http://www.sec.gov. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is quoted on the Nasdaq National Market and material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

     The Company has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. This Prospectus contains summaries of the material terms and provisions of certain documents and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Copies of the Registration Statement and the exhibits thereto may be inspected, without charge, at the offices of the SEC at the address set forth above.

     Certain statements contained in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors." The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company's expectations, with regard thereto or any changes in events, conditions or circumstances on which any statement is based.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the SEC are hereby incorporated by reference into this Prospectus:

          (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

          (ii) the Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, and June 30, 1998;


          (iii) the Company's Current Reports on Form 8-K, dated January 8, 1998, January 20, 1998 (two reports filed as of this date), January 26, 1998, January 28, 1998, February 3, 1998, March 17, 1998, April 14, 1998,
     July 27, 1998 and August 25, 1998; and

          (iv) the description of the Company's Common Stock contained in its registration statement on Form 8-A filed with the SEC on December 23, 1994, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Expiration Date to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing thereof.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE BY WRITTEN OR ORAL REQUEST FROM RILEY M. MURPHY, EXECUTIVE VICE PRESIDENT -- LEGAL AND REGULATORY AFFAIRS, e.spire COMMUNICATIONS, INC., AT THE COMPANY'S EXECUTIVE OFFICES LOCATED AT 133 NATIONAL BUSINESS PARKWAY, SUITE 200, ANNAPOLIS JUNCTION, MD 20701, TELEPHONE (301) 617-4200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 9, 1998.

PROSPECTUS

October 20, 1998



[e.spire LOGO]



                          e.spire COMMUNICATIONS, INC.

                               OFFER TO EXCHANGE
           ITS 10.625% SENIOR DISCOUNT NOTES DUE JULY 1, 2008 FOR ITS OUTSTANDING 10.625% SENIOR DISCOUNT NOTES DUE JULY 1, 2008

                            ------------------------
    e.spire Communications, Inc., a Delaware corporation ("e.spire" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (this "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal") to exchange (the "Exchange Offer") up to $375,000,000 aggregate principal amount at maturity of a new series of its 10.625% Senior Discount Notes due July 1, 2008 (the "New Notes") for up to $375,000,000 aggregate principal amount at maturity of its outstanding 10.625% Senior Discount Notes due July 1, 2008 (the "Old Notes") (the "Exchange Offer"). There will be no cash proceeds to the Company from the Exchange Offer.
                            ------------------------
    The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and (ii) holders of New Notes will not be entitled to certain rights of holders of the Old Notes, under the Registration Rights Agreement (as defined) which will terminate upon the consummation of the Exchange Offer. See "The Exchange Offer -- Consequences of Failure to Exchange." The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes."
    The Old Notes were issued at a substantial discount from their principal amount so as to yield gross proceeds of approximately $225.0 million. No interest will accrue or be payable on the New Notes prior to July 1, 2003. Thereafter, interest on the New Notes will accrue at a rate of 10.625% per annum and will be payable in cash semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 2004.
    The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the applicable redemption date. Prior to July 1, 2001, up to 35% of the aggregate principal amount of New Notes originally issued will be redeemable at the option of the Company from the net proceeds of one or more Public Equity Offerings (as defined herein), at a redemption price equal to 110.625% of the Accreted Value (as defined herein) thereof. Upon the occurrence of a Change of Control (as defined herein), the Company is required to offer to purchase all outstanding New Notes at a price equal to 101% of their Accreted Value on or before July 1, 2003 or 101% of their principal amount plus accrued and unpaid interest to the date of purchase after July 1, 2003. See "Description of Notes".
    The New Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future senior unsecured obligations of the Company. The New Notes will be effectively subordinated to all existing and future indebtedness of the Company's subsidiaries. The Indenture (as defined herein) will permit the Company and its subsidiaries to incur additional indebtedness, subject to certain limitations. See "Description of Notes".
                            ------------------------
    The Old Notes were originally issued and sold on July 24, 1998 in transactions not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holders have no arrangement with any person to participate in the distribution of such New Notes and neither such holders nor any other person is engaging in or intends to engage in a distribution of such New Notes. However the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Securities and Exchange Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer where the Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal relating to the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. e.spire will, for a period of 120 days after the Expiration Date (as defined herein), make copies of this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The New Notes constitute new issues of securities with no established trading market. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for the Old Notes. See "Risk Factors -- Lack of Public Market for the Notes."


    The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on November 18, 1998, unless extended by the Company in its sole discretion (such date as it may be so extended, the "Expiration Date"). The Company will not extend the Exchange Offer beyond December 10, 1998. Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Expiration Offer is subject to certain customary conditions. See "The Exchange Offer."

                            ------------------------
      SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DESCRIPTION OF CERTAIN
           FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES
               WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.
                            ------------------------
THESE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
    COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere or incorporated by reference in this Prospectus. Subsequent to June 30, 1996, the Company changed its fiscal year-end from June 30 to December 31. Accordingly, all data for the fiscal period ended December 31, 1996 are for the six-month period then ended. Please refer to the "Glossary" for the definitions of certain capitalized terms used herein and elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, "e.spire" or the "Company" refers to e.spire Communications, Inc. and its subsidiaries.

                                  THE COMPANY

     e.spire Communications, Inc., formed in 1993, seeks to be a leading facilities-based integrated communications provider ("ICP") to businesses in markets primarily in the southern half of the United States. By the end of 1997, the Company had become one of the first competitive local exchange carriers ("CLECs") to combine the provision of dedicated, local and long distance voice services with frame relay, asynchronous transfer mode ("ATM") and Internet services. Having established this suite of telecommunications services which emphasizes data capabilities in addition to traditional CLEC offerings, the Company has evolved into an ICP. e.spire seeks to provide customers with superior service and competitive prices while offering a single source for integrated communications services designed to meet its business customers' needs. The Company's facilities-based network infrastructure is designed to provide services to customers on an end-to-end basis, and, as of June 30, 1998, was comprised of 1,433 route miles of fiber in its 32 local networks in 19 states, 44 Newbridge ATM switches, 17 Lucent 5ESS switches and approximately 22,000 backbone longhaul miles in its leased coast-to-coast broadband data network.

     With the passage of the federal Telecommunications Act of 1996 (the "FTA"), the Company has enhanced the scope of its product offerings from dedicated services to a full range of switched voice, data and Internet services in order to meet the needs of business end-users, and is expanding its sales, marketing, customer care and operations support systems ("OSS") capabilities. The Company introduced local switched voice services, including local exchange services in late 1996 and long distance services in late 1997. By June 30, 1998, e.spire had sold 96,405 customer access lines, of which 85,633 were installed, representing a significant increase over the 9,177 access lines sold as of June 30, 1997.

     The Company believes that there is significant unmet demand by businesses for integrated voice and data services from a single-source communications provider. In addition, the domestic market for Internet-related business services is growing rapidly. The Company believes that, through its data and Internet network, it is well positioned to satisfy these customer demands by providing its suite of network solutions. This suite of services is integrated through the Company's Internet access product, which combines its Internet Service Provider ("ISP") capabilities and ATM, frame relay, and Internet Protocol ("IP") services. The Company also provides additional Internet-based and other data custom solutions and value-added services such as web hosting, managed services and firewall services. The Company's data and Internet products are currently offered in all of its markets to complement its existing services.

     For the year ended December 31, 1997 and the six months ended June 30, 1998, approximately 42% and 39%, respectively of the Company's revenues were derived from network services, approximately 38% and 32%, respectively, were derived from data and Internet services and approximately 20% and 30%, respectively, from switched local and other services. Included in the network services category of revenues are high capacity dedicated and special access services, and revenues from ACSI Network Technologies for construction contracts and long term leases of high capacity systems. For the year ended December 31, 1997 and the six month period ended June 30, 1998, approximately $1.7 million and $8.1 million is included from these contracts, of which $4.6 million of 1998 revenues was derived from a contract with a single interexchange carrier. Revenues for the year ended December 31, 1997, increased $49.6 million, or 527%, to $59.0 million from $9.4 million for the year ended December 31, 1996. Revenues for the six months ended June 30, 1998, increased $43.4 million, or 219% to $63.2 million from $19.8 million for the six months ended June 30, 1997. As of June 30, 1998, the Company served over 10,400 telecommunications customers, excluding internet dial-up customers.

     The Company believes that a key factor in the successful implementation of its strategy and its improved operating performance is the quality of its management team. In the past 21 months, the Company hired Jack E. Reich as President and Chief Executive Officer and David L. Piazza as Chief Financial Officer, complementing Pompliano, the Company's founder and Chairman, and Riley
M. Murphy, the Company's General Counsel. In addition, in February 1998, the Company hired Ronald E. Spears as Chief Operating Officer. Collectively, these individuals have an average of 21 years of telecommunications industry experience. The Company also has significantly increased its marketing and sales forces during the past year by hiring an additional 151 employees in such departments. As of June 30, 1998, the Company had a total of 278 employees in its marketing and sales forces, an increase of over 119% from June 30, 1997.

STRATEGY

     The Company seeks to provide its customers a choice for local access, utilizing its facilities-based network infrastructure to deliver both voice and data solutions. In order to increase penetration in its target markets, build brand recognition and achieve its strategic objectives, the Company seeks to:

  PROVIDE "ONE-STOP" INTEGRATED COMMUNICATIONS SERVICES

     To meet customer demand and to accelerate penetration in its markets, the Company has broadened the range of voice, data and Internet services it offers and has integrated these services into a bundled package offering a single source solution designed to meet its customers' communications needs. In 1997, the Company introduced new voice products such as local dial tone, long distance, audio conferencing and voice messaging services. In addition, through the 1997 acquisition of Cybergate, Inc. (the "Cybergate Acquisition"), the Company also introduced its Internet services and, as of June 30, 1998, served over 46,000 Internet customers. In late 1997, the Company introduced its data and Internet products, which it currently offers in all of its markets. In April 1998, the Company also introduced its PLATINUM product, which offers customers integrated local, long distance, toll free and dedicated Internet access using a single multi-purpose T1. PLATINUM is available in 20 markets. The Company believes that its ability to provide one-stop integrated communications services will enable it to capture a larger portion of its customers' total expenditures on communication services, and reduce customer turnover.

  EXPLOIT RAPIDLY GROWING MARKET FOR DATA SERVICES

     The Company believes that the market for data services is one of the fastest growing segments of the communications market. The Company's suite of data products consisting primarily of the e.spire family of high-speed Internet and data products for small and medium-sized businesses, will be transported over the Company's coast-to-coast, leased broadband data communications network. The data and Internet products include the following services:

          *e.spire INTERNET ACCESS SERVICE: provides customers access to the Company's Internet data backbone which provides high-quality dedicated and dial-up Internet connection and IP transport.

          *e.spire FRAME RELAY SERVICE: provides capabilities to customers with varying bandwidth needs and interconnects geographically dispersed networks and equipment.

          *e.spire ATM SERVICE: provides a solution to local, regional and national businesses with high bandwidth, delay-sensitive data communications applications.

          *e.spire BUNDLED INTERNET SOLUTIONS: provides turnkey solutions, including dedicated Internet access, web site hosting, news feeds and other services.

          *e.spire CUSTOM NETWORK SERVICES: includes design, installation, hardware (such as switches, routers and modems) and configuration of a customer's network.

          *e.spire MANAGED NETWORK SERVICE: provides complete management and monitoring of all customer equipment and network elements needed to operate dedicated Internet or frame relay services.

  ENHANCE FACILITIES-BASED INFRASTRUCTURE

     Expansion of the Company's facilities-based infrastructure will increase the proportion of communications traffic that is originated and/or terminated on its network and switching facilities, which the Company believes will result in higher long-term operating margins and greater control over its network operations. The Company uses both an on-net and a resale strategy to capture new customers, and intends to accelerate migration of traffic onto its own facilities.

     The Company will continue to install voice and data switches, construct SONET digital local fiber networks and increase the reach of its data backbone. The Company's expansion decisions are structured to efficiently deploy capital and are based upon a number of economic factors, including customer demographics in each market and anticipated cost savings associated with particular installations. The Company's state-of-the-art infrastructure and high capacity bandwidth facilitate efficient network expansion. The Company recently announced plans to expand its local network infrastructure into six additional markets:
Atlanta, Washington, D.C., San Antonio, South Florida, New York and Philadelphia. In addition, the Company plans to deploy a broadband long-haul network between New York and Baltimore. Combined, these expansions are anticipated to increase the network facilities to over 2,200 route miles by year end. The Company also installed 20 Lucent 5ESS switches as of August 31, 1998 and plans to install an additional 5 by year end.

  BUILD MARKET SHARE THROUGH FOCUSED CUSTOMER SALES AND SERVICE

     The Company believes that its local, customer-oriented, single point-of-service sales structure facilitates greater customer care in both the sales and customer service processes and differentiates e.spire as a customer-focused telecommunications services provider. In addition to its field sales force, the Company's major account team targets large national accounts, and its carrier sales group targets dedicated services to long distance carriers and ISPs. As of June 30, 1998, the Company had 278 employees in its marketing and sales forces, an increase of over 119% from June 30, 1997. The Company supplements its internal marketing and sales force through alternative sales channels, and had executed 117 sales agency agreements as of June 30, 1998.

     The Company currently is implementing an integrated customer care strategy that emphasizes infrastructure improvements, training of personnel, performance monitoring and image/brand recognition. The customer care strategy is intended to provide a heightened level of responsive and cost efficient customer service across the Company's full range of existing and planned products and services, with a particular emphasis on operational support and other information/financial systems. The Company is in the process of supplementing its customer service effort with an integrated customer care and billing software platform, differentiating e.spire from its major competitors.

  EXPAND THROUGH STRATEGIC ACQUISITIONS AND ALLIANCES

     The Company believes that acquisitions of, and joint ventures and other strategic alliances with, related or complementary businesses in its region will enable it to more rapidly execute its business plan by providing additional customers, new products and services, service and technical support and additional cash flow. For example, the Cybergate Acquisition increased the Company's penetration of its current markets and accelerated its entry into new markets by expanding the scope of the Company's Internet product offerings. As part of its expansion strategy, the Company plans to consider additional acquisitions, joint ventures and strategic alliances in communications, Internet access and other related service areas.

                              RECENT DEVELOPMENTS

     1998 COMMON STOCK OFFERING. On April 3, 1998, the Company completed the offering of 8,100,000 shares of Common Stock at a price of $18.50 per share (the "1998 Common Stock Offering"). 7,502,418 of such shares were issued and sold by the Company and 597,582 of such shares were sold by certain stockholders of the Company. Total net proceeds to the Company from the 1998 Common Stock Offering and the exercise of certain options and warrants in connection therewith were approximately $134.2 million.

     NAME CHANGE. On April 15, 1998, the Company announced that it had changed its name from American Communications Services, Inc. to e.spire Communications, Inc. Effective as of such date, "ESPI" became the Company's new Nasdaq trading symbol for its common stock.

     NETWORK EXPANSION. On June 25, 1998, the Company announced that it intends to expand its local networks into Atlanta, Washington, D.C., South Florida and San Antonio, and to extend its existing local networks in 15 of its 32 existing cities. On August 25, 1998, the Company announced that it intends to deploy local fiber optic networks in New York City and Philadelphia and expand its ATM backbone and longhaul capabilities with a broadband fiber network between New York and the Baltimore-Washington, D.C. area through long term leases of fiber from Metromedia Fiber Network Inc.

     ACSI NETWORK TECHNOLOGIES. The Company recently has begun offering local telecommunications network construction and related services for carriers and other businesses through ACSI Network Technologies, a wholly owned subsidiary.

     GSCP CREDIT FACILITIES. Goldman Sachs Credit Partners L.P. ("GSCP") has entered into a commitment letter with the Company to provide senior secured credit facilities aggregating up to $300.0 million (the "GSCP Credit Facilities") that are expected to close in the third quarter of 1998. The GSCP Credit Facilities are expected to consist of (i) a $35.0 million secured term facility (the "Series A Facility"), the proceeds of which will be used to refinance the New AT&T Credit Facility and (ii) a $265.0 million secured purchase money facility (the "Series B Facility"), $40.0 million of which would be in the form of a term facility (the "Series B Term Facility") and $225.0 million of which would be in the form of a revolving facility (the "Series B Revolving Facility"). The proceeds of the Series B Facility would be available to the Company only to provide purchase money financing for the acquisition, construction and improvement of telecommunications assets of the Company's operating subsidiaries. See "Description of Certain Indebtedness -- GSCP Credit Facilities".

                               THE EXCHANGE OFFER

Registration Rights
Agreement;
  Effect on Holders........  The Old Notes were sold by e.spire on July 24, 1998 to Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and ING Furman Selz LLC, as the initial purchasers (the "Initial Purchasers") pursuant to a Purchase Agreement dated July 21, 1998 between e.spire and the Initial Purchasers (the "Purchase Agreement"). The Initial Purchasers subsequently sold the Old Notes to qualified institutional buyers and non-U.S. persons in reliance on Rule 144A and Regulation S, respectively, under the Securities Act (the "Private Placement"). Pursuant to the Purchase Agreement, e.spire and the Initial Purchasers entered into a Registration Rights Agreement dated as of July 24, 1998 (the "Registration Rights Agreement") which grants the holders of the Old Notes certain exchange and registration rights. This Exchange Offer is intended to satisfy such rights. Therefore, the holders of the New Notes are not entitled to any exchange or registration rights with respect thereto. All untendered Old Notes will continue to be subject to the restrictions on transfer described under "The Exchange
                               Offer -- Consequences of Failure to Exchange." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected. See "The Exchange
                               Offer -- Purpose and Effect of the Exchange
                               Offer" and "-- Consequences of Failure to
                               Exchange" and "Risk Factors -- Lack of Public Market for the Notes."

The Exchange Offer.........  Up to $375,000,000 in aggregate principal amount at maturity of New Notes will be exchanged for up to $375,000,000 in aggregate principal amount at maturity of Old Notes. e.spire will issue the New Notes to holders on the earliest possible date following the Expiration Date.


Expiration Date............  5:00 p.m., New York City time, on November 18, 1998 unless the Exchange Offer is extended by e.spire in its sole discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. The Company will not extend the Exchange Offer beyond December 10, 1998.


Conditions to the Exchange
  Offer....................  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by e.spire. See "The Exchange Offer -- Conditions of the Exchange Offer." e.spire reserves the right to terminate the Exchange Offer if any of such conditions have not been satisfied and to amend the Exchange Offer at any time prior to the Expiration Date.

Procedures for Tendering
the Old Notes..............  See "The Exchange Offer -- Procedures for
                               Tendering" and "-- Guaranteed Delivery
                               Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to the
                               Expiration Date. See "The Exchange
                               Offer--Withdrawal of Tenders."

Acceptance of the Old Notes
  and Delivery of the New
  Notes....................  e.spire will accept for exchange any and all Old
                               Notes which are properly tendered in the Exchange Offer prior to the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Certain Tax
Considerations.............  For a discussion of certain federal income tax consequences of the exchange of the Old Notes, see "Certain Federal Income Tax Considerations."


Exchange Agent.............  The Chase Manhattan Bank, the Trustee under the
                               Indenture (as defined herein), is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The address of the Exchange Agent is: 55 Water Street, Room 234, North Building, New York, NY 10041,
                               Attention: Carlos Esteves. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (212) 638-0828 and the facsimile number for the Exchange Agent is (212) 638-7380 or (212) 638-7381


                               TERMS OF THE NOTES

     The Exchange Offer applies to $375,000,000 aggregate principal amount at maturity of the Old Notes. The Old Notes were issued at a substantial discount from their principal amount so as to yield gross proceeds of approximately $225,000,000. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act.

Maturity Date..............  July 1, 2008.

Interest Payment Dates.....  The Notes will accrete (representing the amortization of original issue discount) at a rate of 10.625% on a semi-annual bond-equivalent basis, to an aggregate principal amount at maturity of $375.0 million by July 1, 2003. No interest will accrue on the Notes prior to July 1, 2003. The Notes will accrue cash interest at the rate of 10.625% per annum from July 1, 2003 payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 2004.

Effective Yield............  10.625% per annum, computed on a semi-annual bond-equivalent basis using a 360-day year comprised of twelve 30-day months and calculated from July 24, 1998.

Optional Redemption........  The Notes are not redeemable at the Company's option prior to July 1, 2003. Thereafter the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 days' notice, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the applicable redemption date. See "Description of Notes -- Optional Re-demption". In addition, prior to July 1, 2001, up to 35% of the aggregate principal amount of Notes will be redeemable at the option of the Company, at a redemption price equal to 110.625% of the Accreted Value on the date of redemption; provided, however, that, after giving effect to any such redemption, at least 65% of the principal amount of the Notes remain outstanding. See "Description of Notes -- Optional Redemption".

Change of Control..........  Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase their Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to any Change of Control Payment Date or, if such repurchase is to be consummated prior to July 1, 2003, 101% of the Accreted Value thereof, to any Change of Control Payment Date. See "Description of
                               Notes -- Repurchase at Option of Holders Upon Change of Control".

Certain Covenants..........  The Indenture pursuant to which the Old Notes have been issued and the New Notes will be issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined herein) to incur additional indebtedness and issue preferred stock, pay dividends or distributions or make investments or make certain other Restricted Payments (as defined herein), enter into certain transactions with affiliates, dispose of certain assets and incur liens. See "Description of Notes".

Original Issue Discount....  The Old Notes were issued with original issue discount (that is, the difference between the stated principal amount at maturity and the issue price of the Notes) for federal income tax purposes. Thus, although interest will not accrue on the Notes prior to July 1, 2003, and there will be no payments of interest on the Notes prior to January 1, 2004, original issue discount will accrue from the issue date and is included as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations".

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the Exchange Offer.

                                  RISK FACTORS

     Holders of the Old Notes should take into account the specific considerations set forth under "Risk Factors" as well as the other information set forth in the Prospectus before tendering Old Notes in exchange for New Notes.

     e.spire is a Delaware corporation. The Company's principal executive offices are located at 133 National Business Parkway, Suite 200, Annapolis Junction, Maryland 20701, and its telephone number is (301) 361-4200.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                    FISCAL YEAR ENDED     SIX MONTHS                           YEAR ENDED
                                        JUNE 30,            ENDED        YEAR ENDED        DECEMBER 31, 1997
                                   -------------------   DECEMBER 31,   DECEMBER 31,   --------------------------
                                     1995       1996       1996(1)        1996(1)       ACTUAL     AS ADJUSTED(2)
                                   --------   --------   ------------   ------------   ---------   --------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.........................  $    389   $  3,415     $  6,990       $  9,417     $  59,000     $  59,000
Operating expenses:
 Network, development and
   operations....................     3,282      5,265        8,703         11,046        52,881        52,881
 Selling, general and
   administrative................     4,598     13,464       20,270         30,656        59,851        59,851
 Non-cash stock compensation.....     6,419      2,736          550          2,081         4,274         4,274
 Depreciation and amortization...       498      3,078        4,911          7,228        24,131        24,131
                                   --------   --------     --------       --------     ---------     ---------
   Total operating expenses......    14,797     24,543       34,434         51,011       141,137       141,137
                                   --------   --------     --------       --------     ---------     ---------
Loss from operations.............   (14,408)   (21,128)     (27,444)       (41,594)      (82,137)      (82,137)
Interest and other income........       218      4,410        2,757          6,390         8,686         8,686
Interest and other expense.......      (170)   (10,477)     (10,390)       (18,032)      (41,565)      (66,764)
                                   --------   --------     --------       --------     ---------     ---------
Loss before minority interest....   (14,746)   (27,195)     (35,077)       (53,236)     (115,016)     (140,215)
Minority interest(3).............        48        413          160            417            --            --
                                   --------   --------     --------       --------     ---------     ---------
Net loss.........................  $(14,698)  $(26,782)    $(34,917)      $(52,819)    $(115,016)    $(140,215)
                                   ========   ========     ========       ========     =========     =========
Basic and diluted net loss per
 common share....................  $  (3.30)  $  (4.96)    $  (5.48)      $  (8.54)    $   (4.65)    $   (4.30)
Weighted average shares
 outstanding.....................     4,772      6,185        6,734          6,653        27,234        35,334
OTHER DATA:
EBITDA(4)........................  $ (7,443)  $(14,901)    $(21,822)      $(31,868)    $ (53,732)    $ (53,732)
Capital expenditures.............    15,303     60,856       64,574        107,773       135,036       135,036
Deficiency of earnings to cover
 fixed charges(5)................        --         --           --             --            --            --
Ratio of debt to capital(6)......       .09       3.26         3.80           3.80          1.37          1.46

                                   SIX MONTHS        SIX MONTHS ENDED
                                      ENDED            JUNE 30, 1998
                                    JUNE 30,     -------------------------
                                      1997        ACTUAL    AS ADJUSTED(2)
                                   -----------   --------   --------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.........................   $ 19,793     $ 63,221      $ 63,221
Operating expenses:
 Network, development and
   operations....................     19,640       43,597        43,597
 Selling, general and
   administrative................     28,205       41,454        41,454
 Non-cash stock compensation.....        823        3,427         3,427
 Depreciation and amortization...      9,457       17,383        17,383
                                    --------     --------      --------
   Total operating expenses......     58,125      105,861       105,861
                                    --------     --------      --------
Loss from operations.............    (38,332)     (42,640)      (42,640)
Interest and other income........      1,078        9,991         9,991
Interest and other expense.......    (12,421)     (31,891)      (45,477)
                                    --------     --------      --------
Loss before minority interest....    (49,675)     (64,540)      (78,126)
Minority interest(3).............         --           --            --
                                    --------     --------      --------
Net loss.........................   $(49,675)    $(64,540)     $(78,126)
                                    ========     ========      ========
Basic and diluted net loss per
 common share....................   $  (2.82)    $  (1.97)     $  (2.29)
Weighted average shares
 outstanding.....................     17,994       41,496        41,496
OTHER DATA:
EBITDA(4)........................   $(28,052)    $(21,830)     $(21,830)
Capital expenditures.............     73,213       79,752        79,752
Deficiency of earnings to cover
 fixed charges(5)................         --           --            --
Ratio of debt to capital(6)......       1.94         1.05          1.51

                                               JUNE 30,                                                       JUNE 30, 1998
                                          ------------------   DECEMBER 31,   DECEMBER 31,   JUNE 30,   -------------------------
                                           1995       1996         1996           1997         1997      ACTUAL    AS ADJUSTED(7)
                                          -------   --------   ------------   ------------   --------   --------   --------------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...............  $20,351   $134,116     $ 78,619       $260,837     $  8,499   $294,581     $  512,916
Total assets............................   37,627    223,600      230,038        638,895      243,381    782,442      1,007,401
Working capital.........................   13,908    114,966       46,001        272,234      (13,274)   296,227        514,562
Property, plant and equipment, net......   15,567     76,739      136,083        250,477      202,904    349,267        349,267
Long-term debt, including current
 portion................................    3,798    184,382      210,410        461,285      225,079    506,343        731,302
Long-term liabilities...................    4,723    189,072      216,484        461,321      224,562    499,634        724,593
Redeemable stock and options............    2,931      2,155        2,000        206,160        2,000    222,259        222,259
Stockholders' equity (deficit)..........   22,141      8,982      (27,038)       (65,356)     (18,226)      (453)          (453)

                                         JUNE 30,   JUNE 30,   DECEMBER 31,   DECEMBER 31,   JUNE 30,   JUNE 30,
                                           1995       1996         1996           1997         1997       1998
                                         --------   --------   ------------   ------------   --------   ---------
NETWORK AND SELECTED STATISTICAL
  DATA(8):
Networks in operation..................        5         15           21              32          31           32
Route miles............................       43        386          697           1,061         957        1,433
Fiber miles............................    1,754     28,476       48,792          92,528      82,693      123,982
Buildings connected....................       36        216          595           1,604       1,083        2,393
VGE circuits in service................   31,920    137,431      384,134       1,052,698     886,375    1,233,988
Voice switches installed...............       --         --            1              16           8           17
Access lines sold......................       --         --           --          43,581       9,177       96,405
Employees..............................       74        199          322             803         559          979

                                                                            (see
footnotes on following page)

(footnotes to previous page)

---------------
(1) Subsequent to June 30, 1996, the Company changed its fiscal year-end from June 30 to December 31.

(2) As adjusted for the Private Placement, the net proceeds to the Company of which were approximately $218.3 million, as if such transaction had occurred on January 1, 1997. Includes interest expense on the Notes calculated at a rate of 10.625% per annum, compounded semi-annually, applied to the $225.0 million gross proceeds of the Private Placement, plus amortization of debt issuance costs, as if the Private Placement had occurred on January 1, 1997. The ratio of debt to capital, however, is as adjusted as if such transaction had occurred on December 31, 1997 and June 30, 1998, respectively.

(3) Minority interest represents a 7.25% ownership of AT&T Credit Corporation in the Company's subsidiaries that operate its networks in Louisville, Fort Worth, Greenville, Columbia and El Paso. See "Description of Certain Indebtedness." Such minority interest of AT&T in the Company's subsidiaries was exchanged for 207,964 shares of Common Stock on December 30, 1997 in connection with the Company entering into the New AT&T Credit Facility.

(4) EBITDA consists of net income (loss) before net interest, income taxes, depreciation and amortization, noncash stock compensation and, in fiscal year ended June 30, 1995, debt conversion expense of $0.4 million. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles ("GAAP"). Noncash compensation associated with employee stock and stock options was $6.4 million, $2.7 million, $0.5 million, $2.1 million, $4.3 million, $0.8 million and $3.4 million for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively. See Note 7 of the Company's Consolidated Financial Statements.

(5) For purposes of calculating the ratio of earnings to cover fixed charges, earnings (loss) consists of earnings (loss) before minority interest and fixed charges. Fixed charges consists of interest, whether expensed or capitalized, (including amortization of debt issuance costs). For the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company's earnings were insufficient to cover its fixed charges by $15.3 million, $30.2 million, $37.3 million, $57.8 million, $118.9 million, $52.3 million and $65.4 million, respectively. On a pro forma basis for the year ended December 31, 1997 and the six months ended June 30, 1998, assuming the Private Placement had occurred at the beginning of each of those periods, the Company's earnings would have been insufficient to cover its fixed charges by $144.1 million and $79.0 million, respectively.

(6) The Debt to Capital Ratio is calculated as the ratio of (i) the amount of Indebtedness of the Company on a consolidated basis to (ii) the capital of the Company on a consolidated basis as at such date. For purposes of this calculation, "capital" shall mean stockholders' equity (deficit), except that all Preferred Stock shall be included and retained earnings (deficit) shall be excluded, each as determined in accordance with GAAP.

(7) As adjusted for the Private Placement, as if such transaction had occurred on June 30, 1998.

(8) Network and Selected Statistical Data are derived from the Company's records.

                                  RISK FACTORS

     Holders of Old Notes should consider carefully the following information in conjunction with the other information set forth or incorporated by reference in this Prospectus before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "Consequences of Failure to Exchange") are generally applied to the Old Notes as well as the New Notes.

NEGATIVE CASH FLOW; ANTICIPATED FUTURE LOSSES; SIGNIFICANT FUTURE CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL CASH.

     Since its inception, the Company has incurred significant net operating losses and negative cash flow. As of June 30, 1998, the Company had an accumulated deficit of $262.0 million. During the year ended December 31, 1997 and the six months ended June 30, 1998, the Company incurred a net operating loss of $115.0 million and $64.5 million, respectively, and generated negative cash flow from operations of $76.4 million and $29.3 million, respectively. After giving pro forma effect to the Private Placement, the Company's pro forma earnings would have been insufficient to cover fixed charges by $144.1 million and $79.0 million, for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. The Company will continue to incur significant expenditures in the future in connection with the acquisition, development and expansion of its networks, services and customer base. There can be no assurance that the Company will achieve or sustain profitability or generate positive cash flow in the future.

     The Company's further development and enhancement of new services as well as the continued development, construction, expansion, operation and potential acquisition of networks, will require substantial capital expenditures. The funding of these expenditures is dependent upon the Company's ability to raise substantial financing. As of June 30, 1998, the Company had raised approximately $759 million from debt and equity financings ($977 million after giving pro forma effect to the Private Placement). The Company estimates that for 1998, capital required for expansion of its infrastructure and services and to fund negative cash flow will be approximately $200 million. At June 30, 1998, the Company had approximately $323.8 million of cash and cash equivalents available for such purposes ($542.1 million after giving pro forma effect to the Private Placement). The Company continues to consider potential acquisitions or other arrangements that may fit the Company's strategic plan. Any such acquisitions or arrangements that the Company might consider are likely to require additional equity or debt financing, which the Company will seek to obtain as required and may also require that the Company obtain the consent of its debt holders. See "-- Strategic Investments; Business Combinations".

     Management anticipates that the Company's current cash resources are sufficient to fund the Company's continuing negative cash flow and required capital expenditures in the near future. To meet its additional remaining capital requirements and to successfully implement its strategy, the Company will be required to borrow under the GSCP Credit Facilities, sell additional equity securities, acquire additional credit facilities or sell additional debt securities, certain of which would require the consent of the Company's debt holders. Accordingly, there can be no assurance that the Company will be able to obtain the additional financing necessary to satisfy its cash requirements or to implement its strategy successfully, in which event the Company will be unable to fund its ongoing operations, which would have a material adverse effect on its business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources".

SUBSTANTIAL LEVERAGE; RECENT DEFAULT; FUTURE CASH OBLIGATIONS

     Since inception, other than for the year ended June 30, 1996, the Company's consolidated cash flow from operations has been negative. As a result, the Company has been required to pay its fixed charges (including interest on existing indebtedness) and operating expenses with the proceeds from sales of its debt and equity securities. Under the terms of its debt securities, the Company will be required to satisfy substantially higher periodic cash debt service obligations in the future. Commencing in the year 2001, cash interest on the Company's 13% Senior Discount Notes due

2005 (the "2005 Notes") and 12 3/4% Senior Discount Notes due 2006 (the "2006 Notes") will be payable semi-annually at the rate of 13% per annum (approximately $24.7 million per year) and 12 3/4% per annum (approximately $15.3 million per year), respectively. In addition, the Company has substantial cash interest requirements with respect to its 13 3/4% Senior Notes due 2007 (the "2007 Notes", and, together with the 2006 Notes and the 2005 Notes, the "Existing Notes") and, commencing January 1, 2004, will have substantial cash interest requirements with respect to the Notes. As of June 30, 1998, the Company had approximately $35.0 million in debt outstanding under the New AT&T Credit Facility. As of June 30, 1998, the Company had approximately $506.3 million of consolidated outstanding long-term indebtedness, including current portion ($731.3 million after giving pro forma effect to the Private Placement). As of June 30, 1998, the total consolidated liabilities of the Company were approximately $560.6 million ($785.5 million after giving pro forma effect to the Private Placement). It is expected that the Company and its subsidiaries will incur additional indebtedness. Many factors, some of which are beyond the Company's control, will affect its performance and, therefore, its ability to meet its ongoing obligations to repay the Existing Notes, the Notes and its other debt. There can be no assurance that the Company will be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with the Notes, the Existing Notes and its other debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources", "Description of Certain Indebtedness" and "Description of the Notes".

     On June 11, 1997, the Company notified the trustee under each of the indentures governing the 2005 Notes (as amended as of February 26, 1998, the "2005 Indenture") and the 2006 Notes (as amended as of February 26, 1998, the "2006 Indenture", together with the 2005 Indenture and the indenture governing the 2007 Notes (as amended as of February 26, 1998, the "2007 Indenture"), the "Existing Indentures") that, as of June 10, 1997, it had approximately $13.0 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. As of June 30, 1997, the Company had approximately $17.4 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. These overdue amounts constituted Indebtedness of the Company, as that term is defined in the 2005 Indenture and 2006 Indenture. The incurrence by the Company of such Indebtedness was not permitted under the 2005 Indenture and 2006 Indenture and, therefore, constituted an Event of Default (as defined in the 2005 Indenture and 2006 Indenture) under the 2005 Indenture and 2006 Indenture. The Company used a portion of the proceeds of the Unit Offering (as defined herein) to pay in full all ordinary course trade accounts payable that were more than 60 days overdue to cure such Event of Default.

     In addition, in connection with the Unit Offering and Junior Preferred Stock Offering (as defined herein), the Company issued the 14 3/4% Preferred Stock and the 12 3/4% Preferred Stock (each, as defined herein), respectively, dividends on which may be paid, at the Company's option, either in cash or by the issuance of additional shares of Preferred Stock; provided, however, that after June 30, 2002, to the extent and so long as the Company is not precluded from paying cash dividends on the Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is then subject, the Company is required to pay dividends on such Preferred Stock in cash.

     The level of the Company's indebtedness and its other obligations could have important consequences to holders of the Notes, including the following:
(i) the debt service requirements of the Company's existing indebtedness and any additional indebtedness could make it difficult for the Company to make payments on the Notes, the Existing Notes and the Preferred Stock; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) any cash flow from the operations of certain of the Company's subsidiaries may need to be dedicated to debt service payments and might not be available for other purposes; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business;
(v) the Company is more highly leveraged than most of its competitors, which may place it at a competitive disadvan-tage; and (vi) the Company's high degree of indebtedness will make it more vulnerable to a downturn in its business.

     Prior to July 1, 2003, the Company's interest expense on the Notes will be comprised solely of the accretion of original issue discount. Thereafter, the Notes will require annual cash interest payments of $39.8 million.

HOLDING COMPANY STRUCTURE

     The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon cash flow from those entities to meet its obligations. The Company's subsidiaries will have no direct obligation to pay amounts due on the Notes and will not guarantee the New Notes. As a result, the New Notes effectively will be subordinated to all existing and future third-party indebtedness and other liabilities of the Company's subsidiaries (including trade payables). See "Description of Certain Indebtedness." Any rights of the Company and its creditors, including the holders of New Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors).

RANKING OF THE NOTES; ASSET ENCUMBRANCES

     The New Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all future senior indebtedness of the Company. The New Notes will be effectively subordinated to all senior secured indebtedness of the Company to the extent of such security, including indebtedness under the GSCP Credit Facilities, which will provide for revolving credit borrowings of up to $225.0 million and term loans of up to $75.0 million. It is expected that the Company's obligations under the GSCP Credit Facilities will be secured by a pledge of substantially all of the capital stock of the Company's subsidiaries, and the tangible and intangible assets of the Company and its subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the GSCP Credit Facilities is accelerated, the lenders under the GSCP Credit Facilities will be entitled to exercise the remedies available to a secured lender under applicable law pursuant to the GSCP Credit Facilities. Accordingly, such lenders will have a prior claim with respect to such assets. See "Description of Certain Indebtedness -- GSCP Credit Facilities" and "Description of the Notes".

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

     The Indenture, the Existing Indentures, the New AT&T Credit Facility and the certificates of designation relating to the 14 3/4% Preferred Stock and 12 3/4% Preferred Stock impose, and it is expected that the GSCP Credit Facilities will impose, operating and financial restrictions on the Company and its subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness or create liens on their assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any of these restrictions could limit the availability of borrowings or result in a default thereunder. See "Description of Certain Indebtedness" and "Description of the Notes". In addition, the terms of any debt or equity financings undertaken by the Company to meet its future cash requirements could restrict the Company's operational flexibility and thereby adversely affect the Company's business, results of operations and financial condition.

CHANGE OF CONTROL RISK

     The existence of the holders' right to require, subject to certain conditions, the Company to repurchase Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If a Change of Control Offer (as defined) is made, there can be no assurance that the Company will have sufficient funds to pay the purchase price for all Notes tendered by holders seeking to accept the Change of Control Offer. In addition, instruments governing other indebtedness of the Company may prohibit the Company from purchasing any Notes prior to their stated maturity, including pursuant to a Change of Control Offer. See "Description of Certain Indebtedness." In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the purchase price for all Notes tendered pursuant to such offer or a time when the Company is prohibited from purchasing the Notes (and the Company is unable either to obtain the consent of the holders of the relevant indebtedness or to repay such indebtedness), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the property of the Company. The Indenture is governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make a Change of Control Offer.

MANAGEMENT OF RAPID GROWTH

     Subject to the sufficiency of its cash resources, the Company intends to continue to expand its business rapidly. The Company's future performance will depend, in large part, upon its ability to implement and manage its growth effectively. The Company's rapid growth has placed, and in the future will continue to place, a significant strain on its administrative, operational and financial resources. The Company anticipates that, if successful in expanding its business, the Company will be required to integrate its newest senior managers successfully and to recruit and hire a substantial number of new managerial, finance, accounting and support personnel. Failure to retain and attract additional management personnel who can manage the Company's growth effectively would have a material adverse effect on the Company and its growth. To manage its growth successfully, the Company will also have to continue to improve and upgrade operational, financial, accounting and information systems, controls and infrastructure as well as expand, train and manage its employee base. In the event the Company is unable to upgrade its financial controls and accounting and reporting systems adequately to support its anticipated growth, the Company's business, results of operations and financial condition could be materially adversely affected.

DEPENDENCE ON BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS

     Integrated management information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As the Company transitions to the provisioning of integrated communications services, the need for sophisticated billing and information systems will increase significantly. The Company's plans for the development and implementation of its billing systems rely, for the most part, on the delivery of products and services by third party vendors. Similarly, the Company is developing customer call centers to respond to service orders. Information systems are vital to the success of the call centers, and the information systems for these call centers are largely being developed by third party vendors. Failure of these vendors to deliver these systems solutions in a timely and effective manner and at acceptable costs, failure of the Company to adequately identify and integrate all of its information and processing needs, failure of the Company's related processing or information systems, or the failure of the Company to upgrade systems as necessary could have a material adverse effect on the ability of the Company to reach its objectives, on its financial condition and on its results of operations.

     While the Company believes that the majority of its software applications are year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then function adequately. Further, if the hardware or software comprising the Company's network elements acquired from third party vendors or the software applications of the ILECs, long distance carriers or others on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, it could affect the Company's systems, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

DEPENDENCE ON A SMALL NUMBER OF MAJOR CUSTOMERS; AGE OF ACCOUNTS RECEIVABLE

     The Company receives a significant portion of its revenues from a small number of major customers, particularly the IXCs and ISPs. For the year ended December 31, 1997 and the six months ended June 30, 1998, approximately 20% and 13% of the Company's revenues were attributable to access services provided to five and four, respectively, of the largest IXCs, including services provided for the benefit of their customers. In addition, the Company derived approximately 20% of its 1997 revenues and 11% of its revenues for the first six months of 1998 from services provided to ISPs, which operate in a highly competitive and uncertain environment. The Company is, and expects to continue to be, dependent upon such IXC and ISP customers, and the loss of any one of the IXCs or certain of the ISP customers could have a material adverse effect on the Company's business, results of operations and financial condition. Additionally, customers who account for significant portions of the Company's revenues may have the ability to negotiate prices for the Company's services that are more favorable to the customer and that result in lower profit margins for the Company. In addition, a significant portion of the Company's accounts receivable are at least 90 days past due. A substantial portion of such overdue amount consists of reciprocal compensation payments due from ILECs. An inability to collect on its accounts receivable could have a material adverse effect on the Company's business, financial condition and results of operations. See
"-- Competition," "Business -- Competition" and "-- Regulation".

DEPENDENCE UPON SUPPLIERS

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services, network capacity and switching and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon ILECs and other carriers to provide telecommunications services and facilities to the Company and its customers. The Company has from time to time experienced delays or other problems in receiving telecommunications services and facilities which it requests, and there can be no assurance that the Company will be able to obtain such services or facilities on the scale and within the time frames required by the Company at an affordable cost, or at all. Any failure to obtain such components, services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Regulation".

DEPENDENCE UPON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

     The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks and the networks upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for the customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS

     In order to acquire and develop its networks the Company must obtain local franchises and other permits, as well as rights to utilize underground conduit and aerial pole space and other rights-of-way and fiber capacity from entities such as ILECs and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its business plan on acceptable terms. Although the Company does not believe that any of the existing arrangements will be canceled or will not be renewed as needed in the near future, cancellation or non-renewal of certain of such arrangements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under development, may affect the Company's ability to acquire or develop that network. See "Business -- Regulation".

EFFECT OF REGULATION

     As a common carrier, the Company is subject to substantial federal, state and local regulation. The Company's local networks do not require authorization from the Federal Communications Commission (the "FCC") for construction or installation. However, the Company currently must file FCC tariffs stating its rates, terms and conditions of service for interstate access services and must file tariffs covering its interstate and international long distance traffic. State regulatory agencies regulate intrastate communications, while local authorities control the Company's access to and use of municipal rights-of-way. Under the FTA, state and local legal requirements which prohibit or have the effect of prohibiting any entity from providing any intrastate telecommunications service are preempted. However, many states continue to require telecommunications carriers to obtain a certificate, license, permit or similar approval before providing services. Thus, the Company's ability to provide additional intrastate services is dependent upon its receipt of requisite state regulatory approval. The inability to obtain the approvals necessary to provide intrastate switched services could have a material adverse effect on the Company's business, results of operations and financial condition.

     The FTA imposes a duty upon all ILECs to negotiate in good faith with potential interconnectors such as the Company to provide interconnection to the ILEC network, exchange local traffic, make unbundled basic local network elements available and permit resale of most local services. All local interconnection agreements must be filed with state Public Service Commissions ("PSCs") for approval. In the event that negotiations with the ILECs do not succeed, the Company has a right to seek PSC arbitration of any unresolved issues.

     Although passage of the FTA should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In addition, although the FTA makes RBOC entry into the in-region long distance market conditional upon their offering of local interconnection arrangements to other telecommunications service providers, there can be no assurance that these ILECs will negotiate quickly with competitors such as the Company for the required interconnection of the competitor's networks with those of the ILEC.

     Internet-related information services are not currently subject to direct regulation by the FCC or any other U.S. agency other than regulation applicable to businesses generally. The FCC is considering whether additional regulations should be applied to Internet services and whether Internet service providers should pay interexchange access charges and universal service fees. Moreover, as discussed hereafter, the FTA and similar state laws create civil and criminal penalties for the knowing transmission of "indecent" material over the Internet. Additionally, the FTA may permit telecommunications companies, RBOCs or others to increase the scope or reduce the cost of their Internet access services. These and other changes in the regulatory environment relating to the telecommunications or Internet-related services industry could have an adverse effect on the Company's Internet-related services business.

     On December 31, 1997, a United States District Court judge in Texas held unconstitutional certain sections of the FTA, including Section 271, which prevents RBOC subsidiaries from providing in-region long distance services until certain conditions are met. This decision would permit the three RBOCs that are parties in the case immediately to begin offering widespread in-region long distance services. However, the judge stayed the effectiveness of his own order, and the decision was reversed by the United States Court of Appeals for the Fifth Circuit on September 4, 1998. The company cannot predict whether the decision of the Fifth Circuit will be further appealed, or the resolution of any such further appeals. If the Fifth Circuit decision were reversed, such a decision could have a material adverse effect on the Company. In addition, the Company cannot predict the effect that the FTA or any future legislation, regulation or regulatory changes may have on its business.

     The Company believes it is entitled to receive reciprocal compensation from ILECs for the transport and termination of Internet traffic as local traffic pursuant to various interconnection agreements. Some ILECs have not paid and/or have disputed these charges, arguing that ISP traffic is not local traffic as defined by the various agreements. Both state and federal regulators currently are considering the proper jurisdictional classification of local access calls placed to an ISP, and whether ISP calling triggers an obligation to pay reciprocal compensation. There can be no assurance that these issues will be resolved. Any final order by the FCC or a state PSC in a state in which the Company's interconnection agreements entitle it to reciprocal compensation, or a final determination by a Federal or applicable state court that no reciprocal compensation is owed for calls placed to ISPs could have a material adverse effect on the Company. See "Business -- Regulation -- State Regulation -- Local Interconnection".

COMPETITION

     The Company operates in a highly competitive environment and currently does not have a significant market share in any of its markets. Most of its actual and potential competitors have substantially greater financial, technical, marketing and other resources (including brand name recognition) than the Company. Also, the continuing trend toward business alliances in the telecommunications industry and the absence of substantial barriers to entry in the data and Internet services markets, could give rise to significant new competition.

     In each of its markets, the Company's primary competitor is the ILEC serving that geographic area. ILECs are established providers of dedicated and local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to voice, data and Internet-service providers such as the Company, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services (as opposed to switched local exchange services), the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed additional flexibility by regulators to offer discounts to large customers through contract tariffs, decide to engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the revenue of competitors to the ILECs, including the Company, could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the ILECs, including the Company.

     In the local exchange market, the Company also faces competition or prospective competition from several other carriers, many of which have significantly greater financial resources than the Company. For example, AT&T Communications ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation ("Sprint"), which historically have been purely long distance carriers, have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs' or other providers' services. In addition to these long distance service providers, entities that currently offer or are potentially capable of offering local switched services include companies that have previously been known purely as competitive access providers ("CAPs"), cable television companies, electric utilities, microwave carriers, wireless telephone system operators and large customers who build private networks. These entities, upon entering into appropriate interconnection agreements or resale agreements with ILECs, including RBOCs, can offer single source local and long distance services, like those offered by the Company. In addition, a continuing trend towards business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The proposed merger of WorldCom, Inc. and MCI or AT&T's proposed acquisition of Teleport Communications Group, Inc. and TCI Cable are examples of some of the alliances that are being formed. Many of these combined entities may have resources far greater than those of the Company. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered by the Company.

     The Company will also face competition from fixed wireless services, including MMDS, LMDS, 24 GHz and 38 GHz wireless communications systems, WCS, FCC Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. See
"Business -- Regulation". In addition, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company, in particular for certain low data-rate transmission services.

     With respect to mobile wireless telephone system operators, the FCC has authorized cellular, PCS, and other CMRS providers to offer wireless services to fixed locations, rather than just to mobile customers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with the Company and other providers of traditional wireless telephone service. See
"Business -- Regulation".

     Section 271 of the FTA prohibits an RBOC from providing long-distance service that originates (or in certain cases terminates) in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. The FCC has denied the following applications for such approval: SBC Communications Inc.'s Oklahoma application in June 1997; Ameritech Inc.'s Michigan application in August 1997; and BellSouth Corporation applications for South Carolina and Louisiana in December 1997 and February 1998, respectively. The Company anticipates that a number of RBOCs will file additional applications for in-region long distance authority in 1998. The FCC will have 90 days from the date an application for in-region long distance authority is filed to decide whether to grant or deny the application.

     Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest IXCs will be in a position to offer single-source local and long distance. On December 31, 1997, a United States District Court judge in Texas held unconstitutional certain sections of the FTA, including Section 271. This decision would permit the three RBOCs immediately to begin offering widespread in-region long distance services. The decision, however, was stayed on February 11, 1998 by the Court upon motion from the defendants. Unless overturned on appeal, this decision could have a material adverse effect on the Company. The FCC and certain IXCs have filed appeals of the decision with the United States Court of Appeals for the Fifth Circuit. Although there can be no assurance as to the outcome of this litigation, the Company believes that significant parts of the District Court decision may be reversed or vacated on appeal.

     In addition, new FCC rules went into effect in February 1998 which will make it substantially easier for many non-U.S. telecommunications companies to enter the U.S. market, thus potentially further increasing the number of competitors.

     The market for data communications and Internet access services, including IP switching, is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends on a number of factors, including: market presence; the ability to execute a rapid expansion strategy; the capacity, reliability and security of its network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the timing of the introduction of new services by the Company and its competitors; the Company's ability to support industry standards; and industry and general economic trends. The Company's success in this market will depend heavily upon its ability to provide high quality Internet connections and value-added Internet services at competitive prices. See "Business -- Competition".

IMPACT OF TECHNOLOGICAL CHANGE

     The telecommunications industry is subject to rapid and significant technological change that could materially affect the continued use of fiber optic cable or the electronics utilized in the Company's networks. Future technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies and Internet-related services and technologies, could have a material adverse effect on the Company's business, results of operations and financial condition.

     The market for the Company's telecommunications services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company will successfully identify new service opportunities and develop and bring new services to market. The Company's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its telecommunications services business to alternate access devices, conduits and protocols.

STRATEGIC INVESTMENTS; BUSINESS COMBINATIONS

     The Company expects to actively pursue over the next several months one or more acquisitions of companies engaged in businesses similar or related to the business of the Company. As consideration for such acquisitions, the Company may be required to incur additional indebtedness or issue capital. There can be no assurance that the Company will be able to obtain such financing. In addition, the Company from time to time engages in discussions with (i) potential business partners looking toward formation of business combinations or strategic alliances that would expand the reach of the Company's networks or services and
(ii) potential strategic investors (i.e., investors in the same or related business) who have expressed an interest in making an investment in the Company. Such acquisitions, combinations or alliances, if consummated, could divert the resources and management time of the Company and would require integration with the Company's existing networks and services. There can be no assurance that any acquisitions, combinations or alliances will occur or, if consummated, would be on terms favorable to the Company or would be successfully integrated into the Company's operations. An investment, business combination or strategic alliance could constitute a Change of Control (as defined in the Indenture and the Existing Indentures) requiring the Company to offer to purchase all Notes and Existing Notes. In the event that such a Change of Control occurs at a time when the Company does not have sufficient available funds to purchase all Notes and Existing Notes tendered or at a time when the Company is prohibited from purchasing the Notes and the Existing Notes, an Event of Default (as defined in the

Indenture and the Existing Indentures) could occur under the relevant indenture. See "-- Change of Control Risk".

POTENTIAL LIABILITY OF INTERNET ACCESS PROVIDERS

     The law governing the liability of on-line services providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently is unsettled. Under the terms of the FTA, both civil and criminal penalties can be imposed for the use of interactive computer services for the transmission of certain indecent or obscene communications. However, this provision was recently found to be unconstitutional by the U.S. Supreme Court. Nonetheless, many states have adopted or are considering adopting similar requirements, and the constitutionality of such state requirements remains unsettled at this time. Congress is also considering several bills addressing these issues. In addition, several private lawsuits have been filed seeking to hold Internet access providers accountable for information which they transmit. While the outcome of these activities is uncertain, the ultimate imposition of potential liability on Internet access providers for information which they host, distribute or transport could materially change the way they must conduct business. To avoid undue exposure to such liability, Internet access providers could be compelled to engage in burdensome investigation of subscriber materials or even discontinue offering services altogether. Any such event could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

     The Company is currently managed by a small number of key management and operating personnel whose efforts will largely determine the Company's success. The success of the Company also depends upon its ability to hire and retain qualified operating, marketing, sales, financial, accounting and technical personnel. Competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to continue to hire or retain necessary personnel. The loss of key management personnel would likely have a material adverse impact on the Company. See "Management".

CONTROL BY CERTAIN STOCKHOLDERS AND MANAGEMENT

     As of June 30, 1998, the Company's directors and executive officers beneficially owned approximately 8.2% of the outstanding Common Stock. In addition, as of such date approximately 31.2% of the outstanding Common Stock was beneficially owned by The Huff Alternative Income Fund, L.P. ("Huff"), the designees of which occupy three positions on the Board of Directors, approximately 16.7% was beneficially owned by ING Equity Partners, L.P. I ("ING"), the designees of which occupy two positions on the Board of Directors, and approximately 6.3% was beneficially owned by affiliates of First Analysis Corporation ("FAC"), a designee of which occupies one position on the Board of Directors, respectively. In addition, at the date hereof Huff is the beneficial owner of approximately 13% of the 14 3/4% Preferred Stock, which shares have voting rights in certain circumstances, and ING Baring (U.S.) Securities, Inc., which is affiliated with the limited partner of ING, is the beneficial owner of approximately 4% of such Preferred Stock. Accordingly, if they choose to act together, these persons will be able to control the election of the Board of Directors and other matters voted upon by the stockholders. There can be no assurance that the interests of such persons will not conflict with the interests of the holders of the Notes.

     In addition, a sale of Common Stock by one or more of the principal stockholders to third parties could trigger the right of the holders of the Notes and the Existing Notes to require the Company to repurchase the Notes and the Existing Notes (a "Change of Control Offer"). In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price (as defined in the Indenture and the Existing Indentures) for all Notes and Existing Notes tendered, or at a time when the Company is prohibited from purchasing the Notes and the Existing Notes, an Event of Default (as defined in the relevant indentures) could occur. See "-- Change of Control Risk", "Management", "Principal Stockholders", "Description of Certain Indebtedness -- The Existing Notes" and "Description of the Notes".

ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF NOTES AND THE COMPANY

     The Notes were issued at a substantial discount from the stated principal amount. Consequently, holders of the Notes should be aware that, although there will be no periodic payments of interest on the Notes prior to January 1, 2004, original issue discount (that is, the difference between the stated redemption price at maturity and the issue price of the Notes) will accrue from the issue date of the Notes and will be includible as interest income periodically (including for periods ending prior to July 1, 2003) in a holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Similar results may apply under state and other tax laws.

     If a bankruptcy case is commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the Notes, the claim of a holder of Notes with respect to the principal amount may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

     See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders regarding the ownership and disposition of the Notes.

LACK OF PUBLIC MARKET FOR THE NOTES

     The Notes constitute new issues of securities with no established trading market. In addition, because the Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered for exchange, the number of New Notes issued could be quite small, which could have an adverse effect on the liquidity of the New Notes. Also, to the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. Therefore, no assurance can be given as to the liquidity of the trading market for the Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes which are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Notes may be resold under limited circumstances, as discussed in "The Exchange Offer -- Consequences of Failure to Exchange." The liquidity of the Old Notes could be adversely affected by the Exchange Offer. Following consummation of the Exchange Offer, holders of the Old Notes will have no further registration rights under the Registration Rights Agreement.

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the Exchange Offer. The net proceeds to the Company from the Private Placement were approximately $218.3 million, after deducting discounts and other offering expenses payable by the Company. The Company plans to use the net proceeds from the Private Placement for expansion of its voice and data network infrastructure, enhancement of its operational support systems and sales and marketing services, deployment of switching equipment, potential future acquisitions and general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the total cash and cash equivalents and capitalization of the Company (i) as of June 30, 1998, and (ii) as adjusted for the Private Placement, the net proceeds to the Company of which were approximately $218.3 million. This table should be read in conjunction with the "Selected Consolidated Financial and Operating Data" and the Consolidated Financial Statements and related notes thereto included in this Prospectus.

                                                                   JUNE 30, 1998
                                                              ------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $ 294,581     $ 512,916
Restricted cash and restricted investments in Marketable
  Securities(1).............................................     59,463        59,463
                                                              ---------     ---------
          Total cash and restricted assets..................  $ 354,044     $ 572,379
                                                              =========     =========
Long term debt:
  2005 Notes................................................  $ 135,026     $ 135,026
  2006 Notes................................................     85,368        85,368
  2007 Notes................................................    220,000       220,000
  10.625% Senior Discount Notes due 2008....................         --       224,959
  Notes payable(2)..........................................     35,000        35,000
                                                              ---------     ---------
     Total long-term debt...................................    475,394       700,353
Capital lease obligation....................................     30,949        30,949
Redeemable stock and options................................    222,259       222,259
Stockholders' equity (deficit):
  Common Stock, par value $0.01 per share, 125,000,000
     shares authorized, 47,385,349 shares issued and
     outstanding at June 30, 1998(3)........................        474           474
  Additional paid in capital................................    261,069       261,069
  Accumulated deficit.......................................   (261,996)     (261,996)
                                                              ---------     ---------
     Total stockholders' equity (deficit)...................       (453)         (453)
                                                              ---------     ---------
     Total capitalization...................................  $ 728,149     $ 953,108
                                                              =========     =========

---------------
(1) Primarily represents cash and investments in marketable securities sufficient to make the first five interest payments on the 2007 Notes. The Company placed approximately $70.0 million of the net proceeds realized from the offering of the 2007 Notes, representing funds, together with interest thereon, sufficient to pay the first five interest payments on the 2007 Notes, into an escrow account. At June 30, 1998, the Company had approximately $58.0 million remaining in the escrow account to fund the remaining four interest payments of the 2007 Notes.

(2) Represents borrowings under the New AT&T Credit Facility. It is expected that the Company will incur $75.0 million of indebtedness in connection with the closing of the GSCP Credit Facilities and will refinance the indebtedness then outstanding under the New AT&T Credit Facility with a portion of the proceeds therefrom. See "Description of Certain Indebtedness".

(3) Shares excluded for options and warrants.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The selected data presented below under the captions "Statement of Operations Data", "Other Data", and "Balance Sheet Data" as of and for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996 and the year ended December 31, 1997 are derived from and qualified by reference to the audited Consolidated Financial Statements of the Company contained herein and the related notes thereto, and should be read in conjunction therewith and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company's Consolidated Financial Statements as of and for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, and the year ended December 31, 1997 have been audited by KPMG Peat Marwick LLP, independent auditors. Subsequent to June 30, 1996, the Company changed its fiscal year-end from June 30 to December 31. Selected data presented below under the captions "Statement of Operations Data", "Other Data" and "Balance Sheet Data" as of and for the six months ended June 30, 1997 and 1998, and for the year ended December 31, 1996, have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments which the Company considers necessary for a fair presentation of the results of operations and the financial condition for that period. The results for the six months ended June 30, 1998 are not necessarily indicative of the results which may be expected for future periods, including for the year ending December 31, 1998. Network and Selected Statistical Data are derived from the Company's records.

                                  FISCAL YEAR ENDED     SIX MONTHS        YEAR               YEAR ENDED
                                      JUNE 30,            ENDED          ENDED           DECEMBER 31, 1997
                                 -------------------   DECEMBER 31,   DECEMBER 31,   --------------------------
                                   1995       1996       1996(1)        1996(1)       ACTUAL     AS ADJUSTED(2)
                                 --------   --------   ------------   ------------   ---------   --------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues......................  $    389   $  3,415     $  6,990       $  9,417     $  59,000     $  59,000
 Operating expenses:
   Network, development and
    operations.................     3,282      5,265        8,703         11,046        52,881        52,881
   Selling, general and
    administrative.............     4,598     13,464       20,270         30,656        59,851        59,851
   Non-cash stock
    compensation...............     6,419      2,736          550          2,081         4,274         4,274
   Depreciation and
    amortization...............       498      3,078        4,911          7,228        24,131        24,131
                                 --------   --------     --------       --------     ---------     ---------
      Total operating
       expenses................    14,797     24,543       34,434         51,011       141,137       141,137
                                 --------   --------     --------       --------     ---------     ---------
 Loss from operations..........   (14,408)   (21,128)     (27,444)       (41,594)      (82,137)      (82,137)
 Interest and other income.....       218      4,410        2,757          6,390         8,686         8,686
 Interest and other expense....      (170)   (10,477)     (10,390)       (18,032)      (41,565)      (66,764)
 Debt conversion expense.......      (385)        --           --             --            --            --
                                 --------   --------     --------       --------     ---------     ---------
 Loss before minority
   interest....................   (14,746)   (27,195)     (35,077)       (53,236)     (115,016)     (140,215)
 Minority interest(3)..........        48        413          160            417            --            --
                                 --------   --------     --------       --------     ---------     ---------
 Net loss......................  $(14,698)  $(26,782)    $(34,917)      $(52,819)    $(115,016)    $(140,215)
                                 ========   ========     ========       ========     =========     =========
 Preferred stock dividends and
   accretion...................    (1,071)    (3,871)      (2,003)        (4,021)      (11,630)      (11,630)
                                 --------   --------     --------       --------     ---------     ---------
 Net loss to common
   stockholders................  $(15,769)  $(30,653)    $(36,920)      $(56,840)    $(126,646)    $(151,845)
                                 ========   ========     ========       ========     =========     =========
 Basic and diluted net loss per
   common share................  $  (3.30)  $  (4.96)    $  (5.48)      $  (8.54)    $   (4.65)    $   (4.30)
                                 ========   ========     ========       ========     =========     =========
 Weighted average shares
   outstanding.................     4,772      6,185        6,734          6,653        27,234        35,334
OTHER DATA:
 EBITDA(4).....................  $ (7,443)  $(14,901)    $(21,822)      $(31,868)    $ (53,732)    $ (53,732)
 Capital expenditures..........    15,303     60,856       64,574        107,773       135,036       135,036
 Deficiency of earnings to
   cover fixed charges(5)......        --         --           --             --            --            --
 Ratio of debt to capital(6)...       .09       3.26         3.80           3.80          1.37          1.46

                                 SIX MONTHS        SIX MONTHS ENDED
                                   ENDED             JUNE 30, 1998
                                  JUNE 30,    ---------------------------
                                    1997        ACTUAL     AS ADJUSTED(2)
                                 ----------   ----------   --------------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues......................   $ 19,793     $ 63,221      $  63,221
 Operating expenses:
   Network, development and
    operations.................     19,640       43,597         43,597
   Selling, general and
    administrative.............     28,205       41,454         41,454
   Non-cash stock
    compensation...............        823        3,427          3,427
   Depreciation and
    amortization...............      9,457       17,383         17,383
                                  --------     --------      ---------
      Total operating
       expenses................     58,125      105,861        105,861
                                  --------     --------      ---------
 Loss from operations..........    (38,332)     (42,640)       (42,640)
 Interest and other income.....      1,078        9,991          9,991
 Interest and other expense....    (12,421)     (31,891)       (45,477)
 Debt conversion expense.......         --           --             --
                                  --------     --------      ---------
 Loss before minority
   interest....................    (49,675)     (64,540)       (78,126)
 Minority interest(3)..........         --           --             --
                                  --------     --------      ---------
 Net loss......................   $(49,675)    $(64,540)     $ (78,126)
                                  ========     ========      =========
 Preferred stock dividends and
   accretion...................     (1,095)     (17,100)       (17,100)
                                  --------     --------      ---------
 Net loss to common
   stockholders................   $(50,770)    $(81,640)     $ (95,226)
                                  ========     ========      =========
 Basic and diluted net loss per
   common share................   $  (2.82)    $  (1.97)     $   (2.29)
                                  ========     ========      =========
 Weighted average shares
   outstanding.................     17,994       41,496         41,496
OTHER DATA:
 EBITDA(4).....................   $(28,052)    $(21,830)     $ (21,830)
 Capital expenditures..........     73,213       79,752         79,752
 Deficiency of earnings to
   cover fixed charges(5)......         --           --             --
 Ratio of debt to capital(6)...       1.94         1.05           1.51

                                              JUNE 30,                                                       JUNE 30, 1998
                                         ------------------   DECEMBER 31,   DECEMBER 31,   JUNE 30,   --------------------------
                                          1995       1996         1996           1997         1997      ACTUAL    AS ADJUSTED(7)
                                          ----       ----     ------------   ------------   --------   --------   ---------------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
 Cash and cash equivalents.............  $20,351   $134,116     $ 78,619       $260,837     $  8,499   $294,581     $  512,916
 Total assets..........................   37,627    223,600      230,038        638,895      243,381    782,442      1,007,401
 Working capital.......................   13,908    114,966       46,001        272,234      (13,274)   296,227        514,562
 Property, plant and equipment, net....   15,567     76,739      136,083        250,477      202,904    349,267        349,267
 Long-term debt, including current
   portion.............................    3,798    184,382      210,410        461,285      225,079    506,343        731,302
 Long-term liabilities.................    4,723    189,072      216,484        461,321      224,562    499,634        724,593
 Redeemable stock and options..........    2,931      2,155        2,000        206,160        2,000    222,259        222,259
 Stockholders' equity (deficit)........   22,141      8,982      (27,038)       (65,356)     (18,226)      (453)          (453)

                                                         JUNE 30,   JUNE 30,   DECEMBER 31,   DECEMBER 31,   JUNE 30,   JUNE 30,
                                                           1995       1996         1996           1997         1997       1998
                                                         --------   --------   ------------   ------------   --------   ---------
NETWORK AND SELECTED STATISTICAL DATA(8):
Networks in operation..................................        5         15           21              32          31           32
Route miles............................................       43        386          697           1,061         957        1,433
Fiber miles............................................    1,754     28,476       48,792          92,528      82,693      123,982
Buildings connected....................................       36        216          595           1,604       1,083        2,393
VGE circuits in service................................   31,920    137,431      384,134       1,052,698     886,375    1,233,988
Voice switches installed...............................       --         --            1              16           8           17
Access lines sold......................................       --         --           --          43,581       9,177       96,405
Employees..............................................       74        199          322             803         559          979

                                               (see footnotes on following page)

(footnotes to previous page)
---------------
(1) Subsequent to June 30, 1996, the Company changed its fiscal year-end from June 30 to December 31.

(2) As adjusted for Private Placement, the net proceeds to the Company of which were approximately $218.3 million, as if such transaction had occurred on January 1, 1997. Includes interest expense on the Notes calculated at a rate of 10.625% per annum, compounded semi-annually, applied to the $225.0 million gross proceeds of the Private Placement, plus amortization of debt issuance costs, as if the Private Placement had occurred on January 1, 1997. The ratio of debt to capital, however, is as adjusted as if such transactions had occurred on December 31, 1997 and June 30, 1998, respectively.

(3) Minority interest represents a 7.25% ownership of AT&T Credit Corporation in the Company's subsidiaries that operate its networks in Louisville, Fort Worth, Greenville, Columbia and El Paso. See "Description of Certain Indebtedness." Such minority interest of AT&T in the Company's subsidiaries was exchanged for 207,964 shares of Common Stock on December 30, 1997 in connection with the Company entering into the New AT&T Credit Facility.

(4) EBITDA consists of net income (loss) before net interest, income taxes, depreciation and amortization, noncash stock compensation and, in fiscal year ended June 30, 1995, debt conversion expense of $0.4 million. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with GAAP. Noncash compensation associated with employee stock and stock options was $6.4 million, $2.7 million, $0.5 million, $2.1 million, $4.3 million, $0.8 million and $3.4 million for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively. See
    Note 7 of Notes to the Company's Consolidated Financial Statements.

(5) For purposes of calculating the ratio of earnings to cover fixed charges, earnings (loss) consists of earnings (loss) before minority interest and fixed charges. Fixed charges consists of interest, whether expensed or capitalized, (including amortization of debt issuance costs). For the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company's earnings were insufficient to cover its fixed charges by $15.3 million, $30.2 million, $37.3 million, $57.8 million, $118.9 million, $52.3 million and $65.4 million, respectively. On a pro forma basis for the year ended December 31, 1997 and the six months ended June 30, 1998, assuming the Private Placement had occurred at the beginning of each of those periods, the Company's earnings would have been insufficient to cover its fixed charges by $144.1 million and $79.0 million, respectively.

(6) The Debt to Capital Ratio is calculated as the ratio of (i) the amount of Indebtedness of the Company on a consolidated basis to (ii) the capital of the Company on a consolidated basis as at such date. For purposes of this calculation, "capital" shall mean stockholders' equity (deficit), except that all Preferred Stock shall be included and retained earnings (deficit) shall be excluded, each as determined in accordance with GAAP.

(7) As adjusted for the Private Placement, as if such transaction had occurred on June 30, 1998.

(8) Network and Selected Statistical Data are derived from the Company's records.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were issued by e.spire on July 24, 1998 (the "Closing Date") to the Initial Purchasers, pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Old Notes to qualified institutional buyers in reliance on Rule 144A and to non-U.S. persons pursuant to Regulation S, respectively, under the Securities Act. As a condition to the Purchase Agreement, e.spire and the Initial Purchasers entered into the Registration Rights Agreement on July 24, 1998. Pursuant to the Registration Rights Agreement, e.spire agreed to file with the SEC a registration statement under the Securities Act with respect to the Exchange Offer following the Closing Date, (ii) to use its reasonable best efforts to cause such registration statement to become effective under the Securities Act at the earliest possible time thereafter, but in no event later than 120 days after the Closing Date, and
(iii) upon effectiveness of the registration statement, to commence the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement is intended to satisfy e.spire's obligations under the Registration Rights Agreement and the Purchaser Agreement.

     As a result of the effectiveness of the Registration Statement of which this Prospectus is a part, payment of certain liquidated damages provided for in the Registration Rights Agreement will not occur. Following the consummation of the Exchange Offer, holders of Old Notes will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. See "-- Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the applicable Letter of Transmittal, e.spire will accept any Old Notes in principal amounts of $1,000 validly tendered and not withdrawn prior to the Expiration Date. e.spire will issue (i) New Notes in principal amounts of $1,000 for each $1,000 principal amount outstanding of the Old Notes. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes will have been registered under the Securities Act and hence will not bear legends restricting their transfer pursuant to the Securities Act.

     As of the date of this Prospectus, $225.0 million principal amount of Old Notes were outstanding. Only a registered holder of the Old Notes (or such holder's legal representative or attorney-in-fact) reflected on the records of the transfer agent and registrar for the Notes may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Old Notes entitled to participate in the Exchange Offer.

     Holders of the Old Notes do not have any appraisal or dissenters rights under the General Corporation Law of Delaware in connection with the Exchange Offer. e.spire intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     e.spire shall be deemed to have accepted validly tendered Old Notes when, as and if e.spire has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Old Notes for the purposes of receiving the New Notes from e.spire.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. e.spire will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on November 18, 1998, unless e.spire, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Company will not extend the Exchange Offer beyond December 10, 1998.


     In order to extend the Exchange Offer, e.spire will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     e.spire reserves the right, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by e.spire to constitute a material change, e.spire will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and e.spire will extend the Exchange Offer for a period of five to ten business days depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which e.spire may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, e.spire shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

     Only a registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a book-entry transfer facility) whose name appears on a security listing as the owner of the Old Notes) of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer a holder must complete, sign and date the applicable Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the applicable Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent at the appropriate address set forth below under "Exchange Agent" for receipt prior to the Expiration Date (or comply with the procedure for book-entry transfer described below).

     The tender by a holder will constitute an agreement between such holder and e.spire in accordance with the terms and subject to the conditions set forth herein and in the applicable Letter of Transmittal.

     THE METHOD OF DELIVERY OF THE OLD NOTES AND THE APPLICABLE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO E.SPIRE. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTION FOR SUCH HOLDERS.



     Any financial institution that is a participant in The Depository Trust Company's book-entry transfer facility system may make book-entry delivery of the Old Notes by causing The Depository Trust Company to transfer such Old Notes into the Exchange Agent's account and to deliver an Agents Message on or prior to the Expiration Date in accordance with The Depository Trust Company's procedures for such transfer and delivery. If delivery of Old Notes is effected through book-entry transfer into the Exchange Agent's account at The Depository Trust Company and an Agent's Message is not delivered, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "-- Exchange Agent" prior to midnight, New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.



     The term "Agents Message" means a message, transmitted by The Depository Trust Company to an received by the Exchange Agent and forming a part of a confirmation of the book-entry tender of their Old Notes into the Exchange Agent's Account at The Depository Trust Company, which states that The Depository Trust Company has received an express acknowledgement from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant.



     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder from Beneficial Owner" included with the Letter of Transmittal.


     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the appropriate Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution").

     If a Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed stock power, signed by such registered holder as such registered holder's name appears on such Old Notes.

     If a Letter of Transmittal or Old Notes are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to e.spire of their authority to so act must be submitted with such Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by e.spire in its sole discretion, which determination will be final and binding. e.spire reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes e.spire's acceptance of which would, in the opinion of counsel for e.spire, be unlawful. e.spire also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. e.spire's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as e.spire shall determine. Although e.spire intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither e.spire, the Exchange Agent nor any other person shall incur why liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the applicable Letter of Transmittal, as soon as practicable following the Expiration Date.

     By tendering, each registered holder will represent to e.spire that, among other things, (i) the New Notes to be acquired by the holder and any beneficial owner(s) of the Old Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in the no-action letters that are discussed herein under "-- Resales of the New Notes", (iv) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an elective registration statement containing the selling securityholder information required by Item 507 of Registration S-K of the Commission, and (v) neither the holder nor any Beneficial Owner(s) is an "affiliate," as defined under Rule 405 of the Securities Act, of e.spire except as otherwise disclosed to e.spire in writing.

     Each broker-dealer who holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and who receives New Notes in the Exchange Offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. e.spire will, for a period of 120 days after the Expiration Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


BOOK-ENTRY TRANSFER



     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the book-entry transfer facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of Old Notes by causing the book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the book-entry transfer facility, the Letter of Transmittal (or a facsimile thereof or an Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below, under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.


GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes being tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the applicable Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) and any other documents required by such Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by such Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of the Old Notes may be withdrawn at any time prior to the Expiration Date or, if tendered notes or shares have not yet been accepted for exchange, after the expiration of forty business days from the commencement of the Exchange Offer.

     To withdraw a tender of Old Notes in the Exchange Offer, a written of facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees). If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes or otherwise comply with the book-entry facility procedure. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by e.spire in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.


     Any Old Notes which have been tendered but which are not accepted for exchange due to rejection of tender or termination of the Exchange Offer, or which have been validly withdrawn, will be returned as soon as practicable to the holder thereof without cost to such holder.


CONDITIONS OF THE EXCHANGE OFFER


     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if because of any change in law, or applicable interpretations thereof by the Commission, the Company determines that it is not permitted to effect the Exchange Offer, and the Company has no obligation to, and will not knowingly, accept tenders of Old Notes from "affiliates" of the Company (within the meaning of Rule 405 under the Securities
Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradeable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states.


EXCHANGE AGENT


     The Chase Manhattan Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:



     QUESTIONS AND REQUESTS RELATING TO THE EXCHANGE OFFER:


  By Mail/Overnight Delivery:        Facsimile Transmissions:                  By Hand:
   The Chase Manhattan Bank               (212) 638-7380               The Chase Manhattan Bank
     450 West 33rd Street                 (212) 638-7381              Corporate Trust -- Services
          15th Floor                  Confirm by Telephone:                     Window
 New York, New York 10001-2697     Sharon Lewis: (212) 638-0454       55 Water Street -- Room 234
                                  Carlos Esteves: (212) 638-0828            North Building
                                                                       New York, New York 10041

FEES AND EXPENSES


     The expenses of soliciting tenders will be borne by e.spire. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of e.spire and its affiliates.



     e.spire has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. e.spire, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.



     The cash expenses to be incurred in connection with the Exchange Offer will be paid by e.spire and are estimated in the aggregate to be approximately $300,000. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.


     e.spire will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxpayers or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes which are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Notes may be resold only (i) to e.spire, its subsidiaries or the Initial Purchasers, (ii) inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act, (iii) inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to e.spire a signed letter containing certain representations and agreements relating to the restrictions on transfer of this security (the form of which letter can be obtained from e.spire) and if such transfer is in respect of an aggregate liquidation preference of securities at the time of transfer of less than $100,000 an opinion of counsel acceptable to e.spire that such transfer is in compliance with the Securities Act, (iv) outside the United States in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the transfer agent and registrar being met. The liquidity of the Old Notes could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Old Notes will have no further registration rights under the Registration Rights Agreement.

ACCOUNTING TREATMENT

     The carrying value of the Old Notes is not expected to be materially different from the fair value of the New Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer associated with the New Notes will be reported as a non-current asset and amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

     With respect to resales of the New Notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, e.spire believes that a holder (other than a person that is an "affiliate" of e.spire within the meaning of Rule 405 under the Securities Act) who exchanges Old Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     As contemplated by the above no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to e.spire in the applicable Letter of Transmittal that (i) the holder is not an "affiliate" of e.spire within the meaning of Rule 405 of the Securities Act,
(ii) the New Notes are to be acquired by the holder in the ordinary course of business, (iii) the holder is not engaging and does not intend to engage, in the distribution of the New Notes and (iv) the holder acknowledges that if such holder participates in such Exchange Offer for the purpose of distributing the New Notes such holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes; however, holders of the New Notes will have no registration rights under the Registration Rights Agreement.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Holders of Old Notes are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, Holders of Old Notes should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements. The following discussion should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere or incorporated by reference in this Prospectus.

     e.spire Communications, Inc., formed in 1993, seeks to be a leading facilities-based ICP to businesses primarily in major markets in the southern half of the United States. By the end of 1997, the Company had become one of the first CLECs to combine the provision of dedicated, local and long distance voice services with frame relay, ATM and Internet services. Having established this suite of telecommunications services which emphasizes data capabilities in addition to traditional CLEC offerings, the Company has evolved into an ICP. The Company seeks to provide customers with superior service and competitive prices while offering a single source for integrated communications services designed to meet its business customers' needs. The Company's facilities-based network infrastructure is designed to provide services to customers on an end-to-end basis, and, as of June 30, 1998, was comprised of 1,433 route miles of fiber in its 32 local networks in 19 states, 44 Newbridge ATM switches, 17 Lucent 5ESS switches and approximately 22,000 backbone longhaul miles in its coast-to-coast broadband data network.

     With the passage of the FTA, the Company has enhanced the scope of its product offerings from dedicated services to a full range of switched voice, data and Internet services in order to meet the needs of business end-users, and is expanding its sales, marketing, customer care and OSS capabilities. The Company introduced local switched voice services, including local exchange services in late 1996 and long distance services in late 1997. By June 30, 1998, e.spire had sold 96,405 customer access lines, of which 85,633 were installed, representing a significant increase over the 9,177 access lines sold as of June 30, 1997.

     The development of the Company's business and the construction, acquisition and expansion of its networks require significant capital expenditures, a substantial portion of which are incurred before realization of revenues. These expenditures, together with the associated early operating expenses, result in negative cash flow until an adequate customer base is established. However, as the Company's customer base grows, the Company expects that incremental revenues can be generated with decreasing incremental operating expenses, which may provide positive contributions to cash flow. The Company has made specific strategic decisions to build high capacity networks with broad market coverage, which initially increases its level of capital expenditures and operating losses. However, the Company believes that over the long term this strategy will enhance the Company's financial performance by increasing the traffic flow over its network. The Company also has entered into leased dark fiber and fiber capacity arrangements, which allow the Company, by installing one or more switches and related electronics, to enter a market prior to completion of its own fiber optic network.

     The following table presents key operating statistics for the Company for the reporting periods.

                                                                                                         ACCESS
                                        OPERATIONAL      ROUTE         FIBER                             LINES        VOICE
        AS OF DATE          EMPLOYEES    NETWORKS        MILES         MILES      BLDGS     VGES          SOLD       SWITCHES
        ----------          ---------   -----------      -----         -----      -----     ----         ------      --------
June 30, 1998.............     979          32           1,433        123,982     2,393   1,233,988      96,405         17
March 31, 1998............     834          32           1,314        112,086     1,912   1,059,601      71,581         17
December 31, 1997.........     803          32           1,061         92,528     1,604   1,052,698      43,581         16
September 30, 1997........     699          32             977         85,976     1,239     989,285      28,394          9
June 30, 1997.............     559          31             957         82,693     1,083     886,375       9,177          8
March 31, 1997............     502          28             908         75,867      858      554,883         360          5
December 31, 1996.........     322          21             697         48,792      595      384,134           0          1
September 30, 1996........     272          19             543         32,774      532      267,894           0          0
June 30, 1996.............     199          15             386         28,476      216      137,431           0          0
March 31, 1996............     142          10             200          9,466      133      125,208           0          0
December 31, 1995.........     111           9             136          5,957      100       82,055           0          0
September 30, 1995........     100           5              92          4,373       79       50,303           0          0
June 30, 1995.............      74           5              43          1,754       36       31,920           0          0

     VGE represents voice grade equivalent circuits, a measure of service equivalent to one telephone line actually billed to a customer. Access lines represent business lines providing switched voice services.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

  REVENUES

     The Company reported an increase in revenues of $43.4 million, or 219%, to $63.2 million for the six months ended June 30, 1998 compared with the revenues of $19.8 million for the same period of 1997. The increase in revenues was primarily attributable to the Company's greater presence and expansion in its 32 local fiber optic networks which is up from 31 markets at June 30, 1997. The increase is also attributable to the increase in route miles, buildings connected and voice and data switches deployed as well as revenues from ACSI Network Technologies as described below. As of June 30, 1998, the Company had installed 17 Lucent 5ESS switches, up from 8 Lucent 5ESS switches as of June 30, 1997. In addition, the Company has deployed 44 Newbridge ATM switches over its coast-to-coast data network as of June 30, 1998. Also, access lines sold have increased to 96,405 at June 30, 1998 from 9,177 at June 30, 1997.

     For the six months ended June 30, 1998 and 1997, approximately 39% and 47% respectively of the Company's revenues were derived from network services, approximately 32% and 44%, respectively, were derived from data and Internet services and approximately 30% and 9%, respectively, from switched local and other services. The increase in switched revenue reflects the Company's expansion of its facilities-based infrastructure and the Company's continued sales and marketing efforts. Included in the network services category of revenues are high capacity dedicated and special access services, and revenues from ACSI Network Technologies for construction contracts and long term leases of high capacity systems. For the six month period ended June 30, 1998, approximately $8.1 million is included from these contracts, of which $4.6 million was derived from a contract with a single interexchange carrier.

  OPERATING EXPENSES

     Network Development and Operations

     Network development and operating expenses for the six months ended June 30, 1998 increased $24.0 million, or 123%, to $43.6 million from $19.6 million for the same period of 1997. Included in network development and operations expenses are costs of telecommunications services paid to IXCs, ILECs and others for leased telecommunications facilities, access charges and services. For the six months ended June 30, 1998, these costs increased to approximately $38.0 million from $14.0 million for the same period of 1997. Also, included in network, development and operations expenses are network related personnel costs such as employee salaries and benefits. For the six months ended June 30, 1998 and 1997, such costs were approximately $5.6 million.

     The increase in network development and operations costs was primarily due to the Company's expansion of its facilities-based infrastructure which includes the rapid deployment of operational networks and Lucent 5ESS switches as well as the increase in access lines. Also, the increase was due to costs associated with the Company's construction line of business which were approximately $1.8 million for the six months ended June 30, 1998.

     Selling, General and Administrative

     For the six months ended June 30, 1998, selling, general and administrative expenses increased $13.2 million, or 47%, to $41.4 million from $28.2 million for the same period of 1997. Included in selling, general and administrative expenses are personnel costs such as employee salaries, benefits and commissions. For the six months ended June 30, 1998 and 1997, these costs increased to $15.0 million and $10.5 million, respectively. Also, included in selling, general and administrative expenses are operating costs such as rent, advertising and general administrative and office expenses. For the six months ended June 30, 1998 and 1997, these costs increased to $26.4 million from $17.7 million.

     The increase in selling, general and administrative expense is a result of the Company's efforts to significantly expand its network sales, support, marketing and administrative staff and facilities. A significant portion of this increase is due to an increase in the sales and marketing costs which have increased due to an expanded field sales force aimed at supporting the Company's strategy of building market share through focused customer sales and support.

     Non-Cash Compensation

     Non-cash stock compensation expense increased $2.6 million, or 316%, to $3.4 million from $0.8 million for the same period of 1997. Included in non-cash compensation for 1998 are accruals for the issuance of common stock in connection with 1998 performance bonuses. In addition, the stock option costs associated with the settlement of a lawsuit with a former executive is included.

     Depreciation and Amortization

     Depreciation and amortization expenses for the six months ended June 30, 1998, increased by $7.9 million, or 84%, to $17.4 million from $9.5 million for the same period of 1997. This increase was due to an increase in capital assets to $397.5 million at June 30, 1998 compared with capital assets of $219.9 at June 30, 1997 as well as an increased amount of network assets placed in service.

  INTEREST AND OTHER INCOME

     Interest and other income for the six months ended June 30, 1998 increased $8.9 million, or 827%, to $10.0 million from $1.1 million for the same period of 1997. The increase in interest and other income reflects the increase in earnings from the proceeds received from the issuance of the 2007 Notes, the 14 3/4% Preferred Stock, the 12 3/4% Preferred Stock and the 1998 Common Stock Offering which have been invested.

  INTEREST AND OTHER EXPENSE

     For the six months ended June 30, 1998, interest and other expense increased $19.5 million, or 157%, to $31.9 million from $12.4 million for the same period of 1997. The increase reflected the accrual of interest related to the 2005 Notes, the 2006 Notes and the 2007 Notes and the Company's increased borrowings under the credit facility with AT&T Capital Corporation.

  EBITDA

     EBITDA increased $6.2 million, or 22%, to ($21.8) million, for the six months ended June 30, 1998 from ($28.1) million for the same period of 1997. The increase was due to the changes in revenues, network development and operations and selling, general and administrative expense discussed above.

  NET LOSS

     As a result of the aforementioned increases in revenues, operating expenses, depreciation and amortization, and interest income and expense, net loss for the six months ended June 30, 1998 increased $14.9 million, or 30%, to $64.5 million from $49.7 million for the six months ended June 30, 1997. Further, for the six months ended June 30, 1998, net loss to common stockholders increased $32.4 million, or 64% to $83.2 million from $50.8 million for the same period of 1997. This increase is primarily attributable to the issuance of 14 1/4% Preferred Stock and the 12 1/4% Preferred Stock.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996
(UNAUDITED)

  REVENUES

     Revenues for the year ended December 31, 1997, increased $49.6 million, or 527%, to $59.0 million from $9.4 million for the year ended December 31, 1996. This increase was primarily attributable to the Company's rapid expansion of its local fiber optic networks in 32 markets by the end of 1997 (up from 21 at the end of 1996) and the increase in route miles, buildings connected and voice and data switches deployed. In late 1996, the Company introduced its coast-to-coast data network, deploying 39 Newbridge ATM switches by mid-1997. In addition, the Company introduced local switched service on a resale basis in its markets, and also provided facilities-based services in 16 of those markets by installing Lucent 5ESS switches. Revenues also increased as a result of the Cybergate Acquisition. For the year ended December 31, 1997, approximately 42% of the Company's 1997 revenues were derived from special access and dedicated services, approximately 38% from data and Internet services and approximately 20% from switched local and other services. By contrast, 1996 revenues were derived primarily from dedicated and special access services.

  OPERATING EXPENSES

     Network Development and Operations

     Network development and operations expenses for the year ended December 31, 1997, increased $41.9 million, or 379%, to $52.9 million from $11.0 million for the year ended December 31, 1996. Of these amounts, approximately $44.4 million and $4.1 million, respectively, represented the cost of providing telecommunications services paid to IXCs, ILECs and others for leased telecommunications facilities and services. In addition, approximately $8.5 million and $6.9 million, respectively, represented network-related personnel costs. The increase in costs was due primarily to the Company's rapid deployment of operational networks, Lucent 5ESS switches and access lines.

     Selling, General and Administrative

     For the year ended December 31, 1997, selling, general and administrative expenses increased $29.2 million, or 95%, to $59.9 million from $30.7 million for the year ended December 31, 1996. Related personnel costs increased to $16.5 million for the year ended December 31, 1997 from $8.3 million for the year ended December 31, 1996. Other sales and administrative costs increased to $43.4 million for the year ended December 31, 1997 from $22.4 million for the year ended December 31, 1996. This increase reflected costs associated with the Company's efforts to significantly expand its network support, sales, marketing and administrative staff and facilities.

     Non-Cash Compensation

     Non-cash stock compensation expense increased $2.2 million, or 105%, to $4.3 million for the year ended December 31, 1997 from $2.1 million for the year ended December 31, 1996. Included in non-cash compensation for 1997 was approximately $2.9 million accrued for the issuance of Common Stock to be issued in connection with 1997 performance bonuses.

     Depreciation and Amortization

     Depreciation and amortization expenses increased $16.9 million, or 234%, to $24.1 million for the year ended December 31, 1997 from $7.2 million for the year ended December 31, 1996. This increase was due to an increase in capital assets to $282.2 million at December 31, 1997 from $144.4 million at December 31, 1996.

  INTEREST AND OTHER INCOME

     Interest and other income increased $2.3 million, or 36%, to $8.7 million for the year ended December 31, 1997 from $6.4 million for the year ended December 31, 1996. The increase in interest and other income reflects the increase in earnings from the proceeds received from the 2007 Notes, the 14 3/4% Preferred Stock and the 12 3/4% Preferred Stock which have been invested.

  INTEREST AND OTHER EXPENSE

     Interest and other expense increased $23.6 million, or 131%, to $41.6 million for the year ended December 31, 1997 from $18.0 million for the year ended December 31, 1996. The increase reflected the accrual of interest related to the 2006 Notes and 2007 Notes and the Company's increased borrowings under the Old AT&T Credit Facility.

  EBITDA

     EBITDA decreased $21.8 million, or 69%, to ($53.7) million for the year ended December 31, 1997 from ($31.9) million for the year ended December 31, 1996. This decrease was due to the changes in revenues, network development and operations and selling, general and administrative expenses discussed above.

  NET LOSS

     As a result of the aforementioned increases in revenues, operating expenses, depreciation and amortization, and interest income and expense, net loss increased $62.2 million, or 118%, to $115.0 million for the year ended December 31, 1997, from $52.8 million for the year ended December 31, 1996. Further, net loss to common stockholders increased to $126.6 million from $56.8 million for the same periods, due to the increase in preferred stock dividends and accretion during 1997. This increase is primarily attributable to the issuance of 14 3/4% Preferred Stock and the 12 3/4% Preferred Stock.

SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED TO SIX MONTHS ENDED
  DECEMBER 31, 1995 (UNAUDITED)

  REVENUES

     During the six months ended December 31, 1996, the Company's revenues increased $6.0 million, or 600%, to $7.0 million from $1.0 million during the six months ended December 31, 1995. Four of the largest IXCs accounted for approximately $2.8 million, or 40%, of revenues for the six months ended December 31, 1996.

  OPERATING EXPENSES

     Network Development and Operations

     Network development and operating expenses for the six months ended December 31, 1996 increased $5.8 million, or 200%, to $8.7 million from $2.9 million for the six months ended December 31, 1995, reflecting significant increases in personnel, network development and non-payroll operating expenses. Related personnel costs increased to $3.9 million in the fiscal period ended December 31, 1996, from approximately $1.5 million in the six months ended December 31, 1995. Other operating expenses related to the development of prospective new markets, which include expenses such as contract labor and legal expenses and certain franchise fees, travel expenses, rent, utilities, charges and taxes increased to $4.8 million in the six months ended December 31, 1996 from approximately $1.4 million in the six months ended December 31, 1995.

     Selling, General and Administrative

     In the six months ended December 31, 1996, selling, general and administrative expenses increased $17.2 million, or 555%, to $20.3 million from $3.1 million in the six months ended December 31, 1995. Related personnel costs increased to $6.6 million in the six months ended December 31, 1996 from $1.5 million in the six months ended December 31, 1995, and corresponding operating costs increased to $13.7 million in the six months ended December 31, 1996 from $1.6 million in the six months ended December 31, 1995. This increase reflected costs associated with the Company's efforts in the rapid expansion of its services offered, network deployment and geographic coverage as well as significantly increasing its national and local city sales, marketing and administrative staffs and increased legal and other consulting expenses associated with its programs for obtaining regulatory approvals and certifications and providing quality network services.

     Non-Cash Stock Compensation

     Non-cash stock compensation expense decreased $0.7 million, or 58%, to $0.5 million for the six months ended December 31, 1996 from $1.2 million for the six months ended December 31, 1995. This expense reflects the Company's accrual of non-cash costs for options granted to key executives, employees and others arising from the difference between the exercise price and the valuation prices used by the Company to record such costs and from the vesting of those options. Certain of these options had put rights and other factors that required variable plan accounting in both 1996 and 1995 but, on or about June 30, 1995, the Company renegotiated contracts with certain of its officers, establishing a limit of $2.5 million on the Company's "put right" obligations with respect to those contracts. Between July 1, 1995 and June 30, 1996, the limit was further reduced to $2.0 million.

     Depreciation and Amortization

     Depreciation and amortization expenses increased $4.1 million, or 513%, to $4.9 million in the six months ended December 31, 1996 from $0.8 million in the six months ended December 31, 1995. The Company's capital assets increased to $144.4 million as of December 31, 1996, from $32.6 million in capital assets as of December 31, 1995.

  INTEREST AND OTHER INCOME

     Interest and other income increased $2.0 million, or 250%, to $2.8 million for the six months ended December 31, 1996 from $0.8 million in the six months ended December 31, 1995. The increase in interest and other income reflects the significant increase in available funds from the Company's sale of its 9% Series B Preferred Stock in June and November 1995, the 2005 Notes in November 1995 and the 2006 Notes in March 1996.

  INTEREST AND OTHER EXPENSES

     Interest and other expense increased $7.6 million, or 271%, to $10.4 million in the six months ended December 31, 1996 from $2.8 million in the six months ended December 31, 1995. The increase reflected the accrual of interest related to the 2005 Notes and 2006 Notes and the Company's increased borrowings under the Old AT&T Credit Facility.

  MINORITY INTEREST

     AT&T Credit Corporation's minority interest in certain of the Company's operating subsidiaries reduced operating losses by approximately $0.2 million for each of the six months ended December 31, 1996, and 1995.

  EBITDA

     EBITDA decreased $16.9 million, or 345%, to ($21.8) million for the six months ended December 31, 1996 from ($4.9) million for the six months ended December 31, 1995. This decrease was due to the changes in revenues, network development, operations and selling, general and administrative expenses discussed above.

  NET LOSS

     As a result of the aforementioned increases in revenues, operating expenses, depreciation and amortization, and interest income and expense, net loss increased $26.0 million, or 292%, to $34.9 million for the fiscal period ended December 31, 1996, from $8.9 million for the six months ended December 31, 1995. Further, net loss to common stockholders increased to $36.9 million from $10.7 million for the same periods, due primarily to the increase in net loss, accompanied by a slight increase in preferred stock dividends between periods.

FISCAL YEAR ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1995

  REVENUES

     During the fiscal year ended June 30, 1996 ("fiscal 1996"), the revenues increased $3.0 million, or 750%, to $3.4 million from $0.4 million during the fiscal year ended June 30, 1995 ("fiscal 1995"). Four of the largest IXCs accounted for approximately $2.1 million, or 60%, of revenues for fiscal 1996 as compared to fiscal 1995, when three of the largest IXCs accounted for approximately $0.3 million, or 85% of revenues for fiscal 1995, reflecting the Company's increased sales to end-users during fiscal 1996.

  OPERATING EXPENSES

     Network Development and Operations

     Network development and operations expenses for fiscal 1996 increased $2.0 million to $5.3 million from $3.3 million in fiscal 1995, reflecting significant increases in personnel, network development and non-payroll operating expenses. These increased costs were associated with developing and establishing centralized engineering, circuit provisioning and network management functions, constructing and initially operating the Company's competitive access networks and performing market feasibility, engineering, rights-of-way and regulatory evaluations in additional target cities. Related personnel costs increased to $4.5 million in fiscal 1996 from approximately $1.3 million in fiscal 1995. Other operating expenses related to the development of prospective new markets, which include expenses such as contract labor and legal expenses and certain franchise fees, travel expenses, rent, utilities, charges and taxes, decreased to $0.8 million in fiscal 1996 from approximately $1.9 million in fiscal 1995.

     Selling, General and Administrative

     In fiscal 1996, selling, general and administrative expenses increased $8.9 million to $13.5 million from $4.6 million in fiscal 1995. Related personnel costs increased to $3.2 million in fiscal 1996 from $2.0 million in fiscal 1995, and corresponding operating costs increased to $10.2 million in fiscal 1996 from $2.2 million in fiscal 1995. This increase reflected costs associated with the Company's efforts in expanding its national and local city sales, marketing and administrative staffs, as well as increased legal and other consulting expenses associated with its aggressive programs for obtaining regulatory approvals and certifications and providing quality network services.

     Non-Cash Compensation

     Non-cash stock compensation expense decreased $3.7 million to $2.7 million for fiscal 1996 from $6.4 million for fiscal 1995. This expense reflects the Company's accrual of non-cash costs for options and warrants granted to key executives, employees and others arising from the difference between the exercise price and the valuation prices used by the Company to record such costs and from the vesting of those options and warrants. Certain of these options had put rights and other factors that required variable plan accounting in fiscal 1994 and fiscal 1995 but, at the end of fiscal 1995, the Company renegotiated contracts with certain of its officers, establishing a limit of $2.5 million on the Company's put right obligations with respect to those contracts. During fiscal 1996, the limit was further reduced to $2.0 million.

     Depreciation and Amortization

     Depreciation and amortization expenses increased $2.6 million to $3.1 million in fiscal 1996 from $0.5 million in fiscal 1995. During fiscal 1996 the Company increased its capital assets to approximately $80.2 million, representing an increase from $15.9 million at the end of fiscal 1995.

  INTEREST AND OTHER INCOME

     Interest and other income increased $4.2 million to $4.4 million for fiscal 1996 from $0.2 million in fiscal 1995. The increase reflected the significant increase in available funds from the Company's sale of its 9% Series B Preferred Stock in June and November 1995 and the 2005 Notes in November 1995.

  INTEREST AND OTHER EXPENSES

     Interest and other expenses increased $10.3 million to $10.5 million in fiscal 1996 from $0.2 million in fiscal 1995. The increase reflected the accrual of interest related to the 2005 Notes and the Company's increased borrowings under the Old AT&T Credit Facility.

  DEBT CONVERSION EXPENSE AND MINORITY INTEREST

     Debt conversion expense in fiscal 1995 totaled $0.4 million, reflecting expenses incurred in connection with the conversion of certain of the Company's debt to equity in September 1994. AT&T Credit Corporation's minority interest in the Company's operating subsidiaries for which it provided funding reduced operating losses by approximately $0.4 million for fiscal 1996, and by $48,055 for fiscal 1995.

  EBITDA

     EBITDA decreased $7.5 million to ($14.9) million at June 30, 1996 from ($7.4) million at June 30, 1995. This change was due to the changes in revenues, network development, operations and selling, general and administrative expenses discussed above.

  NET LOSS

     As a result of the aforementioned increases in revenues, operating expenses, depreciation and amortization, and interest income and expense, net loss increased $12.1 million to $26.8 million for the fiscal year ended June 30, 1996, from $14.7 million for the fiscal year ended June 30, 1995. Further, net loss to common stockholders increased to $30.7 million from ($15.7) million for the same periods, due primarily to the increase in net loss, accompanied by a slight increase in preferred stock dividends between periods.

CAPITAL EXPENDITURES; OPERATING CASH FLOW

     As of June 30, 1998, the Company was operating 32 digital fiber optic networks. The costs associated with the initial construction and operation of a network may vary, primarily due to market variations in geographic and demographic characteristics, and the types of construction technologies which can be used to deploy the network. In addition, the Company has implemented aggressive network expansion and optimization programs. This is evidenced by an increase in fiber optic cable miles to 92,528 fiber miles at December 31, 1997 and 123,982 fiber miles at June 30, 1998, from 48,792 fiber miles at December 31, 1996 and 82,693 fiber miles at June 30, 1997. The Company also significantly increased the number of buildings connected to its network to 1,604 at December 31, 1997 and 2,393 at June 30, 1998, from 595 at December 31, 1996 and 1,083 at
June 30, 1997.

     As the Company develops, introduces and expands its high-speed data, enhanced voice messaging and local switched services in each of its markets, additional capital expenditures and net operating costs will be incurred. The amount of these costs will vary, based on the number of customers served and the actual services provided to the customers.

     Although as of June 30, 1998, the Company was generating revenues from all of its fiber optic networks, on a consolidated basis, it is still incurring negative cash flows due, in part, to the funding requirements for continuing network construction or development and to the roll-out of new data and switched voice services. The Company expects it will continue to incur negative cash flow for at least two more years. There can be no assurance that the Company's networks or any of its other services will ever provide a revenue base adequate to sustain profitability or generate positive cash flow. The Company estimates that in 1998, capital required for implementation of its integrated networks and its other services and to fund negative cash flow will be approximately $200 million. The Company anticipates that current cash resources are sufficient to fund its continuing negative cash flow and required capital expenditures in the near future.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's further development and enhancement of new services as well as the continued development, construction, expansion, operation and potential acquisition of networks, will require substantial capital expenditures. Prior to July 1, 2003, the Company's interest expense on the Notes will be comprised solely of the accretion of original issue discount. Thereafter, the Notes will require annual cash interest payments of $39.8 million. The funding of these expenditures is dependent upon the Company's ability to raise substantial financing. As of June 30, 1998, the Company had raised approximately $759 million from debt and equity financings (approximately $977 million after giving pro forma effect to the issuance of the Notes). The Company estimates that for 1998, capital required for expansion of its infrastructure and services and to fund negative cash flow will be approximately $200 million. At June 30, 1998, the Company had approximately $323.8 million of cash and cash equivalents available for such purposes ($542.1 million after giving pro forma effect to the Private Placement. The Company continues to consider potential acquisitions or other arrangements that may fit the Company's strategic plan. Any such acquisitions or arrangements that the Company might consider are likely to require additional equity or debt financing, which the Company will seek to obtain as required and may also require that the Company obtain the consent of its debt holders.

     Management anticipates that the Company's current cash resources are sufficient to fund the Company's continuing negative cash flow and required capital expenditures in the near future. To meet its additional remaining capital requirements and to successfully implement its strategy, the Company will be required to sell additional equity securities, increase its existing credit facility, acquire additional credit facilities or sell additional debt securities, certain of which would require the consent of the Company's debt holders. Accordingly, there can be no assurance that the Company will be able to obtain the additional financing necessary to satisfy its cash requirements or to implement its strategy successfully, in which event the Company will be unable to fund its ongoing operations, which would have a material adverse effect on its business, results of operations and financial condition.

     On November 14, 1995, the Company completed a private offering of the 2005 Notes and warrants from which the Company received approximately $96.1 million in net proceeds. The 2005 Notes will accrue to an aggregate principal amount of $190.0 million by November 1, 2000, after which cash interest will accrue and be payable on a semi-annual basis.

     The Company also received net proceeds of approximately $4.7 million from the private sale of an additional 50,000 shares of its preferred stock to a principal stockholder and the exercise by that stockholder of warrants to purchase 214,286 shares of Common Stock acquired in the Company's June 1995 preferred stock private placement.

     On March 21, 1996, the Company completed a private offering of the 2006 Notes from which the Company received net proceeds of approximately $61.8 million. The 2006 Notes will accrue to an aggregate principal amount of $120.0 million by April 1, 2001, after which cash interest will accrue and be payable on a semi-annual basis.

     On April 15, 1997, the Company completed the offering of 8,000,000 shares of Common Stock. In connection therewith, the Company completed the sale of an additional 660,000 shares on May 14, 1997 upon exercise of the underwriters' over-allotment option and received aggregate net proceeds of approximately $40.0 million from the sale of these 8,660,000 shares.

     On July 10, 1997, the Company completed the Unit Offering from which the Company received net proceeds of approximately $70 million. Dividends on the 14 3/4% Preferred Stock accrue from the date of issuance, are cumulative and are payable quarterly in arrears, at a rate per annum of 14 3/4% of the liquidation preference per share. Dividends on the 14 3/4% Preferred Stock will be paid, at the Company's option, either in cash or by the issuance of additional shares of 14 3/4% Preferred Stock; provided, however, that after June 30, 2002, to the extent and for so long as the Company is not precluded from paying cash dividends on the 14 3/4% Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is then subject, the Company shall pay dividends on the 14 3/4% Preferred Stock in cash.

     On July 23, 1997, the Company completed the sale of the 2007 Notes. Of the total net proceeds of $204.3 million, the Company placed $70.0 million representing funds sufficient to pay the first five interest payments on the 2007 Notes into an escrow account for the benefit of the holders thereof. Payments of interest on the 2007 Notes are payable semi-annually, and began in January 1998.

     In October 1997, the Company issued the 12 3/4% Preferred Stock from which the Company received net proceeds of approximately $146.0 million. Dividends on the 12 3/4% Preferred Stock accrue from the date of issuance, are cumulative and are payable quarterly in arrears, at a rate per annum of 12 3/4% of the liquidation preference per share. Dividends on the 12 3/4% Preferred Stock will be paid, at the Company's option, either in cash or by the issuance of additional shares of 12 3/4% Preferred Stock; provided, however, that after October 15, 2002, to the extent and for so long as the Company is not precluded from paying cash dividends on the 12 3/4% Preferred Stock by the terms of any agreement or instrument governing any of its then outstanding indebtedness, the Company shall pay dividends on the 12 3/4% Preferred Stock in cash.

     The Company intends to use the remaining proceeds from the sale of the Existing Notes, the 14 3/4% Preferred Stock and the 12 3/4% Preferred Stock towards expansion and construction of local fiber optic networks, the further expansion and introduction of services and to fund negative operating cash flow.

     On December 30, 1997, the Company entered into the New AT&T Credit Facility for the development and construction of fiber optic local networks. The Company has financing commitments for $35.0 million under the New AT&T Credit Facility, of which $35.0 million had been borrowed as of December 31, 1997. Payments of interest on borrowings under the New AT&T Credit Facility are payable quarterly, commencing in December 1998. It is expected that borrowings under the New AT&T Credit Facility will be repaid in connection with the closing of the GSCP Credit Facilities. See "Description of Certain Indebtedness".

     On February 26, 1998, the Company paid approximately $10.3 million to effect the Amendments to the Existing Indentures in order to improve the ability of the Company and its subsidiaries to incur additional indebtedness or make certain investments or acquisitions. See "Description of Certain Indebtedness".

     On March 23, 1998, the Company restructured certain leases resulting in a change from operating to capital lease treatment. This transaction resulted in capitalizing leases totaling $27.6 million.

     On April 3, 1998, the Company completed the offering of 8,100,000 shares of Common Stock at a price of $18.50 per share (the "1998 Common Stock Offering"). 7,502,418 of such shares were issued and sold by the Company and 597,582 of such shares were sold by certain stockholders of the Company. Total net proceeds to the Company from the 1998 Common Stock Offering and the exercise of certain options and warrants in connection therewith were approximately $134.2 million.

     On July 8, 1998, the Company and GSCP signed a commitment letter in respect of the GSCP Credit Facilities. It is expected that the GSCP Credit Facilities will provide for up to $300.0 million in term loan and revolving credit borrowings. See "Description of Certain Indebtedness -- GSCP Credit Facilities".

EFFECTS OF NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (FAS No. 130), "Reporting Comprehensive Income." FAS No. 130 established standards for the reporting and display of comprehensive income and its components in the financial statements. The Company adopted the provisions of this Statement in the quarter ended March 31, 1998. The adoption of this statement had no impact in the manner of the presentation of the Company's financial statements as currently or previously reported.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (FAS No. 131), "Disclosure about Segments of an Enterprise and Related Information." FAS No. 131 requires the Company to present certain information about operating segments and related information, including geographic and major customer data, in its annual financial statements and in condensed financial statements for interim periods. The Company is required to adopt the provisions of this Statement for fiscal years beginning after December 15, 1997. Earlier application is permitted; however, upon adoption the Company will be required to restate previously reported annual segment and related information in accordance with the provisions of FAS No.
131. The Company has not completed its analysis of the impact on the financial statements that will be caused by the adoption of this Statement.

     On March 4, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP"), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This SOP provides guidance on capitalizing certain costs related to computer software developed or obtained for internal use. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company has not completed its analysis of the impact on the financial statements that will be caused by the adoption of this statement.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5"). This statement requires that the costs of start-up activities, including organization costs, be expensed as incurred and is effective for fiscal years beginning after December 31, 1998. The Company has not completed its analysis of the impact on the financial statements that will be caused by the adoption of this statement.

SUBSEQUENT EVENT

     On July 7, 1998, the Company signed a commitment letter with GSCP in respect of the GSCP Credit Facilities. See "Description of Certain Indebtedness -- GSCP Credit Facilities".

YEAR 2000 PROGRAM

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     Based upon a comprehensive systems assessment of its Year 2000 readiness, which included hardware and software for the Company's telecommunications network and information systems, the Company has determined that 71% of its hardware and software is Year 2000 compliant. Accordingly, the Company believes that it will not be required to modify or replace significant portions of its software and hardware so that its computer systems will function properly with respect to dates in the Year 2000 and thereafter. Additionally, because the majority of the hardware and software in use by the Company is of the commercial off-the-shelf variety and requires minimal customization, the Company expects its efforts to bring 100% of the software and hardware into compliance to be minimal. The Company has completed its overall planning phase, and currently is beginning the execution phase, which includes verification and updating of its initial assessment, and the development and execution of specific initiatives to upgrade the remaining non-compliant hardware and software to Year 2000 compliance not later than October 31, 1999.

     The Company is upgrading hardware and software in the normal course of maintenance to make the installed base include only Year 2000 compliant products. In addition to the Year 2000 effort, there is a major strategic initiative underway which will replace much of the information technology of the Company with new products that will be compliant upon implementation. The Company has engaged an Information Technology Association of America Year 2000 certified consulting firm to help execute its Year 2000 readiness program in conjunction with e.spire staff. The Company also has engaged a second independent consulting firm to perform comprehensive testing of its systems.

     Based upon the results of the comprehensive system assessment, the Company believes that its risks of Year 2000 non-compliance (i.e., its "most reasonably likely worst case scenario") are minimal and limited to replacement of a single software product used to provision new customers, the remediation of the general ledger of its subsidiary CyberGate, and the replacement of a small number of personal computers. If the replacement software is not in place before the year 2000, the most likely worst case scenario is that e.spire would not be able to add new customers to its network using an automated system, although it would be able to add new customers manually for a limited time. If the remediation of Cybergate's general ledger is not completed, it may have to resort to manual reporting processes for that subsidiary.

     The Company has initiated formal communications with all of its significant hardware and software suppliers and plans to communicate with large customers and suppliers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. The Company's total Year 2000 project cost and estimates to complete include the estimated costs and time associated with the impact of third party Year 2000 issues based on presently available information. However there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems. The Company is working with its vendors to remove any non-compliant installed hardware and software by October 31, 1999. If third party vendors do not remediate prior to the Year 2000, the most reasonably likely worst case scenario is that there may be problems associated with operating systems, billing information, trouble reports and service orders. Contingency plans will be developed as necessary if a vendor cannot provide the necessary Year 2000 compliant product on a timely basis for the Company to meet that date.

     The Company anticipates completing the Year 2000 project not later than October 31, 1999, which is prior to any anticipated impact on its operating systems. Historical costs include $200,000 for the initial Year 2000 Assessment Report and inventory database. The total cost of the Year 2000 project is estimated to be $5-6 million and will be expensed as incurred and funded with existing cash resources. The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived from numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

                                    BUSINESS

THE COMPANY

     e.spire Communications, Inc., formed in 1993, seeks to be a leading facilities-based ICP to businesses in markets primarily in the southern half of the United States. By the end of 1997, the Company had become one of the first CLECs to combine the provision of dedicated, local and long distance voice services with frame relay, ATM and Internet services. Having established this suite of telecommunications services which emphasizes data capabilities in addition to traditional CLEC offerings, the Company has evolved into an ICP. e.spire seeks to provide customers with superior service and competitive prices while offering a single source for integrated communications services designed to meet its business customers' needs. The Company's facilities-based network infrastructure is designed to provide services to customers on an end-to-end basis, and, as of June 30, 1998, was comprised of 1,433 route miles of fiber in its 32 local networks in 19 states, 44 Newbridge ATM switches, 17 Lucent 5ESS switches and approximately 22,000 backbone longhaul miles in its leased coast-to-coast broadband data network.

     With the passage of the FTA, the Company has enhanced the scope of its product offerings from dedicated services to a full range of switched voice, data and Internet services in order to meet the needs of business end-users, and is expanding its sales, marketing, customer care and OSS capabilities. The Company introduced local switched voice services, including local exchange services in late 1996 and long distance services in late 1997. By June 30, 1998, e.spire had sold 96,405 customer access lines, of which 85,633 were installed, representing a significant increase over the 9,177 access lines sold as of June 30, 1997.

     The Company believes that there is significant unmet demand by businesses for integrated voice and data services from a single-source communications provider. In addition, the domestic market for Internet-related business services is growing rapidly. The Company believes that, through its data network, it is well positioned to satisfy these customer demands by providing its suite of network solutions. This suite of services is integrated through the Company's proprietary e.spire Internet access product, which combines its ISP capabilities and ATM, frame relay, and IP services. The Company also provides additional Internet-based and other data custom solutions and value-added services such as web hosting, managed services and firewall services. The Company's e.spire product currently is offered in its Florida markets and the Company intends to offer it and the Company's other Internet-based services in substantially all of its markets by the end of 1998 to complement its existing data services.

     For the year ended December 31, 1997 and the six months ended June 30, 1998, approximately 42% and 39%, respectively of the Company's revenues were derived from network services, approximately 38% and 32%, respectively, were derived from data and Internet services and approximately 20% and 30%, respectively, from switched local and other services. Included in the network services category of revenues are high capacity dedicated and special access services, and revenues from ACSI Network Technologies for construction contracts and long term leases of high capacity systems. For the year ended December 31, 1997 and the six month period ended June 30, 1998, approximately $1.7 million and $8.1 million is included from these contracts, of which $4.6 million of 1998 revenues was derived from a contract with a single interexchange carrier. Revenues for the year ended December 31, 1997, increased $49.6 million, or 527%, to $59.0 million from $9.4 million for the year ended December 31, 1996. Revenues for the six months ended June 30, 1998, increased $43.4 million, or 219% to $63.2 million from $19.8 million for the six months ended June 30, 1997. As of June 30, 1998, the Company served over 10,400 telecommunications customers, excluding internet dial-up customers.

     The Company believes that a key factor in the successful implementation of its strategy and its improved operating performance is the quality of its management team. In the past twenty one months, the Company hired Jack E. Reich as President and Chief Executive Officer and David L. Piazza as Chief Financial Officer, complementing Anthony J. Pompliano, the Company's founder and Chairman, and Riley M. Murphy, the Company's General Counsel. In addition, in February 1998, the Company hired Ronald E. Spears as Chief Operating Officer. Collectively, these individuals have an average of 21 years of telecommunications industry experience. The Company also has significantly increased its marketing and sales forces during the past year by hiring an additional 151 employees in such departments. As of June 30, 1998, the Company had a total of 278 employees in its marketing and sales forces, an increase of over 119% from June 30, 1997.

STRATEGY

     The Company seeks to provide its customers a choice for local access, utilizing its facilities-based network infrastructure to deliver both voice and data solutions. In order to increase penetration in its target markets, build brand recognition and achieve its strategic objectives, the Company seeks to:

  PROVIDE "ONE-STOP" INTEGRATED COMMUNICATIONS SERVICES

     To meet customer demand and to accelerate penetration in its markets, the Company has broadened the range of voice, data and Internet services it offers and has integrated these services into a bundled package offering a single source solution designed to meet its customers' communications needs. In 1997, the Company introduced new voice products such as local dial tone, long distance, audio conferencing and voice messaging services. In addition, through the 1997 Cybergate Acquisition, the Company also introduced its Internet services and, as of June 30, 1998, served over 46,000 Internet customers. In late 1997, the Company introduced its data and Internet products, which it currently offers in all of its markets. In April 1998, the Company also introduced its PLATINUM product, which offers customers integrated local, long distance, toll free and dedicated Internet access using a single multi-purpose T1. PLATINUM is available in 20 markets. The Company believes that its ability to provide one-stop integrated communications services will enable it to capture a larger portion of its customers' total expenditures on communication services, and reduce customer turnover.

  EXPLOIT RAPIDLY GROWING MARKET FOR DATA SERVICES

     The Company believes that the market for data services is one of the fastest growing segments of the communications market. The Company's suite of data products consisting primarily of the e.spire family of high-speed Internet and data products for small and medium-sized businesses, will be transported over the Company's coast-to-coast, leased broadband data communications network.

  ENHANCE FACILITIES-BASED INFRASTRUCTURE

     Expansion of the Company's facilities-based infrastructure will increase the proportion of communications traffic that is originated and/or terminated on its network and switching facilities, which the Company believes will result in higher long-term operating margins and greater control over its network operations. The Company uses both an on-net and a resale strategy to capture new customers, and intends to accelerate migration of traffic onto its own facilities.

     The Company will continue to install voice and data switches, construct SONET digital local fiber networks and increase the reach of its data backbone. The Company's expansion decisions are structured to efficiently deploy capital and are based upon a number of economic factors, including customer demographics in each market and anticipated cost savings associated with particular installations. The Company's state-of-the-art infrastructure and high capacity bandwidth facilitate efficient network expansion. The Company recently announced plans to expand its local network infrastructure into six additional markets:
Atlanta, Washington, D.C., San Antonio, South Florida, New York and Philadelphia. In addition, the Company plans to deploy a broadband long-haul network between New York and Baltimore. Combined, these expansions are anticipated to increase

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

the network facilities to over 2200 route miles by year end. The Company also installed 20 Lucent 5ESS switches as of August 20, 1998 and plans to install an additional 5 by year end.

  BUILD MARKET SHARE THROUGH FOCUSED CUSTOMER SALES AND SERVICE

     The Company believes that its local, customer-oriented, single point-of-service sales structure facilitates greater customer care in both the sales and customer service processes and differentiates e.spire as a customer-focused telecommunications services provider. In addition to its field sales force, the Company's major account team targets large national accounts, and its carrier sales group targets dedicated services to long distance carriers and ISPs. As of June 30, 1998, the Company had 278 employees in its marketing and sales forces, an increase of over 119% from June 30, 1997. The Company supplements its internal marketing and sales force through alternative sales channels, and had executed 117 sales agency agreements as of June 30, 1998.

     The Company currently is implementing an integrated customer care strategy that emphasizes infrastructure improvements, training of personnel, performance monitoring and image/brand recognition. The customer care strategy is intended to provide a heightened level of responsive and cost efficient customer service across the Company's full range of existing and planned products and services, with a particular emphasis on operational support and other information/financial systems. The Company is in the process of supplementing its customer service effort with an integrated customer care and billing software platform, differentiating e.spire from its major competitors.

  EXPAND THROUGH STRATEGIC ACQUISITIONS AND ALLIANCES

     The Company believes that acquisitions of, and joint ventures and other strategic alliances with, related or complementary businesses in its region will enable it to more rapidly execute its business plan by providing additional customers, new products and services, service and technical support and additional cash flow. For example, the Cybergate Acquisition increased the Company's penetration of its current markets and accelerated its entry into new markets by expanding the scope of the Company's Internet product offerings. As part of its expansion strategy the Company plans to consider additional acquisitions, joint ventures and strategic alliances in communications, Internet access and other related service areas.

COMPANY SERVICES

     DEDICATED SERVICES. The Company's dedicated services provide high capacity non-switched interconnections: (i) between POPs of the same IXC; (ii) between POPs of different IXCs; (iii) between large business and government end-users and their selected IXCs; (iv) between an IXC POP and an ILEC central office or between two ILEC central offices; and (v) between different locations of business or government end-users.

     - SPECIAL ACCESS SERVICES. Special access services provide a link between an end-user location and the POP of its IXC, or links between IXC POPs, thus bypassing the facilities of the ILEC. These services, which may be ordered by either the long distance customer or directly by its IXC, typically provide the customer better reliability, shorter installation intervals, and lower costs than similar services offered by the ILEC. Customer charges are based on the number of channel terminations, fixed and mileage-sensitive transport charges, and costs for any services required to multiplex circuits.

     - SWITCHED TRANSPORT SERVICES. Switched transport services are offered to IXCs that have large volumes of long distance traffic aggregated by a ILEC switch at a central office where the Company has collocated its network. The Company provides dedicated facilities for transporting these aggregated volumes of long distance traffic from the ILEC central office to its POP or between ILEC central offices.

     - PRIVATE LINE SERVICES. Private line services provide dedicated facilities between two end-user locations in the same metropolitan area (e.g., a central banking facility and a branch office or a manufacturing facility and its remote data processing center) and are priced like special access services (channel termination charges plus transport and any associated multiplexing charges). The Company expects the demand for private line service to increase in conjunction with higher bandwidth customer applications.

     SWITCHED VOICE SERVICES. As of August 31, 1998, the Company had installed 20 Lucent 5ESS switches to provide facilities-based local exchange service in 20 of its markets. The Company also provides such services on a resale basis in 35 markets. As an adjunct to its local switched services, the Company provides long distance, calling card and other interLATA services.

     The Company's switched voice services include telephone exchange service, including optional enhanced services such as call waiting, caller ID and three-way conference calling; switching traffic between The Company's switch and a business customer's PBX and routing local, intraLATA and interLATA phone calls according to the customers' specific requirements; providing local dial tone services with functionality such as free internal communications, call forwarding, call transfer, conference call and speed dialing; ISDN data services; and origination and termination of long distance traffic between a customer premises and interexchange carrier via shared trunks utilizing the Company's local switch.

     HIGH SPEED INTERNET AND DATA SERVICES AND CYBERGATE ACQUISITION. In January 1997, the Company consummated the Cybergate Acquisition. Cybergate, Inc. ("Cybergate"), an ISP, delivers high-speed data communications services, including computer network connections and related infrastructure services, that provide both commercial and residential customers access to the Internet through their personal computers and the use of a modem. As of June 30, 1998, Cybergate had over 46,000 customers. The Cybergate Acquisition enabled e.spire to become a major provider of high-speed data communications services in the southern United States.

     In 1997, the Company introduced the e.spire family of high-speed Internet and data services for businesses as well as government and educational institutions, ISPs and carriers. The e.spire family of services operates over the Company's coast-to-coast, leased broadband data communications network which supports the following services:

     - e.spire INTERNET ACCESS SERVICE. The data and Internet data backbone is connected to the Global Internet via public and private peering arrangements with Tier I-Internet backbone providers at strategic NAPs across the United States. This enables the Company to provide high-quality dedicated and dial-up Internet connectivity and IP transport for the business and reseller community. The service is targeted to consumers, local and regional ISPs and corporate Internet users requiring dedicated access. The service operates at dedicated speeds ranging from 56 kbps to 45 Mbps and at industry-standard dial-up speeds.

     - e.spire FRAME RELAY SERVICE. This service is designed for bandwidth needs that vary, and for interconnecting geographically dispersed networks and equipment. Businesses of any size can take advantage of e.spire Frame Relay for internetworking, application sharing, e-mail, file transfer, PC-to-PC and PC-to-Server communications. The Frame Relay backbone is connected to frame relay networks of other key providers via NNIs (Network-to-Network Interfaces) thus enabling the Company to offer comprehensive solutions to local, regional, and national businesses regardless of their location. This service supports standard multi-protocol encapsulation which makes it easier to integrate new and legacy systems. The service support user port connections ranging from 56 kbps to 1.5 Mbps with a wide range of Committed Information Rates.

     - e.spire ATM SERVICE. This service provides a solution to local, regional and national businesses with highbandwidth, delay-sensitive data communications applications. With e.spire ATM service, the performance needs of complex, media-rich applications such as

       CAD/CAM, remote super-computing, medical imaging, video conferencing, and voice calls are easily met. This service is also ideal for higher-volume users of applications such as PC-to-server and file transfer. The service supports both Constant Bit Rate and Variable Bit Rate service levels over Permanent Virtual Circuits with user port speeds ranging from 2 Mbps to 45 Mbps.

     - e.spire BUNDLED INTERNET SOLUTIONS. The Company also provides turnkey business Internet solutions. These solutions include dedicated Internet Access, pre-configured Customer Premises Equipment, web site hosting account, domain name registration and maintenance, news feed, and end-to-end service installation. These solutions enable businesses to benefit from integrated billing and network management.

     - e.spire CUSTOM NETWORK SERVICES. These services include design, installation, maintenance, hardware (such as switches, routers and modems) and configuration (such as maintaining consistent versions of the router software and deploying consistent configurations) of a customer's network. The Company's custom network services are designed to eliminate many of the timing, coordination and inter-operability issues that arise in installations requiring multiple vendors.

     - e.spire MANAGED NETWORK SERVICE. This service provides complete management and monitoring of all customer equipment and network elements needed to operate dedicated Internet or frame relay services. Companies of all sizes can enhance their competitive performance, eliminating the need to commit their own resources to the costly, time-consuming job of network management.

     - e.spire PLATINUM SERVICE. This service provides integrated local, long distance, toll free and Dedicated Internet Access using a single multipurpose T1. Voice services come complete with a full range of standard and optional custom features, and Internet access can be provided up to 512Kbps. The Company believes PLATINUM provides an unprecedented mix of voice and data services on a consolidated invoice.

SALES, MARKETING AND SERVICE DELIVERY

     The Company seeks to provide its customers a choice for local access, utilizing its facilities-based network infrastructure to deliver both voice and data solutions. The Company's customers include corporations, financial services companies, government departments and agencies, and academic, scientific and other major institutions as well as ISPs, IXCs and other carriers.

     The Company's sales and marketing approach is to build long-term business relationships with its customers, with the intent of becoming the single source provider of their telecommunications services. The Company's sales force includes specialized professionals who focus on sales to retail, wholesale and alternate channel (agents and value-added resellers) consumers of the Company's telecommunications services. The Company's sales staff works to gain a better understanding of the customer's operations in order to develop innovative, application-specific solutions to each customer's needs. Sales personnel locate potential business customers by several methods, including customer referral, market research, cold calling and networking alliances.

     Enhanced data services, like all other Company services, are sold through the Company's existing sales force and supported by engineers and other sales channels such as agents and value-added resellers, including independent providers of communications hardware to customers. This approach enables the Company to (i) emphasize the applications solutions aspects of enhanced data services and (ii) utilize the expertise and resources of other vendors. The Company intends to continue expanding its sales and engineering support staff and other technical specialists in order to meet the growing demand for enhanced data services. See "-- Network".

     Historically, the Company has established new customer relationships by providing customers with local or data services and subsequently marketing additional services to such customers. Having evolved into an ICP, however, the Company intends to emphasize its ability to provide customers "one-stop" integrated voice, data and Internet communications services in its sales and marketing efforts.

     The Company's service delivery staff is primarily responsible for coordinating service and installation activities. Service delivery activities include coordinating installation dates and equipment delivery and testing. The Company's customer service and technical staff plans, engineers, monitors and maintains the integrity, quality and availability of the Company's networks. The Company's technical staff are available to customers 24 hours every day.

NETWORK

     The Company has deployed its network infrastructure on a "smart-build" approach, selecting the most economic alternative of constructing or leasing facilities or a combination thereof. As of June 30, 1998, the Company had local fiber optic networks in service in 32 markets. The Company continues to expand those networks and will look to identify new markets for other network expansion opportunities. The Company generally chooses to own facilities where (i) there is no attractive fiber optic network alternative, (ii) ownership creates strategic value for the Company and/or (iii) large concentrations of telecommunications traffic are accessible, or have been secured, to justify network construction. In addition to the "build" vs. "lease" decision for network deployment, the Company also will consider potential network acquisitions from time to time.

     The Company also seeks to expand the reach of its backbone data network through agreements with certain third parties to deliver enhanced data communications services through a seamless data network. Often, the Company offers data services in geographic markets where it has not deployed its own local fiber optic network by leasing facilities from a variety of entities, including ILECs, utilities, IXCs, cable companies and various transit/highway authorities. In many cases, such capacity is obtained through the purchase of "dark fiber." The combination of the Company's local networks and its broadband data backbone network comprise the seamless network platform which the Company utilizes to offer its broad array of telecommunications services to customers.

     The Company utilizes Newbridge ATM networking technology on its data backbone network, allowing its network capacity to be efficiently shared between multiple platforms. The Company's local networks are comprised of fiber optic cable, integrated switching facilities, advanced electronics, data switching equipment (e.g., frame relay and ATM), transmission equipment and associated wiring and equipment. By virtue of their state-of-the-art equipment and ring-like architecture, the Company's networks offer electronic redundancy and diverse access routing. Through automatic protection switching, if any electrical component or fiber optic strand fails, the signal is instantaneously switched to a "hot standby" component or fiber. Since network outages and transmission errors can be very disruptive and costly to long distance carriers and other customers, consistent reliability is critical to customers.

     In those markets where the Company chooses to deploy broadband fiber networks, the Company's strategy is to first develop the "carrier ring" portion of its network, a high capacity network designed to be accessible to all the major long distance carriers and key ILEC central offices in the area. This portion of the network allows the Company to provide access to the ILEC central offices, the IXC POPs and customer buildings. Second, the Company designs a larger "backbone ring" extending from the carrier ring, with a view toward making the network accessible to the largest concentration of telecommunciations-intensive business and government customers in the area. Hubs are strategically located on the backbone ring. Third, the Company concentrates its sales and marketing efforts on adding business and government customers located on or very near its backbone network and hub locations. Once the Company determines that there is sufficient customer demand in a particular area, it extends "distribution rings" from the backbone ring to reach specific business customers in that area. The Company's emphasis is on the building and expansion of these local networks to reach end user customers in buildings or office parks with substantial telecommunications needs.

     The Company's network management center in Annapolis Junction, Maryland monitors all of the Company's networks from one central location. Centralized electronic monitoring and control of the Company's networks allows the Company to avoid duplication of this function in each city. This consolidated operations center also helps make the Company's per customer monitoring and customer service costs lower than if such costs were monitored on a single-city basis. The Company also plans to enhance its use of this facility to monitor the performance of data and switched voice services. During 1997, the Company performed various network management services for other telecommunications service providers and plans to continue to offer these services on a limited basis.

INDUSTRY OVERVIEW

     The continuing deregulation of the telecommunications industry and technological change have resulted in an increasingly information-intensive business environment. Regulatory, technological, marketing and competitive trends have expanded substantially the Company's opportunities in the converging voice and data communications services markets. Technological advances, including rapid growth of the Internet, the increased use of packet switching technology for voice communications and the growth of multimedia applications, are expected to result in substantial growth in the high-speed data services market.

     DEDICATED SERVICES. Competition in the local exchange services market began in the mid-1980s. In New York City, Chicago and Washington, D.C., newly formed companies provided dedicated non-switched services by installing fiber optic facilities connecting POPs of IXCs within a metropolitan area and, in some cases, connecting business and government end-users with IXCs. Most of the early competitors operated limited networks in the central business districts of major cities in the U.S. where the highest concentration of voice and data traffic, including IXC traffic, is typically found. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer customers service that was generally less expensive and of higher quality than could be obtained from the ILECs due, in part, to antiquated copper-based facilities used in many ILEC networks.

     LOCAL SWITCHED VOICE SERVICES. The FCC Interconnection Decisions in 1992 and 1993 enabled CAPs to provide interstate switched access services in competition with ILECs, which has encouraged the development of the competitive interstate switched access market. Competition in this market was further enhanced with the passage of the FTA, which requires (i) removal of state, local and long distance entry barriers, (ii) ILECs to provide interconnections to their facilities, and (iii) access to rights-of-way.

     DATA COMMUNICATIONS SERVICES. The Company believes that high-speed data communications services represent one of the fastest growing segments of the telecommunications services market, due in part to the continuing proliferation of computers and the increasing need to interconnect these computers via local and wide area networks, the dramatic growth of the Internet and the emergence of multimedia applications. Together, these applications have spawned numerous network technologies and communications protocols to support legacy, current and emerging needs. The domestic network infrastructure currently supporting both voice and data transport requirements, which focuses on IP switching and framed relay services, is being strained by the increasing demand for high-bandwidth transport at both the local and national levels. The Company believes that the increasing volume and complexity of high-speed applications will further strain the domestic network infrastructure and create an opportunity for e.spire to provide a single high-quality ATM-based network capable of consistently supporting diverse data communications needs. In addition, businesses are increasingly using the Internet to transmit e-mail, engage in commercial transactions (e.g., electronic commerce) and develop internal communications networks, or "intranets." Increasing business utilization of the Internet has added to the demand for higher-speed access applications.

COMPETITION

     The Company operates in a highly competitive environment and currently does not have a significant market share in any of its markets. Most of its actual and potential competitors have substantially greater financial, technical, marketing and other resources (including brand name recognition) than the Company. Also, the continuing trend toward business alliances in the telecommunications industry and the absence of substantial barriers to entry in the data and Internet services markets, could give rise to significant new competition.

     In each of its markets, the Company's primary competitor is the ILEC serving that geographic area. ILECs are established providers of dedicated and local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to voice, data and Internet-service providers such as the Company, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services (as opposed to switched local exchange services), the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed additional flexibility by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the income of competitors to the ILECs, including the Company, could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services, pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the ILEC, including the Company.

     In the local exchange market, the Company also faces competition or prospective competition from other carriers, many of which have significantly greater financial resources than the Company. For example, AT&T, MCI and Sprint, which historically have been purely long distance carriers, have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs' or other providers' services. In addition to these long distance service providers, entities that currently offer or are potentially capable of offering local switched services include companies that have previously been known purely as CAPs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and large customers who build private networks. These entities, upon entering into appropriate interconnection agreements or resale agreements with ILECs, including RBOCs, can offer single source local and long distance services, like those offered by the Company. In addition, a continuing trend towards business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The proposed merger of WorldCom, Inc. and MCI or AT&T's proposed acquisition of Teleport Communications Group, Inc. and TCI Cable are examples of some of the alliances that are being formed. Many of these combined entities may have resources far greater than those of the Company. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered by the Company.

     The Company will also face competition from other fixed wireless services, including MMDS, LMDS, 24 GHz and 38 GHz wireless communications systems, WCS, FCC Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. The FCC has issued or is in the process of issuing licenses for these services to provide broadband integrated telecommunications services on a point-to-point and/or point-to-multipoint basis. Many of these service providers have already raised substantial capital and have commenced building their wide-area networks, primarily in urban areas. Upon entering into appropriate interconnection agreements with ILECs, these service providers are expected to provide integrated voice and data services comparable to those the Company currently offers or intends to offer. Many of these companies have announced plans to target small and medium-sized businesses and may enjoy certain advantages over the Company with respect to the speed with which they can deploy their own facilities directly serving end user premises to the extent that they need not lease or resell "last mile" facilities from the ILEC. In addition, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company, in particular for certain low data-rate transmission services.

     With respect to mobile wireless telephone system operators, the FCC has authorized cellular, PCS, and other CMRS providers to offer wireless services to fixed locations, rather than just to mobile customers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with the Company and providers of other types of traditional wireless telephone service.

     Section 271 of the FTA prohibits an RBOC from providing long-distance service that originates (or in certain cases terminates) in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. The FCC has denied all four applications for such approval filed to date. The Company anticipates that a number of RBOCs will file additional applications for in-region long distance authority in 1998. The FCC will have 90 days from the date an application for in-region long distance authority is filed to decide whether to grant or deny the application.

     Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest IXCs will be in a position to offer single-source local and long distance. On December 31, 1997, a United States District Court judge in Texas held unconstitutional certain sections of the FTA, including Section 271. This decision would permit the three RBOCs that are parties to the case immediately to begin offering widespread in-region long distance services. The decision, however, was stayed on February 11, 1998 by the Court upon motion from the defendants. Unless overturned on appeal, this decision could have a material adverse effect on the Company. The FCC and certain IXCs have filed appeals of the decision with the United States Court of Appeals for the Fifth Circuit. Although there can be no assurance as to the outcome of this litigation, the Company believes that significant parts of the District Court decision may be reversed or vacated on appeal.

     The market for data communications and Internet access services, including IP switching, is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. In addition, new FCC rules went into effect in February 1998 which will make it substantially easier for many non-U.S. telecommunications companies to enter the U.S. market, thus potentially further increasing the number of competitors.

     The Company believes that its ability to compete successfully depends on a number of factors, including: market presence; the ability to execute a rapid expansion strategy: the capacity, reliability and security of its network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the timing of the introduction of new services by the Company and its competitors; the Company's ability to support industry standards; and general industry and economic trends. The Company's success in this market will depend heavily upon its ability to provide high quality Internet connectivity and value-added Internet services at competitive prices.

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

REGULATION

  OVERVIEW

     The Company's services are subject to federal, state and local regulation. The FCC exercises jurisdiction over all facilities and services of telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. State regulatory commissions retain jurisdiction over the Company's facilities and services to the extent they are used to originate or terminate intrastate communications. Local governments may require the Company to obtain licenses or franchises regulating use of public rights-of-way necessary to install and operate its networks.

  THE FEDERAL TELECOMMUNICATIONS ACT OF 1996

     STATUTORY REQUIREMENTS. On February 1, 1996, the U.S. Congress enacted comprehensive telecommunications reform legislation, which the President signed into law as the FTA on February 8, 1996. The Company believes that this legislation is likely to enhance competition in the local telecommunications marketplace because it (i) preempts state and local entry barriers and gives the FCC authority to enforce such preemption, (ii) requires ILECs to provide interconnection to their facilities, (iii) facilitates end-users' choice to switch service providers from ILECs to CLECs and (iv) requires access to rights-of-way.

     The FTA requires all LECs (including ILECs and CLECs): (i) not to prohibit or unduly restrict resale of their services; (ii) to provide number portability;
(iii) to provide dialing parity and nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listings; (iv) to afford access to poles, ducts, conduits and rights-of-way; and (v) to establish reciprocal compensation arrangements for the transport and termination of local telecommunications traffic. It also requires ILECs to negotiate local interconnection agreements in good faith and to provide interconnection (a) for the transmission and routing of telephone exchange service and exchange access,
(b) at any technically feasible point within the ILEC's network, (c) that is at least equal in quality to that provided by the ILEC to itself, its affiliates or any other party to which the ILEC provides interconnection and (d) at rates, terms and conditions that are just, reasonable and nondiscriminatory. ILECs also are required under the new law to provide nondiscriminatory access to network elements on an unbundled basis at any technically feasible point, to offer their local telephone services for resale at wholesale rates, and to facilitate collocation of equipment necessary for competitors to interconnect with or access unbundled network elements.

     In addition, Section 271 of the FTA requires RBOCs to comply with certain safeguards and offer interconnection that satisfies a prescribed 14-point competitive checklist before the RBOCs are permitted to provide in-region interLATA (i.e. long distance) services. These safeguards are designed to ensure that the RBOCs' competitors have access to local exchange and exchange access services on nondiscriminatory terms and that subscribers of regulated non-competitive RBOC services do not subsidize their provision of competitive services. The safeguards also are intended to promote competition by preventing RBOCs from using their market power in local exchange services to obtain an anti-competitive advantage in the provision of other services.

     Three RBOCs have filed applications with the FCC for authority to provide in-region interLATA service in selected states. Requests by SBC Communications Inc. in Oklahoma, by Ameritech in Michigan, and by BellSouth in South Carolina and Louisiana to provide long distance, all were denied by the FCC. A second request by BellSouth for authority to provide long distance in Louisiana remains pending at the FCC. Other RBOCs have begun the process of applying to provide in-region interLATA service by filing with state commissions notice of their intent to file at the FCC.

     In addition, several RBOCs challenged the constitutionality of certain provisions of the FTA which bar the RBOCs from providing in-region interchange and other services by filing a lawsuit in the U.S. District Court for the Northern District of Texas (captioned SBC Communications, Inc. v. FCC, Civil Action No. 7:97-CV-163-X (Kendall, J.)). On December 31, 1998, Judge Kendall released an order which invalidated Sections 271-275 of the FTA as they pertain to SBC, US West and Bell Atlantic, after finding that these provisions violated the constitutional prohibition against "bills of attainder." However, Judge Kendall's decision was reversed by the U.S. Court of Appeals for the Fifth Circuit on September 4, 1998.

     The FTA also granted important regulatory relief to industry segments which compete with CLECs. ILECs were given substantial new pricing flexibility. RBOCs have the ability to obtain authorization to provide long distance services under prescribed circumstances and were granted new rights to provide certain cable TV services. IXCs were permitted to construct their own local facilities and/or resell local services. State laws no longer can require CATVs to obtain a franchise before offering telecommunications services nor permit CATVs' franchise fees to be based on their telecommunications revenues. In addition, under the FTA all utility holding companies are permitted to diversify into telecommunications services. See "Risk Factors -- Competition".

     FCC RULES IMPLEMENTING THE LOCAL COMPETITION PROVISIONS OF THE FTA. On August 8, 1996, the FCC released a First Report and Order, a Second Report and Order and a Memorandum Opinion and Order in its CC Docket 96-98 (combined, the "Interconnection Orders") that established a framework of minimum, national rules enabling state Public Service Commissions ("PSC," or "State Commissions") and the FCC to begin implementing many of the local competition provisions of the FTA. In its Interconnection Orders, the FCC prescribed certain minimum points of interconnection necessary to permit competing carriers to choose the most efficient points at which to interconnect with the ILECs' networks. The FCC also adopted a minimum list of unbundled network elements that ILECs must make available to competitors upon request and a methodology for states to use in establishing rates for interconnection and the purchase of unbundled network elements. The FCC also adopted a methodology for states to use when applying the FTA's "avoided cost standard" for setting wholesale prices with respect to retail services.

     The following summarizes the key issues addressed in the Interconnection Orders.

     - INTERCONNECTION. ILECs are required to provide interconnection for telephone exchange or exchange access service, or both, to any requesting telecommunications carrier at any technically feasible point. The interconnection must be at least equal in quality to that provided by the ILEC to itself or its affiliates and must be provided on rates, terms and conditions that are just, reasonable and nondiscriminatory.

     - ACCESS TO UNBUNDLED ELEMENTS. ILECs are required to provide requesting telecommunications carriers with nondiscriminatory access to network elements on an unbundled basis at any technically feasible point on rates, terms, and conditions that are just, reasonable and nondiscriminatory. At a minimum, ILECs must unbundle and provide access to network interface devices, local loops, local and tandem switches (including all software features provided by such switches), interoffice transmission facilities, signaling and call-related database facilities, operations support systems and information and operator and directory assistance facilities. Further, ILECs may not impose restrictions, limitations or requirements upon the use of any unbundled network elements by other carriers.

     - METHODS OF OBTAINING INTERCONNECTION AND ACCESS TO UNBUNDLED
       ELEMENTS. ILECs are required to provide physical collocation of equipment necessary for interconnection or access to unbundled network elements at the ILEC's premises, except that the ILEC may provide virtual collocation if it demonstrates to the PSC that physical collocation is not practical for technical reasons or because of space limitations.

     - TRANSPORT AND TERMINATION CHARGES. The FCC rules require that LEC charges for transport and termination of local traffic delivered to them by competing LECs must be cost-based and should be based on the LECs' Total Element Long-Run Incremental Cost ("TELRIC") of providing that service. However, as discussed below, the FCC's pricing and costing rules have been vacated by the U.S. Court of Appeals for the Eighth Circuit.

     - PRICING METHODOLOGIES. New entrants were required to pay for interconnection and unbundled elements at rates based on the ILEC's TELRIC of providing a particular network element plus a reasonable share of forward-looking joint and common costs, and may include a reasonable profit. However, as discussed below, these rules have been vacated by the Eighth Circuit.

     - RESALE. ILECs are required to offer for resale any telecommunications service that they provide at retail to subscribers who are not telecommunications carriers. PSCs were required to identify which marketing, billing, collection and other costs will be avoided or that are avoidable by ILECs when they provide services on a wholesale basis and to calculate the portion of the retail rates for those services that is attributable to the avoided and avoidable costs. However, as discussed below, the specific federal pricing requirements have been vacated by the Eighth Circuit.

     - ACCESS TO RIGHTS-OF-WAY. The FCC established procedures and guidelines designed to facilitate the negotiation and mutual provision of nondiscriminatory access by telecommunications carriers and utilities to their poles, ducts, conduits, and rights-of-way.

     - UNIVERSAL SERVICE REFORM. All telecommunications carriers, including the Company, are required to contribute funding for universal service support, on an equitable and nondiscriminatory basis, in an amount sufficient to preserve and advance universal service pursuant to a specific or predictable universal service funding mechanism. On May 8, 1997, the FCC released an order implementing these requirements by reforming its existing access charge and universal service rules. See
       "-- Other Federal Regulation -- Universal Service Reform" below.

     Most provisions of the Interconnection Orders were appealed. Numerous appeals were consolidated for consideration by the Eighth Circuit (captioned Iowa Utilities Board v. FCC). On July 18, 1997, the Court of Appeals released its decision regarding issues raised in the consolidated appeals of the Interconnection Orders. The Interconnection Orders were upheld in part and reversed in part. A non-exclusive list of decisions rendered include that:

     - The FCC exceeded its jurisdiction in establishing rules governing the prices that ILECs may charge competitors for interconnection, unbundled access and resale. The Court ruled that the authority to establish prices for local communications facilities and services is reserved to the States and, thus, vacated the FCC's pricing rules (except as they apply to CMRS providers).

     - The FCC's "pick and choose" rule, which allows competitors to select individual terms of previously approved interconnection agreements for their own use, conflicts with the purposes of the FTA, and also was vacated.

     - The FCC lacks authority to hear formal complaints which involve the review and/or enforcement of certain terms of local interconnection agreements approved by State commissions.

     - The FCC lacks authority to require interconnection agreements which were negotiated before the enactment of the FTA to be submitted for State commission approval.

     - The FCC may not adopt a blanket requirement that State interconnection rules must be consistent with the FCC's regulations.

     - The FCC correctly concluded that ILEC operations support systems, operator services and vertical switching features qualify as network elements that are subject to the unbundling requirements of the FTA.

     - The FCC's definition of "technically feasible" was upheld for purposes of deciding where ILECs must permit interconnection by competitors, but the FCC's use of this term to determine what elements must be unbundled was rejected.

     - The FCC erred in deciding that ILECs could be required by competitors to provide interconnection and unbundled network elements at levels of quality which exceed those levels at which ILECs provide such services to themselves.

     - The FCC cannot require ILECs to recombine network elements for competitors, but competitors may recombine such network elements themselves as necessary to provide telecommunications services.

     - Claims that the unbundling rules constitute an unconstitutional taking were not decided because they were either raised by parties which lacked standing or were not ripe for review.

     - FCC rules and policies regarding the ILECs' duty to provide for physical collocation of equipment were upheld.

     - The FCC's rules requiring ILECs to allow the resale of promotional prices lasting more than 90 days were upheld.

The Interconnection Orders, and resulting local interconnection rules, were vacated in part consistent with these decisions. The U.S. Supreme Court has granted certiorari to review most aspects of the Eight Circuit decision regarding the Interconnection Orders. The Company cannot predict the outcome of this litigation or the requests for reconsideration that remain pending at the FCC. Notably, the FCC made the use of forward looking, economic costs for the pricing of local interconnection, transport and termination and unbundled network elements, a temporary condition of its approval of the merger of Bell Atlantic and NYNEX. However, after the FCC indicated in its denial of Ameritech's application for in-region long distance authority that an RBOC's use of such forward looking, economic costs is relevant to the issue of whether it has satisfied the conditions necessary for approval of such an application, the Eighth Circuit issued a mandamus order instructing the FCC not to enforce such a requirement. On August 10, 1998, the Eighth Circuit issued a ruling in a related appeal upholding the FCC's regulations that "shared transport" be made available as an unbundled network element.

     ADVANCED COMMUNICATIONS SERVICES. On August 6, 1998, the FCC took two related actions regarding the deployment of advanced communications services. "Advanced communications services" are wireline, broadband telecommunications services, such as services that rely on digital subscriber line technology (commonly referred to as xDSL) and packet-switched technology. In its first action, the FCC issued a Notice of Inquiry (NOI) pursuant to Section 706 of the FTA seeking information regarding whether advanced telecommunications capability is being deployed to all Americans in a reasonable and timely fashion. Section 706 gives the FCC the right to forbear from regulating a market, including ILEC activities, if the FCC concludes that such forbearance is necessary to encourage the rapid deployment of advanced telecommunications capability. The Company expects the FCC to conclude its inquiry in early 1999.

     In its second action, the FCC issued a Memorandum Opinion and Order (Order) and a Notice of Proposed Rulemaking (NPRM) which (i) clarified its views on the applicability of existing statutory requirements in Sections 251 and 271 to advanced services, and (ii) sought comment on a wide variety of issues associated with the provision of advanced services by wireline carriers. Generally, the FCC clarified that the Section 251 interconnection, unbundling and resale obligations of ILECs extend to their provision of advanced services, and proposed measures to promote the deployment of advanced services by both ILECs and CLECs. Among the proposals which generally were favorable to CLECs are those for expanded physical collocation rights and strengthened rights to order unbundled network elements ("UNEs") required to provide advanced services. However, the FCC also proposed to encourage ILEC deployment of advanced services by permitting them to provide such services through a separate affiliate which would not be regulated as an ILEC. Thus, such a separate affiliate of the ILEC would not be subject to Section 251 unbundling and resale obligations, and may be permitted to provide certain interLATA services. The Company cannot predict the final outcome of these proceedings.

     OTHER FEDERAL REGULATION. In general, the FCC has a policy of encouraging the entry of new competitors, such as the Company, in the telecommunications industry and preventing anti-competitive practices. Therefore, the FCC has established different levels of regulation for dominant carriers and nondominant carriers. For domestic common carrier telecommunications regulation, large ILECs such as GTE and the RBOCs are currently considered dominant carriers in their local exchange markets, while CLECs such as the Company are considered nondominant carriers.

     - TARIFFS. As a nondominant carrier, the Company may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization. Services of nondominant carriers have been subject to relatively limited regulation by the FCC, primarily consisting of the filing of tariffs and periodic reports. However, nondominant carriers like the Company must offer interstate services on a nondiscriminatory basis, at just and reasonable rates, and remain subject to FCC complaint procedures. With the exception of informational tariffs for operator-assisted services and tariffs for interexchange casual calling services, the FCC has ruled that IXCs must cancel their tariffs for domestic, interstate interexchange services. Tariffs remain required for international services. The effectiveness of those orders currently is subject to a stay issued by the U.S. Court of Appeals for the District of Columbia Circuit. The FCC also has issued an order providing CLECs the option to cease filing tariffs for interstate interexchange access services and has proposed to make the withdrawal of CLEC access service tariffs mandatory. Pursuant to these FCC requirements, the Company has filed and maintains tariffs for its interstate services with the FCC. All of the interstate access and retail "basic" services (as defined by the FCC) provided by the Company are described therein. "Enhanced" services (as defined by the FCC) need not be tariffed. The Company believes that its enhanced voice and Internet services are "enhanced" services that need not be tariffed.

     - INTERNATIONAL SERVICES. Nondominant carriers such as the Company also are required to obtain FCC authorization pursuant to Section 214 of the Communications Act and file tariffs before providing international communications services. The Company has obtained authority from the FCC to provide voice and data communications services between the United States and all foreign points on a resale basis.

     - ILEC PRICE CAP REGULATION REFORM. In 1991, the FCC replaced traditional rate of return regulation for large ILECs with price cap regulation. Under price caps, ILECs can only raise prices for certain interstate services by a small percentage each year. In addition, there are constraints on the pricing of ILEC services that are competitive with those of CLECs. On September 14, 1995, the FCC proposed a three-stage plan that would substantially reduce ILEC price cap regulation as local markets become increasingly competitive and ultimately would result in granting ILECs nondominant status. Adoption of the FCC's proposal to reduce significantly its regulation of ILEC pricing would significantly enhance the ability of ILECs to compete against the Company and could have a material adverse effect on the Company. The FCC released an order on December 24, 1996 which adopted certain of these proposals, including the elimination of the lower service band index limits on price reductions within the access service category. The FCC's December 1996 order also eased the requirements necessary for the introduction of new services by ILECs. On May 7, 1997, the FCC took further action in its CC Docket No. 94-1 updating and reforming its price cap plan for the ILECs. Among other things, the changes require price cap LECs to reduce their price cap indices by 6.5 percent annually, less an adjustment for inflation. The FCC also eliminated rules that require ILECs earning more than certain specified rates of return to "share" portions of the excess with their access customers during the next year in the form of lower

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

       access rates. These actions could have a significant impact on the interstate access prices charged by the ILECs with which the Company competes.

     - ACCESS CHARGES. Over the past few years, the FCC has granted ILECs significant flexibility in pricing their interstate special and switched access services. Under this pricing scheme, ILECs may establish pricing zones based on access traffic density and charge different prices for each zone. The Company anticipates that this pricing flexibility will result in ILECs lowering their prices in high traffic density areas, the probable area of competition with the Company. The Company also anticipates that the FCC will grant ILECs increasing pricing flexibility as the number of interconnections and competitors increases. On May 7, 1997, the FCC took action in its CC Docket No. 96-262 to reform the current interstate access charge system. The FCC adopted an order which makes various reforms to the existing rate structure for interstate access that are designed to move access charges, over time, to more economically efficient rate levels and structures. The following is a nonexclusive list of actions announced by the FCC:

       SUBSCRIBER LINE CHARGE ("SLC"). The maximum permitted amount which an ILEC may charge for SLC's on certain lines was increased. Specifically, the ceiling was increased significantly for second and additional residential lines, and for multi-line business customers. SLC ceiling increases began in July 1997 and will be phased-in over a two-year period.

       PRESUBSCRIBED INTEREXCHANGE CARRIER CHARGE ("PICC"). The FCC created a new PICC access charge rate element. The PICC is a flat-rated, per-line charge that is recovered by LECs from IXCs. The charge is designed to recover common line revenues not recovered through SLCs. A schedule of maximum permitted PICC charges was established. The rate ceilings will be permitted to increase over time.

       CARRIER COMMON LINE CHARGE ("CCL"). As the ceilings on the SLCs and PICCs increase, the per-minute CCL charge will be eliminated. Until then, the CCL will be assessed on originating minutes of use. Thus, ILECs will charge lower rates for terminating then originating access. In addition, Long Term Support ("LTS") payments for universal service were eliminated from the CCL charge.

       LOCAL SWITCHING. Effective January 1, 1998, ILECs subject to price-cap regulation were required to move non-traffic-sensitive ("NTS") costs of local switching associated with line ports to common line and recover them through the common line charge discussed above. Local switching costs attributable to dedicated trunk ports must be moved to the trunking basket and recovered through flat-rate monthly charges.

       TRANSPORT. The "unitary" rate structure option for tandem-switched transport was eliminated effective July 1, 1998. For price cap LECs, additional rate structure changes became effective on January 1, 1998, which altered the recovery of certain NTS costs of tandem-switching and multiplexing and the minutes-of-use assumption employed to determine tandem-switched transport prices. Also effective January 1, 1998, certain costs previously recovered through the Transport Interconnection Charge ("TIC") were reassigned to specified facilities charges. The reassignment of tandem costs currently recovered through the TIC to the tandem switching charge will be phased in evenly over a three-year period. Residual TIC charges will be recovered in part through the PICC, and price cap reductions will be targeted at the per-minute residual TIC until it is eliminated.

       In other actions, the FCC clarified that incumbent ILECs may not assess interstate access charges on the purchasers of unbundled network elements or information services providers (including ISPs). Further regulatory actions affecting ISPs are being considered in various on-going FCC proceedings. The FCC also decided not to adopt any regulations governing the provision of terminating access by CLECs. ILECs also were ordered to adjust their access charge rate levels to reflect contributions to and receipts from the new universal service funding mechanisms.

       The FCC also announced that it will, in a subsequent Report and Order, provide detailed rules for implementing a market-based approach to further access charge reform. That process will give ILECs progressively greater flexibility in setting rates as competition develops, gradually replacing regulation with competition as the primary means of setting prices. The FCC also adopted a "prescriptive safeguard" to bring access rates to competitive levels in the absence of competition. For all services then still subject to price caps and not deregulated in response to competition, the FCC required ILECs subject to price caps to file Total Service Long Run Incremental Cost ("TSLRIC") costs studies no later than February 8, 2001.

     This series of decisions is likely to have a significant impact on the operations, expenses, pricing and revenue of the Company. Appeals of the FCC's access charge reform order were denied by the U.S. Court of Appeals for the Eighth Circuit on August 18, 1998.

     UNIVERSAL SERVICE REFORM. On May 8, 1997, the FCC released an order in its CC Docket No. 96-45, which reforms the current system of interstate universal service support and implements the universal service provisions of the FTA. The FCC established a set of policies and rules that ensure that low-income consumers and consumers that live in rural, insular and high cost areas receive a defined set of local telecommunications services at affordable rates. This is to be accomplished in part through expansion of direct consumer subsidy programs and in part by ensuring that rural, small and high cost LECs continue to receive universal service subsidy support. The FCC also created new programs to subsidize connection of eligible schools, libraries and rural health care providers to telecommunications networks. These programs will be funded by assessment of eligible revenues of nearly all providers of interstate telecommunications carriers, including ICPs such as the Company.

     The Company, like other telecommunications carriers that provide interstate telecommunications services, is required to contribute a portion of its end-user telecommunications revenues to fund universal service programs. However, the Company also is eligible to qualify as a recipient of universal service support if it elects to provide facilities-based service to areas designated for universal service support. The FCC's decisions in CC Docket No. 96-45 could have a significant impact on future operations of the Company. Significant portions of the FCC's order have been appealed and are under review by the U.S. Court of Appeals for the Fifth Circuit, or are the subject of further proceedings by the FCC. The Company cannot predict the outcome of these proceedings.

  STATE REGULATION

     The Company believes that most, if not all, states in which it proposes to operate will require a certification or other authorization to offer intrastate services. Many of the states in which the Company operates or intends to operate are in the process of addressing issues relating to the regulation of CLECs. Some states may also require authorization to provide enhanced services.

     In some states, existing state statutes, regulations or regulatory policy may preclude some or all forms of local service competition. However, Section 253 of the FTA prohibits states and localities from adopting or imposing any legal requirement that may prohibit, or have the effect of prohibiting, the ability of any entity to provide any interstate or intrastate telecommunications services. The FCC has the authority to preempt any such state or local requirements to the extent necessary to enforce the FTA's open market entry requirements. States and localities may, however, continue to regulate the provision of intrastate telecommunications services, and, presumably, require carriers to obtain certificates or licenses before providing service.

     Some states in which the Company operates are considering legislation which could impede efforts by new entrants in the local services market to compete effectively with ILECs. The Arkansas legislature, for example, has enacted legislation which curtails the ability of the state PSC to make available additional network elements to CLECs or authorize CLECs to receive universal service funding. On March 25, 1997, the Company filed a petition for Declaratory Ruling with the FCC asking it to preempt portions of the Arkansas statute.

     The Company has obtained intrastate authority for the provision of dedicated services and a full range of local switched services in each of the states where it provides local telecommunications services. In addition, the Company has obtained PSC certification to provide interexchange services in a majority of these states and is in the process of obtaining such certification in other states. There can be no assurance that the Company will receive the authorizations it may seek in the future to the extent it expands into other states or seeks additional services from the above-named PSCs. In most states, the Company is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate.

     The Company believes that, as the degree of intrastate competition increases, the states will offer the ILECs increasing pricing flexibility. This flexibility may present the ILECs with an opportunity to subsidize services that compete with the Company's services with revenues generated from other competitive services, thereby allowing ILECs to offer services competing with those of the Company at prices below the cost of providing the service. The Company cannot predict the extent to which this may occur or its impact on the Company's business.

     Numerous states have adopted or are considering adoption of new programs to fund state universal programs. The Company could be required to contribute a significant portion of its intrastate end user revenues toward the funding of such programs; and such a development could have a significant impact on future operations of the Company.

     LOCAL INTERCONNECTION. The FTA imposes a duty upon all ILECs to negotiate in good faith with potential interconnectors to provide interconnection to ILEC networks, exchange local traffic, make unbundled network elements available, and permit resale of most local services. In the event that negotiations do not succeed, the Company has a right to seek state PSC arbitration of any unresolved issues. The Company has signed, negotiated or arbitrated interconnection arrangements with each of the following: BellSouth (South Carolina, Georgia, Florida, Alabama, Mississippi, Louisiana, Tennessee and Kentucky), Southwestern Bell (Texas, Arkansas, Kansas, Missouri and Oklahoma), US West (Arizona, New Mexico and Colorado), Bell Atlantic (Maryland, Virginia and the District of Columbia), GTE (Texas, Kentucky and Florida) and Sprint/Central Telephone (Nevada). Arbitration decisions involving the Company's interconnection arrangements in several states have been challenged in lawsuits filed in U.S. District Courts by the affected ILECs. In addition, the Company has filed a lawsuit in U.S. District Court in Louisiana seeking review of the pricing of interconnection and unbundled network elements approved by the Louisiana PSC. Some of the Company's local interconnection agreements expire during 1998 and will require renegotiation this year. Attempts by the Company to negotiate interconnection of its frame relay services already have proven unsuccessful in some areas, requiring the Company to seek state Commission arbitration in Arizona, Colorado, New Mexico and California. There can be no assurance that these negotiations and renegotiations of interconnection agreements will be successful, or that state PSC arbitration of any unresolved issues will be decided favorably to the Company.

     The Company has experienced some difficulty in obtaining timely ILEC implementation of local interconnection agreements. Delays encountered in unbundled loop and number portability installation have caused the Company to file complaints against BellSouth with the FCC and Georgia PSC. The Company is considering the possibility of filing similar actions against other ILECs.

     Under its local interconnection agreements, the Company has a right to charge ILECs reciprocal compensation for the transport and termination of local traffic routed from ILEC end users to end users of the Company's local exchange services. Many CLECs, like the Company, have booked significant revenue based on reciprocal compensation for the termination of calls placed to ISPs that are business subscribers to the CLEC's local exchange services. Certain ILECs have taken the

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

position that calls placed to enhanced service providers, including ISPs, do not terminate with the ISP and, therefore, are not "local traffic" for which the CLEC is entitled to receive reciprocal compensation under these interconnection agreements. Consequently, certain ILECs currently are refusing to pay reciprocal compensation amounts for traffic attributable to calls placed to ISPs. Since a significant amount of the Company's local traffic is generated from ISPs, a failure by one or more ILECs to pay ISP-related reciprocal compensation could have a significant impact on the Company's revenues. The obligation of ILECs to remit such compensation currently is the subject of numerous proceedings at the FCC and State Commissions and in Federal and state courts, including complaint proceedings initiated by the Company at PSCs and through commercial arbitration for collection of such compensation under its interconnection agreements. Any final order by the FCC or a state PSC in a state in which the Company's interconnection agreements entitle it to reciprocal compensation, or a final determination by a Federal or applicable state court or arbitration panel that no reciprocal compensation is owed for calls placed to ISPs could have a material adverse effect on the Company.

     LOCAL GOVERNMENT AUTHORIZATIONS. The Company is required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic networks using municipal rights-of-way. Termination of the existing franchise or license agreements prior to their expiration dates could have a materially adverse effect on the Company. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis, as well as post performance bonds or letters of credit. There can be no assurance that the Company will not be required to post similar bonds in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, the ILECs do not pay such franchise fees or pay fees that are substantially less than those required to be paid by the Company. To the extent that competitors do not pay the same level of fees as the Company, the Company could be at a competitive disadvantage. However, the FTA provides that any compensation extracted by states and localities for use of public rights-of-way must be "fair and reasonable," applied on a "competitively neutral and nondiscriminatory basis" and be "publicly disclosed" by such government entity.

EMPLOYEES

     As of June 30, 1998, the Company employed a total of 979 individuals full time. The Company believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. None of the Company's employees is subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

     The Company and its subsidiaries are currently parties to routine litigation incidental to their business, none of which, individually or in the aggregate, are expected to have a material adverse effect on the Company. The Company and its subsidiaries are parties to various court appeals and regulatory arbitration proceedings relating to certain of the Company's interconnection agreements and continue to participate in regulatory proceedings before the FCC and state regulatory agencies concerning the authorization of services and the adoption of new regulations. See "-- Regulation".

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of the date of this Prospectus regarding the directors and executive officers of the Company.

                   NAME                     AGE                POSITION AND OFFICES HELD
                   ----                     ---                -------------------------
Anthony J. Pompliano......................  59    Chairman of the Board of Directors
Jack E. Reich.............................  47    President and Chief Executive Officer and Director
Ronald E. Spears..........................  50    Chief Operating Officer
Riley M. Murphy...........................  42    Executive Vice President -- Legal and Regulatory
                                                  Affairs, General Counsel and Secretary
David L. Piazza...........................  43    Chief Financial Officer
George M. Middlemas(1)....................  52    Director
Edwin M. Banks(2).........................  35    Director
Christopher L. Rafferty(1)................  50    Director
Benjamin P. Giess.........................  35    Director
Olivier L. Trouveroy(1)(2)................  43    Director
Peter C. Bentz............................  33    Director

---------------
(1) Member of Compensation Committee
(2) Member of Audit Committee

     Anthony J. Pompliano, Chairman of the Board of Directors, has more than 30 years of experience in the telecommunications industry. Mr. Pompliano was elected a director of the Company in November 1993. He was co-founder and President of Metropolitan Fiber Systems, the predecessor organization to MFS Communications, a publicly-traded CLEC that was acquired by WorldCom, Inc. in December 1996. Mr. Pompliano served as President, CEO and Vice Chairman of MFS Communications from April 1988 until March 1991. He joined the Company in August 1993 after the expiration of his non-competition agreement with MFS Communications. Before his association with MFS Communications and its predecessor, he was Vice President -- Operations and Sales for MCI Telecommunications International from 1981 to 1987, and prior thereto, was Vice President -- National Operations for Western Union International, Inc. from 1960 to 1981.

     Jack E. Reich, President and Chief Executive Officer, had 22 years of telecommunications industry and management experience before joining the Company in December 1996. Mr. Reich was elected to the Board of Directors on September 22, 1997. For two and one-half years prior to joining ACSI, Mr. Reich was employed by Ameritech, Inc. as President of its Custom Business Service Organization, where Mr. Reich was responsible for full business marketing to Ameritech's largest customers for telecommunications services, advanced data services, electronic commerce and managed services/outsource initiatives. Prior thereto, he served as President of MCI's Multinational Accounts organization, and also served as MCI's Vice President of Products Marketing. Mr. Reich has also held sales and marketing positions at AT&T and ROLM Corp. Mr. Reich has a B.S. degree from St. Louis University and an MBA from the University of Chicago.

     Ronald E. Spears, Chief Operating Officer, joined the Company on February 2, 1998. Mr. Spears has over 20 years of experience in the telecommunications industry. For two years prior to joining the Company, Mr. Spears served as Corporate Vice President -- Telecommunications for Citizens Utilities where he was responsible for the development and execution of communications for its Citizens Communications subsidiary. While employed by Citizens Utilities, Mr. Spears managed over 3500 employees, helped build a 5-market CLEC business and developed and launched their long distance business. Prior thereto he served as Chairman and Chief Executive Officer of Videocart Inc. and from 1984 until 1990, as President of MCI Communications Corporation's Midwest operating division. He also serves on the Board of Directors of Hungarian Telephone and Cable Corp. Mr. Spears has a B.S. degree in Electrical Engineering from the United States Military Academy and a Masters degree in Public Service from Western Kentucky University.

     Riley M. Murphy, Executive Vice President -- Legal and Regulatory Affairs and Secretary, had twelve years of experience in the private practice of telecommunications regulatory law for interexchange, cellular, paging and other competitive telecommunication services prior to joining the Company in 1994. She is a director of COMPTEL and from February 1995 through 1997, she served as an officer and director of the Association for Local Telecommunications Services. Ms. Murphy was senior counsel to Locke Purnell Rain Harrell, a Dallas-based law firm, from 1993 to 1994. From 1987 to 1992, Ms. Murphy was a partner of Wirpel and Murphy, a telecommunications law firm she co-founded, and from 1992 to 1993 she was a sole practitioner. She holds a B.A. degree from the University of Colorado and a J.D. from the Catholic University of America and is admitted to practice law in the District of Columbia and Louisiana.

     David L. Piazza, Chief Financial Officer, joined the Company on March 24, 1997. For ten years prior to joining the Company, Mr. Piazza was employed by MFS Communications in a variety of finance and senior management positions, most recently as the Senior Vice President and Chief Financial Officer of MFS Telecom, Inc., a subsidiary of MFS Communications. Prior to his employment with MFS Communications, Mr. Piazza was employed by AT&T for four years in its finance and regulatory support divisions. He spent the first five years of his career with Arthur Andersen & Co. in its regulated industries and public utility practice. Mr. Piazza received his B.S. degree in Accountancy from the University of Illinois and holds a CPA.

     George M. Middlemas, Director, was elected a director of the Company in December 1993. Mr. Middlemas is a general partner of Apex Management Partnership, which is the general partner of Apex Investment Fund I, L.P. and Apex Investment Fund II, L.P., both of which are venture capital funds, and affiliates of First Analysis Corporation, a principal stockholder of the Company. See "Principal Stockholders." From March 1991 to December 1991, Mr. Middlemas acted as an independent consultant providing fund raising and other advisory services. From 1985 until March 1991, Mr. Middlemas was a Senior Vice President and Principal of Inco Venture Capital Management, a venture capital firm. He also serves on the Board of Directors of PureCycle Corporation, Security Dynamics Technologies, Inc. and several privately held companies.

     Edwin M. Banks, Director, was elected a director of the Company in October 1994. Since 1988, Mr. Banks has been employed by W. R. Huff Asset Management Co., L.L.C. and currently serves as a portfolio manager concentrating in the healthcare, communications, food and food services industries. From 1985 until he joined W.R. Huff Asset Management Co., L.L.C., Mr. Banks was employed by Merrill Lynch & Co. Mr. Banks received his B.A. degree from Rutgers College and his MBA degree from Rutgers University. Mr. Banks also serves as a director of Magellan Health Services.

     Christopher L. Rafferty, Director, was elected a director of the Company in October 1994. Mr. Rafferty has been employed by WRH Partners, L.L.C., the general partner of Huff since June 1994. From January 1993 to February 1994, Mr. Rafferty was Vice President -- Acquisitions for Windsor Pet Care, Inc., a venture capital-backed firm focusing on consolidating the pet care services industry. From October 1990 to January 1993, Mr. Rafferty was a consultant specializing in merchant banking, leveraged acquisitions and venture capital transactions. From June 1987 to the time he started his consulting business, Mr. Rafferty was a Managing Director of Chase Manhattan Capital Corporation, the merchant banking and private equity investment affiliate of Chase Manhattan Corporation. Mr. Rafferty received his undergraduate degree from Stanford University and his law degree from Georgetown University.

     Benjamin P. Giess, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Giess has been employed by ING and its predecessors and affiliates and currently serves as a Partner responsible for originating, structuring and managing equity and debt investments. From

1991 to 1992, Mr. Giess worked in the Corporate Finance Group of ING Capital. From 1990 to 1991, Mr. Giess was employed by the Corporate Finance Group of General Electric Capital Corporation where he worked in the media and entertainment group. Prior to attending business school, from 1986 to 1988, Mr. Giess was the Credit Department Manager of the Boston Branch of ABN Amro North America, Inc. From 1984 to 1986, Mr. Giess was employed at the Shawmut Bank of Boston. Mr. Giess also serves as a director of Matthews Studio Equipment Group, CMI Holding Corp. and TransCare Corporation. Mr. Giess received his undergraduate degree from Dartmouth College and his MBA from the Wharton School of the University of Pennsylvania.

     Olivier L. Trouveroy, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Trouveroy has been employed by ING and its predecessors and affiliates and currently serves as a Managing Partner responsible for originating, structuring and managing equity and debt investments. From 1990 to 1992, Mr. Trouveroy was a Managing Director in the Corporate Finance Group ("CFG") of General Electric Capital Corporation in charge of CFG's office in Paris, France. From 1984 to 1990, Mr. Trouveroy held various positions in the Mergers and Acquisitions department of Drexel Burnham Lambert in New York. Mr. Trouveroy also serves as a director of AccessLine Technologies, Inc., Cost Plus, Inc., Kasper A.S.L., Ltd. and TransCare Corporation. Mr. Trouveroy holds B.S. and Masters degrees in Economics from the University of Louvain in Belgium, as well as an MBA from the University of Chicago.

     Peter C. Bentz, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Bentz has been employed by W. R. Huff Asset Management Co., L.L.C. as a research analyst specializing in telecommunications, media and healthcare. Mr. Bentz received his Bachelor of Science degree from Boston College in 1987 and his MBA from the Wharton School of the University of Pennsylvania in 1992.

     The Board is comprised of eight members who were elected by the holders of the Common Stock. All directors of the Company hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of June 30, 1998, certain information regarding the beneficial ownership of the Common Stock outstanding (assuming the exercise of options and warrants exercisable on or within 60 days of such date) by (i) each person who is known to the Company to own 5% or more of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all executive officers and directors of the Company as a group.

     Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                                      SHARES OWNED
                                                               --------------------------
NAME OF BENEFICIAL OWNER(1)                                      NUMBER        PERCENT(2)
---------------------------                                      ------        ----------
Anthony J. Pompliano........................................    1,649,999(3)       3.4%
Jack E. Reich...............................................      320,722(4)         *
Ronald E. Spears............................................       20,021(5)         *
Riley M. Murphy.............................................      300,871(6)         *
David L. Piazza.............................................       57,380(7)         *
George M. Middlemas.........................................    1,699,499(8)       3.6
Christopher Rafferty(9).....................................        8,000            *
Edwin M. Banks(9)...........................................           --           --
Peter C. Bentz(9)...........................................           --           --
Olivier L. Trouveroy(10)....................................           --           --
Benjamin P. Giess(10).......................................           --           --
The Huff Alternative Income Fund, L.P.......................   15,090,140(11)     31.2
ING Equity Partners, L.P. I.................................    7,946,828(12)     16.7
First Analysis..............................................    3,202,233(13)      6.3
All executive officers and directors as a group (11
  persons)..................................................    4,056,492          8.2

---------------
  *  Less than one percent.
 (1) The addresses of all officers and directors listed above are in the care of the Company.
 (2) The percentage of total outstanding stock for each stockholder is based on the number of shares outstanding as of June 30, 1998.
 (3) Includes currently exercisable options to purchase 1,649,899 shares of common stock.
 (4) Includes currently exercisable options to purchase 300,000 shares, 2,272 shares of Common Stock purchased through the 1996 Employee Stock Purchase Plan and 18,450 shares of common stock awarded for 1997 bonuses pursuant to the Company's Annual Performance Plan.
 (5) Includes currently exercisable options to purchase 20,000 shares and 21 shares of common stock purchased through the 1996 Employer Stock Purchase Plan.
 (6) Includes currently exercisable options to purchase 290,002 shares, 3,379 shares of Common Stock purchased through the 1996 Employee Stock Purchase Plan and 7,490 shares of common stock awarded for 1997 bonuses pursuant to the Company's Annual Performance Plan.
 (7) Includes currently exercisable options to purchase 50,000 shares of common stock and 7,380 shares of common stock awarded for 1997 bonuses pursuant to the Company's Annual Performance Plan.
 (8) Includes 20,000 shares owned directly, 8,000 shares owned through an individual retirement account and currently exercisable options to purchase 30,000 shares. Also includes 1,222,702 shares of Common Stock owned by Apex II and 418,797 shares of Common Stock owned by Apex I. Mr. Middlemas is a general partner of Apex Management Partnership which is the general partner of Apex I and Apex II. Mr. Middlemas disclaims beneficial ownership of the shares owned by Apex I and Apex II, except to the extent of his ownership in the general partner of Apex I and in the general partner of Apex II.
 (9) Messrs. Banks and Bentz are employees of W.R. Huff Asset Management Co., L.L.C., an affiliate of Huff. Mr. Rafferty is an employee of WRH Partners, L.L.C., the general partner of Huff. Messrs. Rafferty, Bentz and Banks disclaim beneficial ownership of all shares held by Huff.
(10) Mr. Trouveroy is a Managing Partner of ING and Mr. Giess is a Partner of ING. Messrs. Trouveroy and Giess disclaim beneficial ownership of all shares held by ING.
(11) Includes currently exercisable warrants to purchase 200,000 shares. The address for Huff is 1776 On the Green, 67 Park Place, Morristown, NJ 07960.
(12) Includes currently exercisable warrants to purchase 100,000 shares. The address for ING is 135 East 57th Street, 16th Floor, New York, NY 10022.
(13) Includes 1,222,702 shares of Common Stock owned by Apex II. Includes 418,797 shares of Common Stock owned by Apex I. Includes 780,883 shares of Common Stock owned by The Productivity Fund II, L.P. ("Productivity"). Includes 779,855 shares of Common Stock owned by Environmental Private Equity Fund II, L.P. ("EPEF"). First Analysis Corporation ("FAC") is an ultimate general partner of Apex I, Apex II, Productivity and EPEF and may be deemed to be the beneficial owner of the shares owned by them. FAC disclaims beneficial ownership of these shares. This information was obtained from a Schedule 13D filed with the SEC on May 6, 1997, as amended from time to time. The address for FAC is 233 South Wacker Drive, Suite 9600, Chicago, IL 60093.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 128,000,000 shares of capital stock, consisting of 125,000,000 shares of Common Stock, par value $.01 per share, and 3,000,000 shares of Preferred Stock, par value $1.00 per share. On June 30, 1998, there were 47,385,349 shares of Common Stock issued and outstanding and held of record by approximately 276 persons, including 116,400 shares issued in connection with conversion of 2,910 shares of Preferred Stock and 17,260,864 shares issued in connection with the conversion of 461,254 shares of Preferred Stock.

     1998 COMMON STOCK OFFERING. On April 3, 1998, the Company completed the 1998 Common Stock Offering. 7,502,418 of such shares were issued and sold by the Company and 597,582 of such shares were sold by certain stockholders of the Company. Total net proceeds to the Company from the 1998 Common Stock Offering were approximately $134.2 million.

     JUNIOR PREFERRED STOCK OFFERING. On October 16, 1997, the Company consummated the sale of 150,000 shares (the "Junior Preferred Stock Offering" and, together with the Unit Offering and the Debt Offering, each as defined below, the "Recent Offerings"), consisting of its 12 3/4% Junior Redeemable Preferred Stock due 2009 (the "12 3/4% Preferred Stock"). Total net proceeds to the Company from the Junior Preferred Stock Offering were approximately $146.0 million.

     UNIT OFFERING. On July 10, 1997, the Company consummated the issuance and sale of 75,000 units (the "Unit Offering"), consisting of its 14 3/4% Redeemable Preferred Stock due 2008 (the "14 3/4% Preferred Stock" and, together with the 12 3/4% Preferred Stock, the "Preferred Stock") and warrants (the "Unit Warrants" and together with the 14 3/4% Preferred Stock, the "Units") to purchase approximately 6,023,800 shares (subject to adjustment) of its Common Stock). Total net proceeds to the Company from the Unit Offering were approximately $70 million.

     COMMON STOCK OFFERING. On April 15, 1997, the Company consummated (i) the issuance and sale of 5,060,000 shares of Common Stock (inclusive of the May 14, 1997 exercise by the underwriters of their over-allotment option) at a price per share of $5.00 in an underwritten public offering and (ii) the issuance and sale directly to certain of its principal stockholders of 3,600,000 shares of Common Stock at a purchase price of $4.70 per share (together, the "Common Stock Offering"). Total net proceeds to the Company from the Common Stock Offering were approximately $40 million.

PREFERRED STOCK

     The authorized but unissued Preferred Stock may be issued by the Board of Directors of the Company from time to time in one or more series with such preferences, terms and rights as the Board of Director may determine without further action by the stockholders of the Company. Accordingly, the Board of Directors has the power to fix the dividend rate and to establish the provisions, if any, relating to dividends, voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

     It is not possible to state the actual effect of the authorization of any particular series of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holder of Preferred Stock of any further series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders.

COMMON STOCK

     The Company is authorized to issue 125,000,000 shares of Common Stock. Under the Company's By-Laws, at least a majority of the issued and outstanding voting securities of the Company present at a duly called stockholders' meeting constitutes a quorum. Generally, if a quorum is present the affirmative vote of the majority of the voting securities represented at the meeting constitutes an act of the stockholders.

     Subject to the rights of holders of the Preferred Stock, certain covenants contained in the Indentures which restrict the Company's ability to declare dividends on its Common Stock, the restrictions on dividends contained in the New AT&T Credit Facility and the restrictive covenants which are expected to be contained in the GSCP Credit Facilities, holders of the Common Stock are entitled to receive dividends, on a pro rata basis, as may from time to time be declared by the Board of Directors. The holders of Common Stock are entitled to one vote per share, voting together with the holders of Preferred Stock (voting on an as-converted basis) as a single class (except with respect to the election of directors and certain transactions and matters), on every question submitted to them at a meeting of shareholders. In the event of liquidation, dissolution or winding up, the holders of Common Stock are, subject to the liquidation, dissolution or winding up, the holders of Common Stock are, subject to the liquidation preference of the holders of Preferred Stock, entitled to share ratably in all assets of the Company available for distribution to stockholders along with the holders of the Preferred Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

GSCP CREDIT FACILITIES

     GSCP has entered into a commitment letter with the Company to provide the $300.0 million GSCP Credit Facilities, which are expected to close in the third quarter of 1998. GSCP Credit Facilities are expected to consist of (i) the $35.0 million Series A Facility, the proceeds of which will be used to refinance the New AT&T Credit Facility and (ii) the $265.0 million Series B Facility, $40.0 million of which would be in the form of the Series B Term Facility and $225.0 million of which would be in the form of the Series B Revolving Facility). The proceeds of the Series B Facility would be available to the Company only to provide purchase money financing for the acquisition, construction and improvement of telecommunications assets of the Company's operating subsidiaries.

     An intermediate holding company (the "Finance Sub") which will be wholly owned by the Company would own all of the capital stock of the Company's operating subsidiaries and would be the borrower under the Series A Facility. The Company would be the borrower under the Series B Facility. The Finance Sub is expected to enter into a secured intercompany note (the "Master Note") pursuant to which the Company would loan proceeds of the Series B Facility to the Finance Sub, which in turn would provide intercompany loans to the operating subsidiaries. Intercompany loans made by the Finance Sub to the operating subsidiaries would be made pursuant to intercompany notes which would be secured by all of the assets of such subsidiaries. Such intercompany notes and security interests would be pledged by the Finance Sub to secure the Master Note. The Master Note, together with all security therefor, would be pledged by the Company to secure the loans made under the Series B Facility. The Series A Facility is expected to be secured by a first priority security interest in 100% of the capital stock of certain subsidiaries of the Company, including the Finance Sub, and substantially all other assets of the Finance Sub and such other subsidiaries.

     The GSCP Credit Facilities are expected to have an eight-year maturity subject to acceleration upon the occurrence of certain events. The Series A Facility and Series B Term Facility are expected to be fully drawn at closing and amounts repaid thereunder (in accordance with scheduled amortization and otherwise) may not be reborrowed. It is expected that, commencing on the fifth year following the closing of the GSCP Credit Facilities, borrowings will be amortized and there will be corresponding commitment reductions. At the request of the Company and subject to requisite lender consent, an incremental senior secured credit facility of up to $100.0 million may be furnished to the Company at such time that there are no more than $25.0 million of unfunded commitments under the GSCP Credit Facilities. Certain operating subsidiaries of the Company are expected to guarantee the obligations of the Finance Sub under the Series A Facility. All amounts outstanding under the GSCP Credit Facilities are expected to bear interest at a base rate or reserve adjusted eurodollar rate plus an applicable margin based on performance. The GSCP Credit Facilities will be subject to certain representations, warranties, covenants and events of default customary for credits of this nature and otherwise agreed upon by the parties thereto.

     GSCP intents to syndicate the GSCP Credit Facilities to a group of lenders selected in consultation with the Company and to identify a lender to act as administrative agent for the lenders.

NEW AT&T CREDIT FACILITY

     On December 30, 1997, the Company entered into the New AT&T Credit Facility pursuant to which AT&T Commercial Finance Corporation has provided up to $35.0 million in financing in order to effect the Refinancing and for general corporate purposes. It is expected that amounts outstanding under the New AT&T Credit Facility will be repaid in connection with the closing of the GSCP Credit Facilities. See "-- GSCP Credit Facilities" above.

     The loans under the New AT&T Credit Facility are secured by the capital stock of the material subsidiaries of the Company and the promissory notes (the "Intercompany Notes") of certain subsidiaries of the Company evidencing debt provided by the Company pursuant to the Refinancing. The aggregate outstanding principal balance of the loans is payable in twenty-four (24) consecutive quarterly installments beginning on December 31, 1998 and continuing on each of the last calendar days (or the next succeeding business day if such date is not a business day) of March, June, September and December in each calendar year thereafter through and including September 30, 2004. The principal of borrowed amounts may be prepaid in certain circumstances and must be prepaid, without premium or penalty, in other circumstances. Interest is due quarterly. Interest is variable based on the three-month Commercial Paper Rate or LIBOR Rate plus 4.5% per annum, at the Company's option, and is compounded quarterly. Upon certain events of default, additional interest at a rate of 2% will become payable. In addition, the New AT&T Credit Facility includes covenants, some of which impose certain restrictions on the Company and its material subsidiaries including restrictions on the declaration or payment of dividends, the conduct of certain activities, certain investments, the creation of additional liens or indebtedness, the disposition of assets, transactions with affiliates and extraordinary corporate transactions.

     In connection with the New AT&T Credit Facility, the Company issued to AT&T Credit Corporation 207,964 shares of its common stock in exchange for AT&T Credit Corporation conveying to the Company (i) 145 shares of common stock of American Communication Services of Columbia, Inc., (ii) 14.5 shares of common stock of American Communication Services of El Paso, Inc., (iii) 145 shares of common stock of American Communication Services of Fort Worth, Inc., (iv) 145 shares of common stock of American Communication Services of Greenville, Inc., and (v) 156.3 shares of common stock of American Communication Services of Louisville, Inc. The Company was required to pledge to AT&T Commercial Finance Corporation (i) all of its shares (present and future) of capital stock in its material subsidiaries, along with all options and warrants therein, (ii) the Intercompany Notes and (iii) any proceeds of any of the foregoing. Under certain circumstances, the pledge agreement governing such pledge also restricts the Company's ability to receive and retain dividends in respect of the pledged collateral.

THE EXISTING NOTES

     The terms of the Existing Notes include those stated in the applicable indenture and those made a part of the applicable indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of such indenture. The terms of the Existing Notes are substantially similar. The following summaries of certain provisions of those indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures.

     The Existing Notes are general unsubordinated and unsecured senior obligations of the Company and rank pari passu with all other unsubordinated and unsecured indebtedness of the Company. As a holding company that conducts virtually all of its business through subsidiaries, the Company currently has no source of operating cash flow other than from dividends and distributions from its subsidiaries. The Company's subsidiaries have no obligation to pay amounts due on the Existing Notes and do not guarantee the Existing Notes. Therefore, the rights of the holders of the Existing Notes are effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. Any rights of the Company and its creditors, including the holders of the Existing Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary are subject to the prior claims of that subsidiary's creditors (including trade creditors).

     Upon a Change of Control (as defined in the indentures), each holder of the Existing Notes will have the right to require the Company to repurchase all or any part of such holder's Existing Notes at 101% of the respective Accreted Value (as defined in the indentures) thereof, or, in the case of any such repurchase on or after November 1, 2000 in the case of the 2005 Notes, on or after April 1, 2001 in the case of the 2006 Notes and on or after January 15, 2002 in the case of the 2007 Notes, 101% of the respective principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the date of repurchase. A Change of Control would occur if, among other things, any person or group, other than Mr. Pompliano, certain affiliates of FAC, ING or Huff and, in the case of the 2005 Indenture and 2006 Indenture, Mr. Kozak, acquires more than 35% of the total voting power of the Company. See "Risk Factors -- Change of Control Risk."

     Each of the indentures contains certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness, pay dividends or make distributions in respect of the Company's capital stock or make certain other restricted payments, create restrictions on the ability of certain subsidiaries to make distributions on their capital stock, create liens, enter into transactions with affiliates or related persons, sell assets, or consolidate, merge or sell all or substantially all of their assets.

     On June 11, 1997, the Company notified the trustee under each of the indentures governing the 2005 Notes and 2006 Notes that, as of June 10, 1997, it had approximately $13.0 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. As of June 30, 1997, the Company had approximately $17.4 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. These overdue amounts constituted Indebtedness of the Company, as that term is defined in each such indenture governing the 2005 Notes and 2006 Notes. The incurrence by the Company of such Indebtedness was not permitted under the 2005 Indenture and 2006 Indenture and, therefore, constituted an Event of Default (as defined under each of those indentures). The Company used a portion of the proceeds of the Unit Offering to pay in full all ordinary course trade accounts payable that were more than 60 days overdue to cure such Event of Default.

  AMENDMENT OF EXISTING INDENTURES

     The Company paid approximately $10.3 million to effect the amendments to the Existing Indentures (the "Amendments") on February 26, 1998. The Amendments amended certain covenants which significantly limited the ability of the Company and its subsidiaries to incur additional indebtedness, issue disqualified stock or make investments or acquisitions. The previous limitations on indebtedness (the "Previous Debt Covenants") prohibited the incurrence of indebtedness (with certain exceptions) unless, after giving effect to such incurrence, the Debt to EBITDA Ratio of the Company was no more than 5.5x until November 1, 1998 or 5.0x thereafter. The Amendments provide an alternative test which, when combined with existing provisions, permits the incurrence of additional indebtedness if the Company satisfies either the Debt to EBITDA Ratio test in the Previous Debt Covenants or a new test whereby the Debt to Capital Ratio does not exceed 2.0x; provided, that in determining the amount of indebtedness the Company may incur in reliance on the new Debt to Capital Ratio test, $100,000,000 shall be subtracted from the amount that may be incurred, which will have the effect of reducing the amount of indebtedness that could otherwise have been incurred. Debt to Capital Ratio is, as of any date of determination, the ratio of (i) the amount of indebtedness of the Company and its Restricted Subsidiaries then outstanding on a consolidated basis to (ii) the capital of the Company and its restricted subsidiaries on a consolidated basis. For purposes of this calculation, "capital" means stockholders' equity (deficit), except that all Preferred Stock is included and retained earnings (deficit) is excluded, each as determined in accordance with GAAP.

     The Previous Debt Covenants also contained, among other exceptions, an allowance for new indebtedness not subject to restriction in an aggregate amount not to exceed $428,634. The Amendments increased this allowance to $10,000,000. The Amendments also permit, subject to the limitations described below, the incurrence of purchase money debt which is issued for the construction, acquisition and improvement of telecommunications assets; provided, that the amount of such purchase money debt does not exceed the cost of the construction, acquisition or improvement of the applicable telecommunications assets.

     Purchase money debt may only be incurred under this exemption so long as all purchase money debt does not exceed 50% of the amount of accreted unsecured indebtedness of the Company and its restricted subsidiaries on a consolidated basis as of such date; provided, that in calculating the purchase money debt allowance, incurrences of purchase money debt consisting of (A) capital lease obligations resulting from the conversion of operating leases in an amount not to exceed

$36,000,000 and (B) up to $35,000,000 of indebtedness incurred pursuant to the New AT&T Credit Facility shall not be counted.

     The existing definitions of "Permitted Investments" and "Permitted Liens" were amended to permit investments in telecommunications assets and the creation of liens in connection with the purchase money debt exemption.

  THE 2005 NOTES

     The 2005 Notes mature on November 1, 2005. The yield on the 2005 Notes equals 13% per annum, computed on a semi-annual bond equivalent basis and calculated from November 9, 1995. The 2005 Notes will accrete at a rate of 13%, compounded semi-annually, to an aggregate principal amount of $190,000,000 by November 1, 2000. Cash interest will not accrue on the 2005 Notes prior to November 1, 2000. Thereafter, interest on the 2005 Notes will accrue at the rate of 13% per annum and will be payable in cash semi-annually on May 1 and November 1, commencing May 1, 2001. The 2005 Notes will be redeemable, at the option of the Company at any time, in whole or in part, on or after November 1, 2000, at 110%, 106 2/3% and 103 1/3% of the principal amount for the twelve months following November 1, 2000, 2001 and 2002, respectively, plus accrued and unpaid interest, if any, to the date of redemption.

  THE 2006 NOTES

     The 2006 Notes mature on April 1, 2006. The yield on the 2006 Notes equals 12 3/4% per annum, computed on a semi-annual bond equivalent basis and calculated from March 21, 1996. The 2006 Notes will accrete at a rate of 12 3/4%, compounded semi-annually, to an aggregate principal amount of $120,000,000 by April 1, 2001. Cash interest will not accrue on the 2006 Notes prior to April 1, 2001. Thereafter, interest on the 2006 Notes will accrue at the rate of 12 3/4% per annum and will be payable in cash semi-annually on April 1 and October 1, commencing October 1, 2001. The 2006 Notes will be redeemable, at the option of the Company at any time, in whole or in part, on or after April 1, 2001 at 106 3/8%, 104 1/4% and 102 1/8% of the principal amount for the twelve months following April 1, 2001, 2002 and 2003, respectively, plus accrued and unpaid interest, if any, thereon, to the date of repurchase.

  THE 2007 NOTES

     On July 23, 1997, the Company consummated the sale of $220 million aggregate principal amount of the 2007 Notes. Of the total net proceeds of $204 million, the Company placed approximately $70 million representing funds sufficient to pay the first five semi-annual interest payments on the 2007 Notes, into an escrow account for the benefit of the holders thereof.

     The 2007 Notes mature on July 15, 2007. The 2007 Notes bear interest at a rate of 13 3/4% per annum from July 23, 1997 payable semi-annually in cash on January 15, and July 15, commencing January 15, 1998. The Company placed approximately $70.0 million of the proceeds from the sale of the 2007 Notes, representing funds, together with interest thereon, sufficient to pay the first five semi-annual interest payments on the 2007 Notes, into an escrow account to be held by the escrow agent for the benefit of the holders of the 2007 Notes. The 2007 Notes are redeemable, at the option of the Company, in whole or in part, on or after July 15, 2002 at 106.875%, 105.156%, 103.438%, 101.719% and
100% of their principal amount for the twelve months following July 15, 2002, 2003, 2004, 2005 and 2006, respectively, plus accrued and unpaid interest, if any, thereon, to the date of repurchase. In addition, at any time on or prior to July 15, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount at maturity of the 2007 Notes with the net cash proceeds of one or more Equity Offerings (as defined in the related indenture), at a redemption price equal to 113.75% of the principal amount thereof; provided, however, that after giving effect to any such redemption, at least $143.0 million aggregate principal amount of the 2007 Notes remains outstanding.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Old Notes were and the New Notes will be issued under an indenture, dated as of July 24, 1998 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee under the Indenture (the "Trustee"). For purposes of this Description of the Notes, the term "Company" refers to e.spire Communications, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

     The terms of the New Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture. A copy of the Indenture is available from the Company upon request. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. The New Notes are subject to all such terms, and holders of the New Notes are referred to the Indenture and the Trust Indenture Act for a complete statement of such terms. Certain terms used herein are defined below under "-- Certain Definitions".

     The New Notes will rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, including the 2005 Notes, the 2006 Notes and the 2007 Notes and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. As of June 30, 1998, the total outstanding indebtedness of the Company that would rank pari passu with the New Notes was approximately $440.4 million.The New Notes will not be secured by any assets and will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of June 30, 1998, the Company, on a consolidated basis, had approximately $35.0 million outstanding of secured indebtedness. It is expected that the Company's obligations under the GSCP Credit Facilities will be secured by a pledge of substantially all of the capital stock of the Company's subsidiaries, and the tangible and intangible assets of the Company and its subsidiaries. See "Risk Factors -- Ranking of the Notes; Asset Encumbrances" and "Description of Certain Indebtedness".

     The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon cash flow from those entities to meet its obligations. The Company's subsidiaries will have no direct obligation to pay amounts due on the New Notes and will not guarantee the New Notes. As a result, the New Notes effectively will be subordinated to all existing and future third-party indebtedness and other liabilities of the Company's subsidiaries (including trade payables). None of the indebtedness was secured by first priority liens on all the assets of the borrowing subsidiaries. See "Description of Certain Indebtedness". Any rights of the Company and its creditors, including the holders of New Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors).

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited in aggregate principal amount to $375.0 million and will mature on July 1, 2008. The New Notes will be issued in denominations of $1,000 and integral multiples thereof. The Old Notes were offered at a discount from their principal amount at maturity, with the initial Accreted Value per $1,000 in principal amount of Old Notes equal to $599.89 (representing the original price at which the Notes are being offered). The New Notes will accrete (representing the amortization of original issue discount) on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount at maturity of the New Notes on July 1, 2003 (the "Full Accretion Date"). See

"Certain Federal Income Tax Considerations." No interest is payable in cash on the New Notes prior to the Full Accretion Date. Beginning on the Full Accretion Date the New Notes will accrue interest at the rate of 10.625% per annum, which will be payable in cash semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 2004, to the Person in whose name the New Note (or any predecessor Note) is registered at the close of business on the immediately preceding December 15 or June 15, as the case may be. The New Notes bear interest on overdue principal and premium, if any, and, to the extent permitted by law, overdue interest at the rate of 11.625% per annum. Interest on the New Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal and interest will be payable at the office of the Paying Agent but, at the option of the Company, interest may be paid by check mailed to the registered holders at their registered addresses. The New Notes will be issued without coupons and in fully registered form, in denominations of $1,000 and integral multiples thereof. Unless otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose.

OPTIONAL REDEMPTION

     The New Notes will not be redeemable at the option of the Company prior to July 1, 2003. Thereafter, the New Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon (if any), if redeemed during the twelve months beginning July 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   105.312%
2004........................................................   103.542%
2005........................................................   101.771%
2006 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time prior to July 1, 2001, the Company may redeem up to 35% of the Accreted Value on the date of redemption with the net proceeds from one or more Equity Offerings of the Company at a redemption price equal to 110.625% of the aggregate principal amount thereof on the date of redemption; provided, however, that, after giving effect to any such redemption, at least 65% of the original principal amount of the New Notes remain outstanding. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 60 days after the consummation of any such Equity Offering.

MANDATORY REDEMPTION

     Except as set forth under "-- Repurchase at the Option of Holders Upon a Change of Control" and "-- Asset Sales," the Company is not required to make mandatory redemption payments or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of New Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 principal amount or an integral multiple thereof) of such holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to any Change of Control Payment Date (as defined below), or, if such Change of Control Offer is to be consummated prior to the Full Accretion Date, 101% of the Accreted Value thereof to any Change of Control Payment Date.

     Within 30 days following any Change of Control, the Company or the Trustee (at the expense of the Company) shall mail a notice to each holder stating: (1) that a Change of Control Offer is being made pursuant to the covenant in the Indenture entitled "Repurchase at the Option of Holders upon a Change of Control" and that all New Notes timely tendered will be accepted for payment;
(2) the Change of Control Purchase Price and the purchase date (the "Change of Control Payment Date"), which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed; (3) that any New Notes or portions thereof not tendered or accepted for payment will continue to accrete in value or accrue interest, as the case may be; (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, all New Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest, from and after the Change of Control Payment Date; (5) that holders electing to have any New Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to surrender the New Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the New Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of New Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such New Notes or portions thereof purchased; and (7) that holders whose New Notes are being purchased only in part will be issued New Notes equal in principal amount to the unpurchased portion of the New Note or New Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

     The Company will comply with the requirements of Section 14(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of New Notes pursuant to a Change of Control Offer.

     On the Change of Control Payment Date, the Company will (1) accept for payment New Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (2) irrevocably deposit with the Paying Agent in immediately available funds an amount equal to the Change of Control Purchase Price in respect of all New Notes or portions thereof so tendered; and (3) deliver, or cause to be delivered, to the Trustee the New Notes so accepted together with an Officers' Certificate listing the New Notes or portions thereof tendered to the Company and accepted for payment. The Paying Agent shall promptly mail to each holder of New Notes so accepted payment in an amount equal to the Change of Control Purchase Price for such New Notes, and the Trustee shall promptly authenticate and mail to each holder a New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such New Note shall be in a principal amount of $1,000 or any integral multiple thereof.

     The existence of the holders' right to require, subject to certain conditions, the Company to repurchase New Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds to pay the Change of Control Purchase Price for all New Notes tendered by holders seeking to accept the Change of Control Offer. In addition, instruments governing other indebtedness of the Company may prohibit the Company from purchasing any New Notes prior to their stated maturity, including pursuant to a Change of Control Offer. See "Description of Certain Indebtedness." In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price for all New Notes tendered pursuant to such offer or a time when the Company is prohibited from purchasing the New Notes (and the Company is unable either to obtain the consent of the holders of the relevant indebtedness or to repay such indebtedness), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the property of the Company. The Indenture is governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make a Change of Control Offer.

     Except as described herein with respect to a Change of Control, the Indenture does not contain any other provisions that permit holders of New Notes to require that the Company repurchase or redeem New Notes in the event of a takeover, recapitalization or similar restructuring.

ASSET SALES

     The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless (i) no Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; (ii) the Company or such Restricted Subsidiary, as the case may be, receives net consideration at the time of such Asset Sale at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Trustee) of the Property or assets sold or otherwise disposed of; (iii) at least 75% of the consideration received by the Company or such Restricted Subsidiary for such Property or assets consists of Cash Proceeds or Telecommunications Assets; and (iv) the Company or such Restricted Subsidiary, as the case may be, uses the Net Cash Proceeds from such Asset Sale in the manner set forth in the next paragraph.

     Within 270 days after any Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may at its option (i) reinvest (or enter a binding agreement to reinvest, provided that such reinvestment is completed within 180 days of the date of such agreement) an amount equal to the Net Cash Proceeds (or any portion thereof) from such Asset Sale in Telecommunications Assets and/or (ii) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the permanent reduction of Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary) that is pari passu with the New Notes or to the permanent reduction of Indebtedness or preferred stock of any Restricted Subsidiary (other than Indebtedness to, or preferred stock owned by, the Company or another Restricted Subsidiary); provided, however, that any Net Cash Proceeds applied to the reduction of Indebtedness represented by the 2005 Notes, 2006 Notes and 2007 Notes shall be in accordance with the next paragraph. Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Telecommunications Assets and/or reduce pari passu Indebtedness of the Company or Indebtedness or preferred stock of its Restricted Subsidiaries shall constitute Excess Proceeds.

     If at any time the aggregate amount of Excess Proceeds (including any Net Cash Proceeds applied to the permanent reduction of Indebtedness represented by the 2005 Notes, 2006 Notes and 2007 Notes) calculated as of such date exceeds $10 million, the Company shall, within 30 days of the date the amount of Excess Proceeds exceeds $10 million, use such Excess Proceeds to make an offer to purchase (an "Asset Sale Offer") on a pro rata basis, from all holders, outstanding New Notes, 2005 Notes, 2006 Notes and 2007 Notes in an aggregate principal amount equal to the maximum principal amount that may be purchased out of Excess Proceeds, at a purchase price (the "Offer Purchase Price") in cash equal to (a) with respect to the 2005 Notes, the 2006 Notes and the New Notes, 100% of the Accreted Value thereof (as defined in the relevant indenture) and
(b) with respect to the 2007 Notes, 100% of the principal amount thereof, plus, in each case, accrued and unpaid interest, if any, to the purchase date, in accordance with the procedures set forth in the relevant indenture. Upon completion of an Asset Sale Offer (including payment of the Offer Purchase Price), any surplus Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds, and the Company may then use such amounts for general corporate purposes.

     The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of New Notes pursuant to an Asset Sale Offer.

REGISTRATION COVENANT; EXCHANGE OFFER

     In connection with the Private Placement, the Company and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act for the benefit of the Holders of Old Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Old Notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Old Notes for New Notes. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Old Notes notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provisions of information in connection with the Shelf Registration Statement. The Company will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission and to keep the Shelf Registration Statement continuously effective until the earlier of the second anniversary of the Closing Date or such time as there are no Old Notes outstanding. The Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective for the requisite period if, as a result of voluntary action taken by the Company, Holders covered thereby are unable to offer and sell the Old Notes, unless (i) such action is required by applicable law or (ii) such action is taken by the Company in good faith and for valid business reasons involving a material undisclosed event; provided, that in the case of clause (ii), such period shall not exceed 60 days in any 12-month period (a "Suspension Period").

     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 75 days after the Closing Date, (ii) the Company will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the date of effectiveness of the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable (other than in connection with a permissible Suspension Period) in connection with resales of the Old Notes or the New Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through

(d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each January 1 and July 1 to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture:

  Limitation on Indebtedness

     The Company will not, and shall not permit its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness), and the Company shall not issue any Disqualified Stock or permit any of its Restricted Subsidiaries to issue any Disqualified Stock or Preferred Stock; provided that the Company may incur Indebtedness or issue Disqualified Stock if, after giving effect to such issuance or incurrence on a pro forma basis, (i) the Debt to EBITDA Ratio of the Company does not exceed 5.5x in the case of any issuance or incurrence on or before November 1, 1998, or 5.0x in the case of any issuance or incurrence thereafter or (ii) the Debt to Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the incurrence of such Indebtedness and any other Indebtedness incurred since such balance sheet date and the receipt and application of the proceeds thereof, does not exceed 2.0x; provided that in determining the amount of Indebtedness the Company may incur in reliance upon the alternative set forth in clause (ii), $100,000,000 shall be subtracted from such amount.

     The foregoing limitation will not apply to: (a) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under the Secured Credit Facility; provided that the aggregate principal amount of Indebtedness under such facility does not exceed $35 million at any one time outstanding; (b) the Existing Indebtedness; (c) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; (d) the incurrence by the Company or any of its Restricted Subsidiaries of Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the covenant described in this paragraph; (e) the incurrence by the Company of any Exchange Rate Obligations, provided that such Exchange Rate Obligations were entered into in connection with transactions in the ordinary course of business or the incurrence of Indebtedness that is permitted by the covenant described in this paragraph; (f) the incurrence by the Company of Indebtedness represented by the Existing Notes and the New Notes; (g) Indebtedness of the Company in connection with one or more standby letters of credit issued in the ordinary course of business; (h) Indebtedness in respect of performance, surety or appeal bonds provided by the Company in the ordinary course of business; (i) Purchase Money Debt, provided that the amount of such Purchase Money Debt does not exceed the cost of the construction, acquisition or improvement of the applicable Telecommunications Assets; provided, however that the Company may not incur, as of any date of determination, Purchase Money Debt in excess of 50% of the amount of accreted unsecured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as at such date (the "Purchase Money Debt Allowance"); provided further, however that in calculating such Purchase Money Debt Allowance, incurrences of Purchase Money Debt consisting of (A) Capital Lease Obligations resulting from the conversion of operating leases in an amount not to exceed $36,000,000 and (B) Indebtedness incurred pursuant to clause (a) of this paragraph shall not be included; (j) the incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to refinance, repurchase, replace, refund or defease ("Refinance" and, correlatively, "Refinanced" and "Refinancing") Indebtedness permitted pursuant to clause (b) or (f) of this paragraph; provided that (i) the amount of such Refinancing Indebtedness shall not exceed the principal amount of, premium, if any, and accrued interest on the Indebtedness so Refinanced (or if such Indebtedness was issued with original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith; (ii) such Refinancing Indebtedness shall have a stated maturity no earlier than the Indebtedness being Refinanced; (iii) such Refinancing Indebtedness shall have an Average Life equal to or greater than the Average Life of the Indebtedness being Refinanced; (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the New Notes, such Refinancing Indebtedness shall be subordinated in right of payment to the New Notes on terms at least as favorable to the holders of New Notes as those contained in the documentation governing the Indebtedness being so Refinanced; and (v) no Restricted Subsidiary shall incur Refinancing Indebtedness to Refinance Indebtedness of the Company or another Subsidiary; (k) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness of any Person which incurrence resulted directly from an Investment described in clause
(ix) of the definition of "Permitted Investments" herein; provided that, (i) immediately after giving effect to such Investment on a pro forma basis (and treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Company or any Restricted Subsidiary as a result of such Investment as having been incurred by the Company or such Restricted Subsidiary at the time of such Investment), the Company would (A) be permitted to incur $1.00 of additional Indebtedness under the immediately preceding paragraph or
(B) have a Debt to EBITDA Ratio which is equal to or not worse than the Debt to EBITDA Ratio of the Company immediately prior to such Investment or (ii) such incurrence is otherwise permitted; provided further that Indebtedness incurred by the Company and its Restricted Subsidiaries under this clause (k) as a result of any such Investment does not exceed 50 percent of the Fair Market Value of the Qualified Stock used as consideration in such Investment; provided further that the aggregate principal amount of Indebtedness incurred under this clause
(k) does not exceed $50,000,000; (l) the incurrence by the Company of Permitted Subordinated Financing; and (m) Indebtedness not otherwise permitted to be incurred pursuant to the covenant described in this paragraph in an aggregate amount not to exceed $10,000,000.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the New Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee. If the Guaranteed Indebtedness is (i) pari passu with the New Notes then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (ii) subordinated to the New Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the New Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by, or as a result of, payment under such Guarantee.

  Limitation on Liens

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its Property or assets now owned or hereafter acquired, or any interest therein or any income or profits therefrom, without effectively providing that the New Notes shall be secured equally and ratably with (and provided the New Notes shall be secured prior to any secured obligation that is subordinated in right of payment to the New Notes) the obligations so secured for so long as such obligations are so secured.

  Limitation on Sale and Leaseback Transactions

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale and Leaseback Transaction at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Trustee) of the Property or assets subject to such transaction;
(ii) the Attributable Indebtedness of the Company or such Restricted Subsidiary with respect thereto is included as Indebtedness and would be permitted by the covenant described under " -- Limitation on Indebtedness"; (iii) the Company or such Restricted Subsidiary would be permitted to create a Lien on such Property or assets without securing the New Notes by the covenant described under " -- Limitation on Liens"; and (iv) the Net Cash Proceeds from such transaction are applied in accordance with the covenant described under "-- Asset Sales".

  Restricted Payments

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to such proposed Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; (ii) after giving effect, on a pro forma basis, to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness"; and (iii) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments after the Issue Date does not exceed the sum of (A) 50% of the Consolidated Net Income of the Company (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment, plus
(B) 100% of the aggregate Net Cash Proceeds received by the Company subsequent to March 31, 1998 from the issuance or sale (other than to a Restricted Subsidiary) of shares of its Qualified Stock, including Qualified Stock issued upon the exercise of options, warrants or rights to purchase Qualified Stock, plus (C) 100% of the amount of any Indebtedness of the Company or any of its Restricted Subsidiaries (as expressed on the face of a balance sheet in accordance with GAAP), or the carrying value of any Disqualified Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Qualified Stock of the Company subsequent to the Issue Date, less the amount of any cash, or the value of any other Property distributed by the Company or its Restricted Subsidiaries upon such conversion, exchange or satisfaction, plus (D) 100% of the net reduction in Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person and which was treated as a Restricted Payment, minus (E) 100% of the amount of Investments made pursuant to clause (vii) of the following paragraph subsequent to the Issue Date.

     The foregoing limitations shall not prevent the Company from (i) paying a dividend on its Capital Stock at any time within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the Indenture; (ii) retiring (A) any Capital Stock of the Company or any Restricted Subsidiary of the Company or (B) Indebtedness of the Company that is subordinate to the New Notes or (C) Indebtedness of a Restricted Subsidiary of the Company, in exchange for, or out of the proceeds of, the substantially concurrent sale of Qualified Stock of the Company; (iii) retiring any Indebtedness of the Company subordinated in right of payment to the New Notes in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Subsidiary of the Company), provided that such new Indebtedness (A) is subordinated in right of payment to the New Notes at least to the same extent as, (B) has an Average Life at least as long as, and (C) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so retired; (iv) retiring any Indebtedness of a Restricted Subsidiary of the Company in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company or any Restricted Subsidiary that is permitted under the covenant described under " -- Limitation on Indebtedness" and that (A) is not secured by any assets of the Company or any Restricted Subsidiary to a greater extent than the retired Indebtedness was so secured, (B) has an Average Life at least as long as the retired Indebtedness and (C) is subordinated in right of payment to the New Notes at least to the same extent as the retired Indebtedness; (v) retiring any Capital Stock of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option plan in effect on the Issue Date or upon the death or termination of such member, provided that the aggregate price paid for all such retired Capital Stock shall not exceed, in the aggregate, the sum of $2.0 million plus the aggregate cash proceeds received by the Company subsequent to the Issue Date from any reissuance of Capital Stock by the Company to members of management of the Company and its Subsidiaries;
(vi) making loans to members of management of the Company as required pursuant to employment agreements with such members, provided that the aggregate amount of all such loans shall not exceed $2.2 million; (vii) making Investments in an aggregate amount not to exceed $20,000,000 in joint ventures or other risk sharing arrangements (which may include partnerships, limited liability companies, corporations or other arrangements) (each a "Joint Venture Entity") the purpose of which is to engage in the same or complementary lines of business as the Company or a Restricted Subsidiary or in businesses consistent with the fundamental nature of the operating business of the Company or a Restricted Subsidiary; provided the management and operations of any such Joint Venture Entity are controlled by the Company pursuant to (a) the charter documents of such Joint Venture Entity, or (b) an agreement between or among the holders of the Voting Stock of such Joint Venture Entity, or (c) a management agreement of a minimum duration of three or more years between the Company and such Joint Venture Entity; (viii) permitting a Restricted Subsidiary which became a Restricted Subsidiary as a result of an Investment by the Company or a Restricted

Subsidiary described in clause (vii) of this paragraph to declare or pay any dividend or distribution on any Capital Stock of such Subsidiary to all holders of Capital Stock of such Subsidiary on a pro rata basis; and (ix) permitting a Restricted Subsidiary to pay a dividend with respect to any shares of Capital Stock of such Subsidiary held by a lender, which shares of Capital Stock were acquired by such lender in connection with the Secured Credit Facility.

     Not later than the date of making any Restricted Payment (including any Restricted Payment Permitted to be made pursuant to the previous paragraph), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available financial statements.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or suffer to exist or become effective, or enter into, any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any Restricted Subsidiary of the Company; or (iii) to transfer any of its Property or assets to the Company or any other Restricted Subsidiary of the Company, except: (a) any encumbrance or restriction existing as of the Issue Date pursuant to an agreement relating to the Secured Credit Facility or the Existing Indebtedness;
(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of assets or Property, so long as the encumbrances or restrictions in any such agreement relate solely to the assets or Property so acquired; (c) any encumbrance or restriction relating to any Indebtedness of any Restricted Subsidiary existing on the date on which such Restricted Subsidiary is acquired by the Company or any Restricted Subsidiary (other than Indebtedness issued by such Restricted Subsidiary in connection with or in anticipation of its acquisition), provided that the EBITDA of such Restricted Subsidiary is not taken into account in determining whether such acquisition is permitted by the terms of the Indenture; (d) any encumbrance or restriction pursuant to an agreement effecting a permitted Refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such Refinancing agreement are not materially more restrictive than the encumbrances and restrictions contained in such agreements; (e) customary provisions restricting subletting or assignment of any lease of the Company or any Restricted Subsidiary or customary provisions in certain agreements that restrict the assignment of such agreement or any rights thereunder; (f) any temporary encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or Property and assets of, such Restricted Subsidiary; and (g) any restriction on the sale or other disposition of assets or Property securing Indebtedness as a result of a Permitted Lien on such assets or Property permitted by the covenant described under "-- Limitation on Liens".

  Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries

     The Company (i) shall not permit any Restricted Subsidiary to issue any Capital Stock other than to the Company or a Restricted Subsidiary and (ii) shall not permit any Person other than the Company or a Restricted Subsidiary to own any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares), except for (a) a sale of 100% of the Capital Stock of a Restricted Subsidiary sold in a transaction not prohibited by the covenant described under "-- Asset Sales"; (b) Capital Stock of a Restricted Subsidiary issued and outstanding on the Issue Date and held by Persons other than the Company or any Restricted Subsidiary; (c) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by the Company; (d) any Disqualified Stock permitted to be issued under "Limitation on Indebtedness"; (e) Capital Stock of a Subsidiary issued to a lender or lenders under the Secured Credit Facility in an aggregate amount not to exceed 7.25% of the outstanding Capital Stock of such Subsidiary; and (f) Capital Stock of a Person which became or will become a Restricted Subsidiary as a result of an Investment by the Company or a Restricted Subsidiary described in clause (vii) of the second paragraph of the covenant described under "Restricted Payments" herein, provided that, (A) the Company or such Restricted Subsidiary, as the case may be, receives net consideration at the time of such issuance at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Trustee) of the Capital Stock issued, (B) any consideration received by the Company or such Restricted Subsidiary in respect of such issuance consist of Cash Proceeds and/or Telecommunications Assets and (C) the Company or such Restricted Subsidiary, as the case may be, within 270 days of such issuance, uses the Net Cash Proceeds from such issuance to (1) reinvest (or enters a binding agreement to reinvest, provided that such reinvestment is completed within 180 days of the date of such agreement) an amount equal to the Net Cash Proceeds (or any portion thereof) from such issuance in Telecommunications Assets and/or (2) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) from such issuance to repurchase or redeem New Notes or to permanently reduce Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary) that is pari passu with the New Notes or to permanently reduce Indebtedness or preferred stock of any Restricted Subsidiary (other than Indebtedness to, or preferred stock owned by, the Company or another Restricted Subsidiary).

  Transactions with Affiliates

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of any of its Properties or assets to, or purchase any Property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a Board Resolution certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the Independent Directors, who have determined that such Affiliate Transaction is in the best interests of the Company or such Restricted Subsidiary and (ii) with respect to any Affiliate Transaction (other than Permitted Subordinated Financing) involving aggregate payments in excess of $5.0 million, an opinion as to the fairness from a financial point of view to the Company or such Restricted Subsidiary issued by an investment banking firm of national standing together with an Officers' Certificate to the effect that such opinion complies with this clause (ii); provided that the following shall not be deemed Affiliate
Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice; (ii) any agreement or arrangement with respect to the compensation of a director of the Company or any Restricted Subsidiary approved by the Board of Directors and consistent with industry practice; (iii) transactions between or among the Company and its Restricted Subsidiaries; (iv) transactions permitted by the covenant described under "-- Restricted Payments";
(v) transactions pursuant to contracts existing on the Issue Date and listed in a schedule to the Indenture; and (vi) loans and advances to employees and officers of the Company or a Restricted Subsidiary in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, provided that the aggregate principal amount of all such loans and advances shall not exceed $3.0 million at any one time outstanding, and provided, further, that in the event the aggregate principal amount of all such loans or advances exceeds $1.0 million at any one time outstanding, the Company shall, within 180 days of the date such amount first exceeds $1.0 million, reduce such amount to an amount less than $1.0 million.

  Restricted and Unrestricted Subsidiaries

     (a) The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if such Subsidiary does not have any obligations which, if in Default, would result in a cross default on Indebtedness of the Company or a Restricted Subsidiary (other than Indebtedness to the Company or a Restricted Subsidiary), and (i) such subsidiary has total assets of $1,000 or less or (ii) such designation is effective immediately upon such Person becoming a Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary thereof. Except as provided in clause (a)(i), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

     (b) The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person (other than a newly formed Subsidiary having no outstanding Indebtedness other than Indebtedness to the Company or a Restricted Subsidiary at the date of determination) becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness" and (ii) no Default or Event of Default would occur; provided, however,that the foregoing restriction shall not apply to a Person which becomes a Restricted Subsidiary as a result of (a) an Investment described in clause (ix) of the definition of "Permitted Investments" herein or
(b) an Investment described in clause (vii) of the second paragraph of the covenant described under "Restricted Payments" herein. Subject to this clause
(b), an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary.

     (c) The designation of a Subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary in compliance with clause (b) shall be made by the Board of Directors pursuant to a Board Resolution delivered to the Trustee and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustee.

  Reports

     Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file them. The Company shall also (whether or not it is required to file reports with the SEC), within 30 days of each Required Filing Date, (i) transmit by mail to all holders of Notes, as their names and addresses appear in the Security Register and to any Persons that request such reports in writing, without cost to such holders or Persons, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents (without exhibits) which the Company has filed or would have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. The Company shall not be required to file any report with the SEC if the SEC does not permit such filing. In addition to the foregoing, the Company will file with the SEC and will thereafter transmit by mail to the Holders and file with the Trustee within the same time periods as set forth in the second next preceding sentence, unaudited information, on an aggregate Fiber Network basis (before headquarter allocations) segmented by the calendar year in which each such Fiber Network became operational, setting forth the investment in plant, property and equipment to date, revenue, EBITDA, EBIT, access lines, fiber miles, route miles, buildings connected and voice grade equivalents; provided, however, that the Company will provide such unaudited information with respect to (i) all Fiber Networks that were initially operational at any time prior to December 31, 1995 (all such Fiber Networks shall be deemed to have become operational in calendar year 1995) and (ii) all Fiber Networks that were initially operational in each succeeding calendar year (including all or any portion of the then current year); and provided, further, that the Company need no longer comply with the information requirements of this sentence after four consecutive fiscal quarters for which the ratio of EBITDA of the Company to Consolidated Interest Expense (other than dividends or distributions with respect to preferred stock or Disqualified Stock of the Company) of the Company is greater than 1.0 or after the occurrence of a Change of Control.

  Limitation on Construction of Fiber Networks

     The Company may construct Fiber Networks in no more than 45 Metropolitan Areas until the earlier of such time as (i) the ratio of EBITDA of the Company to Consolidated Interest Expense (other than dividends or distributions with respect to preferred stock or Disqualified Stock of the Company) of the Company is greater than 1.0 for four consecutive fiscal quarters and (ii) the occurrence of a Change of Control.

CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

     The Company will not, in any transaction or series of transactions, consolidate with, or merge with or into, any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing corporation), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole to any other Person, unless:

          (i) either (a) the Company shall be the continuing corporation or (b) the corporation (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of the Company's covenants and obligations under the Indenture;

          (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of related transactions), no Event of Default or Default shall have occurred and be continuing or would result therefrom; and

          (iii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of related transactions), the Company (or the Surviving Entity, if the Company is not continuing) would
     (A) be permitted to incur $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness" or (B) have a Total Market Capitalization of at least $1.0 billion and total Indebtedness in an amount less than 40% of its Total Market Capitalization.

EVENTS OF DEFAULT

     Each of the following is an "Event Of Default" under the Indenture:

          (a) default in the payment of interest on any New Note when the same becomes due and payable, and the continuance of such default for a period of 30 days;

          (b) default in the payment of the principal of (or premium, if any, on) any New Note at its maturity, upon optional redemption, required repurchase (including pursuant to a Change of Control Offer or an Asset Sale Offer) or otherwise or the failure to make an offer to purchase any New Note as required;

          (c) the Company fails to comply with any of its covenants or agreements contained in "-- Limitation on Indebtedness," "-- Limitation on Sale and Leaseback Transactions" or "-- Restricted Payments," or fails to perform or comply with the provisions described under "-- Repurchase at the Option of the Holders Upon a Change of Control," "-- Asset Sales" or
     "-- Consolidation, Merger, Conveyance, Lease or Transfer";

          (d) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty addressed in (a), (b) or (c) above) and continuance of such Default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount of the outstanding New Notes;

          (e) Indebtedness of the Company or any Restricted Subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of such unpaid or accelerated Indebtedness exceeds $10 million;

          (f) the entry by a court of competent jurisdiction of one or more final judgments against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount in excess of $10 million which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days;

          (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or
     (ii) a decree or order adjudging the Company or any Significant Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Restricted Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any Significant Restricted Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

          (h) (i) the commencement by the Company or any Significant Restricted Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (ii) the consent by the Company or any Significant Restricted Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or to the commence-ment of any bankruptcy or insolvency case or proceeding against the Company or any Significant Restricted Subsidiary; or (iii) the filing by the Company or any Significant Restricted Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or (iv) the consent by the Company or any Significant Restricted Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary, or the making by the Company or any Significant Restricted Subsidiary of an assignment for the benefit of creditors; or (v) the admission by the Company or any Significant Restricted Subsidiary in writing of its inability to pay its debts generally as they become due; or (vi) the taking of corporate action by the Company or any Significant Restricted Subsidiary in furtherance of any such action.

     If any Event of Default (other than an Event of Default specified in clause
(g) or (h) above) occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% of the outstanding aggregate principal amount of New Notes may declare all unpaid principal of, and any accrued and unpaid interest on, all New Notes then outstanding to be immediately due and payable by a notice in writing to the Company (and to the Trustee if given by holders of the New Notes), and upon any such declaration, such amount will become and be immediately due and payable. If any Event of Default specified in clause (g) or (h) above occurs, all unpaid principal of, and any accrued and unpaid interest on, the New Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of New Notes. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied, or cured or waived by the holders of the relevant Indebtedness, within 60 days after such event of default. Under certain circumstances, the holders of a majority in principal amount of the outstanding New Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within 30 days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

AMENDMENT, SUPPLEMENT AND WAIVER

     The Company and the Trustee may, at any time and from time to time, without notice to or consent of any holder of New Notes, enter into one or more indentures supplemental to the Indenture (1) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company in the Indenture and the New Notes; (2) to add to the covenants of the Company, for the benefit of the holders, or to surrender any right or power conferred upon the Company by the Indenture; (3) to add any additional Events of Default; (4) to provide for uncertificated New Notes in addition to or in place of certificated New Notes; (5) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;
(6) to secure the New Notes; (7) to cure any ambiguity in the Indenture, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture; provided such actions shall not adversely affect the interests of the holders in any material respect; or
(8) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

     With the consent of the holders of not less than a majority in principal amount of the outstanding New Notes, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose or adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the holders; provided that no such supplemental indenture shall, without the consent of the holders of not less than 75% in principal amount of the outstanding New Notes, modify the obligations of the Company to make offers to purchase New Notes upon a Change of Control or from the proceeds of Asset Sales; and, provided, further, that no such supplemental indenture shall, without the consent of the holder of each outstanding New Note: (1) change the stated maturity of the principal of, or any installment of interest on, any New Note, or reduce the principal amount thereof (or premium, if any), or the interest thereon that would be due and payable upon maturity thereof, or change the place of payment where, or the coin or currency in which, any New Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof; (2) reduce the percentage in principal amount of the outstanding New Notes, the consent of whose holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder; (3) subordinate in right of payment, or otherwise subordinate, the New Notes to any other Indebtedness; or (4) modify any provision of this paragraph (except to increase any percentage set forth herein).

     The holders of not less than a majority in principal amount of the outstanding New Notes may, on behalf of the holders of all the New Notes, waive any past Default under the Indenture and its consequences, except Default (1) in the payment of the principal of (or premium, if any) or interest on any New Note, or (2) in respect of a covenant or provision hereof which under the first proviso to the prior paragraph cannot be modified or amended without the consent of the holders of not less than 75% in principal amount of the outstanding New Notes, or (3) in respect of a covenant or provision hereof which under the second proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding New Note affected; provided with respect to any past Default referred to in clause (2) of this paragraph, the holders of not less than 75% in principal amount of the outstanding New Notes may waive such Default.

SATISFACTION AND DISCHARGE OF THE INDENTURE, DEFEASANCE

     The Company may terminate its obligations under the Indenture when (i) either (A) all outstanding New Notes have been delivered to the Trustee for cancellation or (B) all such New Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the New Notes, not theretofore delivered to the Trustee for cancellation, for principal of (premium, if any, on) and interest to the date of deposit or maturity or date of redemption; (ii) the Company has paid or caused to be paid all sums payable by the Company under the Indenture; and (iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Indenture.

     The Company, at its election, shall (a) be deemed to have paid and discharged its debt on the New Notes and the Indenture shall cease to be of further effect as to all outstanding New Notes (except as to (i) rights of registration of transfer, substitution and exchange of New Notes and the Company's right of optional redemption, (ii) rights of holders to receive payments of principal of, premium, if any, and interest on the New Notes (but not the Change of Control Purchase Price or the Offer Purchase Price) and any rights of the holders with respect to such amounts, (iii) the rights, obligations and immunities of the Trustee under the Indenture and (iv) certain other specified provisions in the Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants including those described under "-- Certain Covenants," after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the holders, at any time prior to the maturity of the New Notes, of
(A) money in an amount, (B) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the New Notes, money in an amount, or (C) a combination thereof, sufficient to pay and discharge the principal of, and interest on, the New Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of the New Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the Trustee of an opinion of outside counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and (ii) the Company's deposit will not result in the trust or the Trustee being subject to regulation under the Investment Company Act of 1940.

THE TRUSTEE

     The Chase Manhattan Bank is the Trustee under the Indenture.

     The holders of not less than a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. The Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its rights and powers under the Indenture, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the New Notes, unless such holders shall have offered to the Trustee indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of such person's or entity's status as a director, officer, employee, incorporator or stockholder of the Company. By accepting a Note each holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the Notes. Nonetheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Notes in accordance with the Indenture. The Company, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the New Notes will be issued in fully registered form, without coupons. The New Notes will be deposited with, or on behalf of DTC and registered in the name of Cede & Co. ("Cede") as DTC's nominee, in the form of one or more global New Notes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date prior to July 1, 2003, an amount per $1,000 principal amount at maturity of Notes that is equal to the sum of (a) the initial offering price ($599.89 per $1,000 principal amount at maturity of Notes) of such Notes and (b) the portion of the excess of the principal amount of such Notes over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each January 1 and July 1 at the rate of 10.625% per annum from the date of original issue of the Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date on or after July 1, 2003 the principal amount of each Note.

     "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a Subsidiary of such specified Person.

     "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided that each Unrestricted Subsidiary shall be deemed to be an Affiliate of the Company and of each other Subsidiary of the Company; provided, further, neither the Company nor any of its Restricted Subsidiaries shall be deemed to be Affiliates of each other; and provided, further, any lender under the Secured Credit Facility and its Affiliates shall not be deemed to be Affiliates of the Company or any Restricted Subsidiary solely as a result of the existence of the Secured Credit Facility or their holdings of Capital Stock of the Company or any Restricted Subsidiary acquired in connection with the Secured Credit Facility. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with" and "controlled by"), and as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, by way of consolidation or merger, but excluding by means of any Sale and Leaseback Transaction or by the granting of a Lien permitted under "-- Limitation on Liens") by such Person or any of its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary of the Company, in one transaction, or a series of related transactions (each hereinafter referred to as a "Disposition"), of Property or assets of such Person or any of its Restricted Subsidiaries, the Fair Market Value of which exceeds $2 million, other than (i) a Disposition of Property in the ordinary course of business consistent with industry practice, (ii) a Disposition that constitutes a Restricted Payment permitted under "-- Restricted Payments" and (iii) a Disposition by the Company in connection with a transaction permitted under "-- Consolidation, Merger, Conveyance, Lease or Transfer."

     "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of (i) the capitalized amount in respect of such transaction that would appear on the balance sheet of such Person in accordance with GAAP and (ii) the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

     "Average Life" means, as of any date, with respect to any debt security or Disqualified Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the dates of each scheduled principal payment or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such debt security or Disqualified Stock multiplied in each case by (y) the amount of such principal or redemption payment, by (ii) the sum of all such principal or redemption payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.

     "Board Resolution" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

     "Cash Proceeds" means, with respect to any Asset Sale or issuance or sale of Capital Stock by any Person, the aggregate consideration received in respect of such sale or issuance by such Person in the form of cash or Eligible Cash Equivalents.

     "Change of Control" shall be deemed to occur if (i) the sale, conveyance, transfer or lease of all or substantially all of the assets of the Company to any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act) (other than any Permitted Holder or any Restricted Subsidiary of the Company) shall have occurred; (ii) any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the Voting Stock of the Company and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis, and such voting power percentage is greater than or equal to the total voting power percentage then beneficially owned by the Permitted Holders in the aggregate; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, (A) the sum of (i) the aggregate amount of cash and non-cash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with Interest Hedging Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation, (y) all accrued interest and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends or distributions with respect to preferred stock or Disqualified Stock of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP;
(iv) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any Indebtedness of any other Person is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its stated maturity; in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication,
(i) all items classified as extraordinary, (ii) any net income of any Person other than such Person and its Restricted Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period; (iii) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of the related acquisition; (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan; (v) net gains (but not net losses) in respect of Asset Sales by such Person or its Restricted Subsidiaries; (vi) the net income (but not net loss) of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by the terms of its charter or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person; (vii) with regard to a non-wholly owned Restricted Subsidiary, any aggregate net income (or loss) in excess of such Person's or such Restricted Subsidiary's pro rata share of such non-wholly owned Restricted Subsidiary's net income (or loss); and (viii) the cumulative effect of changes in accounting principles.

     "Consolidated Tangible Assets" of any Person means, as of any date, the sum for such Person and its Restricted Subsidiaries (after eliminating intercompany items) of the net book value of all Property and assets of such Person and its Restricted Subsidiaries reflected on a balance sheet of such Person or such Restricted Subsidiary, as the case may be, prepared in accordance with GAAP, less the net book value of all items that would be classified as intangibles under GAAP, including, without limitation, (i) licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, noncompete agreements and organizational expenses, and (ii) un-amortized deferred financing costs, debt discount and expenses.

     "Debt to Capital Ratio" means, as at any date of determination, the ratio of (i) the amount of Indebtedness of the Company and its Restricted Subsidiaries then outstanding on a consolidated basis as at the date of determination to (ii) the capital of the Company and its Restricted

Subsidiaries on a consolidated basis as at such date. For purposes of this calculation, "capital" shall mean stockholders' equity (deficit), except that all Preferred Stock shall be included and retained earnings (deficit) shall be excluded, each as determined in accordance with GAAP.

     "Debt to EBITDA Ratio" means, as at any date of determination, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as at the date of determination to (ii) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the four preceding fiscal quarters for which financial information is available immediately prior to the date of determination; provided that any Indebtedness incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the date of determination occurs shall be calculated as if such Indebtedness was so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs; and provided, further, that (x) if the transaction giving rise to the need to calculate the Debt to EBITDA Ratio would have the effect of increasing or decreasing Indebtedness or EBITDA in the future, Indebtedness or EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four fiscal quarter period preceding the date of determination and (y) if during such four fiscal quarter period the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such period or (z) if during such four fiscal quarter period the Company or any of its Restricted Subsidiaries shall have acquired any material assets outside the ordinary course of business, EBITDA shall be calculated on a pro forma basis as if such asset acquisition and related financing had occurred on the first day of such period.

     "Default" means any event, act or condition, the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

     "Default Amount" means, until July 1, 2003, the Accreted Value, and on or after July 1, 2003, 100% of the principal amount of the Notes.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, or otherwise, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the date on which the Notes mature.

     "EBIT" means the amount calculated in the same manner as EBITDA, but not including clauses (iii) and (iv) of the definition thereof.

     "EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) any non-cash expense related to the issuance to employees of such Person of options to purchase Capital Stock of such Person and (vi) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity and minus, to the extent reflected in such income statement, any non-cash credits that had the effect of increasing Consolidated Net Income of such Person for such period. This definition of EBITDA is used only for the purpose of this Description of the Notes and the Indenture.

     "Eligible Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit of any commercial bank organized in the United States having capital and surplus in excess of $500 million with a maturity date not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause
(i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof within ninety days after the date of acquisition thereof and, at the time of acquisition, having a rating of A or better from Standard & Poor's Ratings Group ("Standard & Poor's") or A-2 or better from Moody's Investors Service, Inc. ("Moody's"), (v) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500 million and commercial paper issued by others having one of the two highest ratings obtainable from either Standard & Poor's or Moody's and in each case maturing within ninety days after the date of acquisition, (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500 million, (vii) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500 million and (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vi).

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to Standard & Poor's or Moody's at the time as of which any investment or rollover therein is made.

     "Equity Offering" means an offering of Common Stock of the Company resulting in net proceeds to the Company in excess of $20 million.

     "Exchange Rate Obligation" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates.

     "Existing Indebtedness" means Indebtedness outstanding on the date of the Indenture (other than under the Secured Credit Facility), including the 2005 Notes, the 2006 Notes and the 2007 Notes, and disclosed in a schedule attached to the Indenture, and the incurrence by the Company of Indebtedness represented by the 2005 Notes, the 2006 Notes and the 2007 Notes.

     "Fair Market Value" means, with respect to any asset or Property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors.

     "Fiber Network" means a digital fiber optic telecommunications network wholly owned by the Company that serves a Metropolitan Area.

     "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indenture shall utilize GAAP as in effect on the Issue Date.

     "Guarantee" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring," shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to have been incurred at the time at which it becomes a Subsidiary.

     "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith), (v) any Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by other Persons, the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's Restricted Subsidiaries, at the time of determination, (vii) the notional amount of any Interest Hedging Obligations or Exchange Rate Obligations of such Person at the time of determination, (viii) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any Guarantees at such date; provided that for purposes of calculating the amount of the 2005 Notes, 2006 Notes or the Notes outstanding at any date, the amount of such 2005 Notes, 2006 Notes or Notes shall be the Accreted Value (as defined in the relevant indenture) thereof as of such date unless cash interest has commenced to accrue pursuant to the relevant indenture, in which case the amount of the 2005 Notes, 2006 Notes or Notes outstanding will be determined pursuant to the relevant indenture and will not include any accrued and unpaid cash interest which would otherwise be included in Accreted Value because of clause (iii) of the definition thereof in the relevant indenture.

     "Interest Hedging Obligation" means, with respect to any Person, an obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in interest rates.

     "Investment" in any Person means any direct, indirect or contingent (i) advance or loan to, Guarantee of any Indebtedness of, extension of credit or capital contribution to such Person, (ii) the acquisition of any shares of Capital Stock, bonds, notes, debentures or other securities of such

Person, or (iii) the acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person; provided that Investments shall exclude commercially reasonable extensions of trade credit. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such transfer.

     "Issue Date" means the date on which the Notes were first authenticated and delivered under the Indenture.

     "Lien" means, with respect to any Property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property or other asset (including, without limitation, any conditional sale or title retention agreement having substantially the same economic effect as any of the foregoing).

     "Marketable Securities" means (i) U.S. Government Securities maturing not more than two years after the date of acquisition; (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by or time deposit of an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to Standard & Poor's or "P-1" (or higher) according to Moody's; (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and
(v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "Maturity" means, when used with respect to a Note, the date on which the principal of such Note becomes due and payable as provided therein or in the Indenture, whether on the date specified in such Note as the fixed date on which the principal of such Note is due and payable, on the Change of Control Payment Date or purchase date established pursuant to the terms of the Indenture with regard to a Change of Control Offer or an Asset Sale Offer, as applicable, or by declaration of acceleration, call for redemption or otherwise.

     "Metropolitan Area" means the 32 metropolitan areas in which the Company, as of March 31, 1998, has a Fiber Network and other metropolitan areas deemed in the reasonable business judgment of the management of the Company to provide an opportunity for the building and operation of such a Fiber Network with the reasonable potential to produce financial results for the Company at least substantially comparable to the metropolitan areas in which the Company has such operational Fiber Networks.

     "Net Cash Proceeds" means, with respect to the sale of any Property or assets by any Person or any of its Restricted Subsidiaries, Cash Proceeds received net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary incurred in connection with such sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, foreign and local taxes arising in connection with such sale that are paid or required to be accrued as liability under GAAP by such Person or its Restricted Subsidiaries,
(ii) all payments made or required to be made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid in connection with such sale and (iii) all contractually required distribu-tions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such transaction; provided that, in the event that any consideration for a transaction (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; provided, further, that any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time, and shall thereafter be applied in accordance with the Indenture.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company and delivered to the Trustee, which shall comply with the Indenture.

     "Permitted Holders" means The Huff Alternative Income Fund, L.P., ING Equity Partners, L.P.I., Apex Investment Fund I, L.P., Apex Investment Fund II, L.P., The Productivity Fund II, L.P. and Anthony J. Pompliano and the respective Affiliates (other than the Company and the Restricted Subsidiaries) of each of the foregoing.

     "Permitted Investments" means (i) Eligible Cash Equivalents; (ii) Investments in Property used in the ordinary course of business; (iii) investments in any Person as a result of which such Person becomes a Restricted Subsidiary in compliance with the Indenture; (iv) Investments pursuant to certain agreements or obligations of the Company or a Restricted Subsidiary, in effect an the Issue Date, to make such Investments, and disclosed in a Schedule attached to the Indenture; (v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (vi) Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (vii) Exchange Rate Obligations; provided that such Exchange Rate Obligations were entered into in connection with transactions in the ordinary course of business or the incurrence of Indebtedness that is permitted by the terms of the Indenture to be outstanding; (viii) bonds, notes, debentures or other debt securities received as a result of Asset Sales permitted under the covenant described under "-- Asset Sales"; (ix) Investments by the Company or a Restricted Subsidiary in or in respect of a Person to the extent the consideration for such Investment consists of shares of Qualified Stock of the Company; (x) Investments funded or financed with Purchase Money Debt; and (xi) Investments in existence at the Issue Date.

     "Permitted Liens" means (i) Liens on Property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any Property or assets of the Company or any of its Subsidiaries other than the Property or assets subject to the Liens prior to such merger or consolidation;
(ii) Liens on Telecommunications Assets existing during the time of the construction thereof; (iii) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business consistent with industry practice;
(iv) Liens existing as of the Issue Date; (v) Liens to secure borrowings permitted under clause (a) or clause (i) of the second paragraph of "-- Limitation on Indebtedness"; (vi) any Lien on Property of the Company in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute; (vii) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP); (viii) easements, rights-of-way, licenses and other similar restrictions on the use of Properties or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the Properties subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries; (ix) any Lien to secure obligations under workmen's compensation laws or similar legislation, including any Lien with respect to judgments which are not currently dischargeable; (x) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP); (xi) any interest or title of a lessor in Property subject to a Capital Lease Obligation;
(xii) Liens to secure any Vendor Financing Indebtedness; provided that such Liens do not extend to any Property or assets other than the Property or assets the acquisition of which was financed by such Indebtedness; (xiii) Liens in favor of the Company or any Restricted Subsidiary; (xiv) Liens on Property or assets of a Person existing prior to the time such Person is acquired by the Company as a result of (a) an Investment described in clause (ix) of the definition of "Permitted Investments" herein or (b) an Investment described in clause (vii) of the second paragraph of the covenant described under "Restricted Payments" herein; provided that such Liens were in existence prior to the contemplation of such Investment and do not secure any Property or assets of the Company or any of its Subsidiaries other than the Property or assets subject to the Liens prior to such Investment; (xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof; and (xvi) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (i) through (v) and (xii), provided that such Liens do not extend to any other Property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.

     "Permitted Subordinated Financing" means Indebtedness or preferred stock of the Company issued to a Permitted Holder on terms specified in the Indenture, provided that (i) in the case of Permitted Subordinated Financing that constitutes Indebtedness, such Indebtedness is subordinated in right of payment to the Notes and has a maturity of 180 days or less and (ii) in the case of Permitted Subordinated Financing that constitutes preferred stock, such preferred stock is retired within 180 days of issuance.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

     "Purchase Money Debt" means Indebtedness of the Company (including Acquired Indebtedness and Indebtedness represented by Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Company or any Subsidiary of the Company or any joint venture of any Telecommunications Assets of the Company, any Subsidiary of the Company or any joint venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Qualified Stock" of any Person means a class of Capital Stock other than Disqualified Stock.

     "Refinancing Indebtedness" means any Indebtedness incurred in connection with the Refinancing of other Indebtedness.

     "Restricted Payment" means (i) a dividend or other distribution declared or paid on the Capital Stock of the Company or to the Company's stockholders (in their capacity as such), or declared or paid to any Person other than the Company or a Restricted Subsidiary of the Company on the Capital Stock of any Restricted Subsidiary of the Company, in each case, other than dividends, distributions or payments made solely in Qualified Stock of the Company or such Restricted

Subsidiary, (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock of the Company or of a Restricted Subsidiary, (iii) a payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Stock of the Company) to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of the Company or such Restricted Subsidiary which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes and which was scheduled to mature on or after the maturity of the Notes or (iv) an Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than (a) a Permitted Investment, (b) an Investment by the Company in a Restricted Subsidiary or (c) an Investment by a Restricted Subsidiary in the Company or a Restricted Subsidiary.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been classified as an "Unrestricted Subsidiary."

     "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

     "Secured Credit Facility" means the AT&T Credit Facility as in effect on the Issue Date and additional secured credit agreements to which the Company is or becomes a party, in an aggregate amount not to exceed $35 million, and all related amendments, notes, collateral documents, guarantees, instruments and other agreements executed in connection therewith, as the same may be amended, modified, supplemented, restated, renewed, extended, refinanced, substituted or replaced from time to time.

     "Significant Restricted Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,
(ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interests of which are owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

     "Telecommunications Assets" means, with respect to any Person, assets (including, without limitation, rights-of-way, trademarks and licenses to use copyrighted material), that are utilized by such Person, directly or indirectly, in a Telecommunications Business. Telecommunications Assets shall include stock, joint venture or partnership interests in another Person, provided that substantially all of the assets of such other Person consist of Telecommunications Assets, and provided, further, that if such stock, joint venture or partnership interests are held by the Company or a Restricted Subsidiary, such other Person either is, or immediately following the relevant transaction shall become, a Restricted Subsidiary of the Company pursuant to the Indenture. The determination of what constitutes Telecommunication Assets shall be made by the Board of Directors and evidenced by a Board Resolution delivered to the Trustee.

     "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications-related network equipment, software and other devices for use in (i) above or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those specified in
(i) or (ii) above.

     "Telecommunications Company" means any Person substantially all of the assets of which consist of Telecommunications Assets.

     "Total Market Capitalization" of any Person means, at the time of determination, the product of (i) the aggregate amount of outstanding shares of common stock of such Person (which shall not include any common stock issuable upon the exercise of options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person) and (ii) the average closing price of such common stock over the preceding 20 consecutive Trading Days. If no such closing price exists with respect to shares of any such class, the value of such shares shall be determined by the Board of Directors in good faith as evidenced by a Board Resolution delivered to the Trustee.

     "Trading Day" means, with respect to a security traded on a securities exchange, automated quotation system or market, a day on which such exchange, system or market is open for a full day of trading.

     "U.S. Government Obligations" means (x) securities that are (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and (y) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depository receipt.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that the Company has classified as an "Unrestricted Subsidiary" and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of the Indenture.

     "Vendor Financing Indebtedness" of any Person means an obligation owed by such Person to a vendor of any Telecommunications Assets solely in respect of the purchase price of such assets, provided that the amount of such Indebtedness does not exceed the Fair Market Value of such assets, and provided, further, that such Indebtedness is incurred within 180 days of the acquisition of such assets.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of Notes as of the date hereof. Except where noted, the following discussion deals only with Notes held as capital assets by initial purchasers that purchased the Notes at their original "issue price" (as described below) and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Notes as a part of a hedging, conversion or constructive sale transaction or a straddle or holders of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     As used herein, a "United States Holder" of a Note means a holder that is
(i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder that is not a United States Holder.

ORIGINAL ISSUE DISCOUNT

     The Notes were issued with original issue discount ("OID") in an amount equal to the difference between their stated redemption price at maturity (the sum of all payments of principal and interest due on the Note) and their "issue price." United States Holders should be aware that they must include OID in gross income on a daily economic accrual basis (as described more fully below), regardless of their regular method of tax accounting and in advance of receipt of the cash attributable to that income. However, United States Holders of such Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest.

     This summary is based upon final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations").

     The "issue price" of each Note will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler).

     The amount of OID includible in income by the initial United States Holder of a Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such Note on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by OID and reduced by any cash payments received in respect of the Note. Upon the sale, exchange, retirement or other disposition of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition and the adjusted tax basis of the Note. Such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

     (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

     (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note; and

     (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service ("IRS") Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest (including OID) made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

     If a Non-United States Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest and OID on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% or lower rate under an applicable tax treaty of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including OID) on a Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal, interest and OID paid on a Note and to the proceeds upon the sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     In general, no information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person).

     In addition, backup withholding and information reporting may apply to the proceeds of the sale of a Note within the United States or conducted through certain U.S. related financial intermediaries unless the statement described in
(a)(iv) under "Non-United States Holders" has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

EXCHANGE OF NOTES

     The exchange of Old Notes for New Notes in the Exchange Offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of a New Note, the holding period of the New Note will include the holding period the Old Note and the basis of the New Note will be the same as the basis of the Old Note immediately before the exchange.

     IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                             VALIDITY OF THE NOTES

     The validity of the New Notes will be passed upon for the Company by its counsel, Riley M. Murphy, Annapolis Junction, Maryland.

                                    EXPERTS

     The consolidated financial statements of e.spire Communications, Inc. as of June 30, 1996, December 31, 1996 and December 31, 1997, and for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996 and the year ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                    GLOSSARY

     ACCESS CHARGES -- The fees paid by an interexchange carrier (IXC) to a LEC for originating and terminating long distance calls on their local networks.

     ATM (ASYNCHRONOUS TRANSFER MODE) -- A recently commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM switching was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different information systems, including LANs.

     BROADBAND -- Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

     CAP (COMPETITIVE ACCESS PROVIDER) -- A name for a category of local service provider that appeared in the late 1980's, who competed with local telephone companies by placing its own fiber optic cables in a city and sold various private line telecommunications services in direct competition to the local telephone company. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors
(AAVs).

     CATVS -- Cable television service providers.

     CENTRAL OFFICES -- The switching centers or central switching facilities of the LECs.

     CENTREX -- Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that carriers can provide to a wide range of customers who do not have the size or the funds to support their own on-site PBX.

     CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER) -- A category of telephone service provider (carrier) that offers services similar to the former monopoly local telephone company, as recently allowed by changes in telecommunications law and regulation. A CLEC may also provide other types of telecommunications services (long distance, etc.).

     CO-CARRIER STATUS -- A relationship between a CLEC and an ILEC that affords the same access and rights to the other's network, and provides access and services on an equal basis.

     COLLOCATION -- The ability to connect a network to the ILEC's central offices. Physical collocation occurs upon placement of network connection equipment inside the ILEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the ILEC permits connection to its network through the ILEC's central offices at competitive prices, even though the network connection equipment is not physically located inside the central offices of the ILEC.

     DEDICATED LINES -- Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the LEC's public switched network).

     DEDICATED SERVICES -- Special access, switched transport and private line services generally offered by CAPs, including the Company.

     DIGITAL -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video and data.

     DS-0, DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

     FCC (FEDERAL COMMUNICATIONS COMMISSION) -- The US Government organization charged with the oversight of all public communications media.

     FIBER MILES -- The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "Route Miles" below.

     FIBER OPTICS -- Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet has significantly greater bandwidth capacity than copper cable, which is many times greater in size.

     FIBER OPTIC RING NETWORK -- Most CAPs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self-healing" optical fiber ring architecture in its networks.

     FRAME RELAY -- Frame relay is a high-speed data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56kbs to 1.5 mbs. This service is ideal for connecting LANs, but is not appropriate for voice and video applications due to the variable delays that can occur. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.

     ICP (INTEGRATED COMMUNICATIONS PROVIDER) -- A telecommunications carrier that provides packaged or integrated services from among a broad range of categories, including local exchange service, long distance service, enhanced data service, cable TV service, and other communications services.

     ILEC (INCUMBENT LOCAL EXCHANGE CARRIER) -- The local exchange carrier that was the monopoly carrier, prior to the opening of local exchange services to competition.

     INTERCONNECTION DECISIONS -- Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC central offices to any CAP, long distance carrier or end-user seeking such interconnection for the provision of interstate special access and switched access transport services.

     INTERNET PROTOCOL (IP) -- A compilation of network- and transport-level protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

     ISDN (INTEGRATED SERVICES DIGITAL NETWORK) -- An internationally agreed upon standard which, through special equipment, allows two-way, simultaneous voice and data transmission in digital formats over the same transmission line. ISDN permits video-conferencing over a single line, for example, and also supports a multitude of value-added networking capabilities, reducing costs for end-users and results in more efficient use of available facilities. ISDN combines standards for highly flexible customers to network signaling with both voice and data within a common facility.

     ISP (INTERNET SERVICE PROVIDER) -- An Internet service provider provides customers with access to the Internet, normally for dial access customers, by linking its network directly or through other ISPs to the Internet backbone network.

     IXC (INTEREXCHANGE CARRIERS) -- See Long Distance Carrier.

     LANS (LOCAL AREA NETWORKS) -- The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

     LATAS (LOCAL ACCESS AND TRANSPORT AREAS) -- The geographically defined areas in which LECs are authorized to provide local switched services.

     LEC (LOCAL EXCHANGE CARRIER) -- A company providing local telephone services.

     LOCAL EXCHANGE AREAS -- A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

     LONG DISTANCE CARRIERS OR IXCS (INTEREXCHANGE CARRIERS) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities. Long distance carriers include, among others, AT&T, MCI, Sprint, WorldCom and LCI, as well as resellers of long distance capacity.

     NAP -- Network Access Points are points where the national ISPs interconnect their networks, allowing a multitude of local and regional ISPs to exchange data and access the Internet globally.

     NODE -- An individual point of origination and termination of data on the network transported using frame relay or similar technology.

     OFF-NET -- A customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with a LEC network.

     ON-NET -- A customer that is physically connected to one of the Company's networks.

     PBX (PRIVATE BRANCH EXCHANGE) -- A switching system within an office building which allows calls from outside to be routed directly to the individual instead of through a central number. This PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

     PCS (PERSONAL COMMUNICATIONS SERVICE) -- A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

     POPS (POINTS OF PRESENCE) -- Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PRIVATE LINE -- A private, dedicated telecommunications connection between end-user locations (excluding long distance carrier POPs).

     RBOCS (REGIONAL BELL OPERATING COMPANIES) -- The seven regional local telephone holding companies established by the modification of final judgment in U.S. v. AT&T. These RBOCs are prohibited from providing interLATA services and from manufacturing telecommunications equipment.

     ROUTE MILES -- The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

     SONET (SYNCHRONOUS OPTICAL NETWORK) -- A transmission technology that is used by carriers in both local and long distance telecommunications networks to provide efficient, highly reliable communications channels.

     SPECIAL ACCESS SERVICES -- The lease of private, dedicated telecommunications lines or "circuits" along the network of a ILEC or a CAP (such as the Company), whose lines or circuit run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end-user to its long distance carrier POP. Special access services do not require the use of switches.

     SWITCH -- A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     SWITCHED ACCESS SERVICES -- The origination or termination of long distance traffic between a customer premise and an IXC POP via shared local trunks using a local switch.

     SWITCHED TRANSPORT SERVICES -- Transportation of switched traffic along dedicated lines between the LEC central offices and IXC POPs.

     SWITCHED TRAFFIC -- Telecommunications traffic along a switched network.

     VGE (VOICE GRADE EQUIVALENT CIRCUITS) -- A measure of service equivalent to one telephone line (64 kilobits of bandwidth) actually billed to a customer.

                          e.spire COMMUNICATIONS, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
             JUNE 30, 1995 AND 1996, DECEMBER 31, 1996 AND 1997 AND
                       JUNE 30, 1997 AND 1998 (UNAUDITED)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of June 30, 1996 and December
  31, 1996 and 1997.........................................  F-3
Consolidated Statements of Operations for the years ended
  June 30, 1995 and 1996, the six months ended December 31,
  1996, and the year ended December 31, 1997................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, and the year ended December 31,
  1997......................................................  F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1995 and 1996, the six months ended December 31,
  1996, the year ended December 31, 1997....................  F-7
Notes to Consolidated Financial Statements..................  F-9
Condensed Consolidated Balance Sheets as of December 31,
  1997 and June 30, 1998 (unaudited)........................  F-26
Condensed Consolidated Statements of Operations (unaudited)
  for the three months and six months ended June 30, 1997
  and 1998..................................................  F-27
Condensed Consolidated Statements of Cash Flow (unaudited)
  for the six months ended June 30, 1997 and 1998...........  F-28
Notes to Unaudited Condensed Consolidated Interim Financial
  Statements................................................  F-29

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
e.spire Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of e.spire Communications, Inc. and subsidiaries as of June 30, 1996 and December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, and the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of e.spire Communications, Inc. and subsidiaries as of June 30, 1996 and December 31, 1996 and 1997, and the results of their operations and their cash flows for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, and the year ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Washington, D.C.
February 12, 1998
                          e.spire COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                JUNE 30,     ----------------------------
                                                                  1996           1996           1997
                                                                --------         ----           ----
                                                 ASSETS
Current assets:
  Cash and cash equivalents (note 1)........................  $134,115,981   $ 78,618,544   $ 260,836,929
  Restricted cash and investments (note 1)..................     2,342,152      2,342,152      26,525,516
  Trade accounts receivable, net of allowance for doubtful
    accounts of $190,000, $432,000, and $1,921,000 at June
    30, 1996, December 31, 1996, and December 31, 1997,
    respectively (note 1)...................................       735,260      2,429,077      15,514,278
  Other current assets......................................     1,003,465      1,202,711       6,127,267
                                                              ------------   ------------   -------------
Total current assets........................................   138,196,858     84,592,484     309,003,990
Networks, equipment and furniture, gross (note 2)...........    80,147,964    144,403,123     282,152,543
  Less: accumulated depreciation and amortization...........    (3,408,698)    (8,320,372)    (31,675,227)
                                                              ------------   ------------   -------------
                                                                76,739,266    136,082,751     250,477,316
Deferred financing fees, net of accumulated amortization of
  $773,000, $1,071,000, and $3,649,000 at June 30, 1996,
  December 31, 1996, and December 31, 1997, respectively....     8,334,183      8,380,283      25,031,409
Intangible assets, net of accumulated amortization of
  $776,000 (notes 1 and 13).................................            --             --       8,132,191
Restricted cash and investments (note 1)....................            --             --      45,375,000
Other assets................................................       329,584        982,649         875,466
                                                              ------------   ------------   -------------
        Total assets........................................  $223,599,891   $230,038,167   $ 638,895,372
                                                              ============   ============   =============
                    LIABILITIES, REDEEMABLE STOCK AND OPTIONS, MINORITY INTEREST, AND
                                     STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable -- current portion (note 6).................  $    252,809   $    872,031   $     437,500
  Accounts payable..........................................    21,317,346     33,587,407      18,308,370
  Accrued interest..........................................            --             --      13,360,415
  Accrued employee costs....................................       774,262      2,057,187       2,353,247
  Other accrued liabilities.................................       886,692      2,074,945       2,310,664
                                                              ------------   ------------   -------------
Total current liabilities...................................    23,231,109     38,591,570      36,770,196
Long-term liabilities:
  Notes payable, less current portion (note 6)..............   184,129,361    209,538,226     460,847,677
  Other long-term liabilities...............................            --             --         473,693
  Dividends payable (note 3)................................     4,942,313      6,945,943              --
                                                              ------------   ------------   -------------
        Total liabilities...................................   212,302,783    255,075,739     498,091,566
                                                              ============   ============   =============
Redeemable stock and options:
  Redeemable options (note 7)...............................     2,155,025      2,000,000       1,000,000
  14 3/4% Redeemable Preferred Stock due 2008 (note 5)......            --             --      55,060,661
  12 3/4% Junior Redeemable Preferred Stock due 2009 (note
    5)......................................................            --             --     150,098,992
                                                              ------------   ------------   -------------
Total redeemable stock and options..........................     2,155,025      2,000,000     206,159,653
                                                              ------------   ------------   -------------
Minority interest (note 6)..................................       160,270             --              --
                                                              ------------   ------------   -------------
Stockholders' equity (deficit) (notes 3, 4, 5, 6 and 7):
  Preferred stock, $1.00 par value, 186,664 shares
    designated as 9% Series A-1 Convertible Preferred Stock
    authorized, issued and outstanding at June 30, 1996 and
    December 31, 1996, respectively, no shares issued and
    outstanding at December 31, 1997........................       186,664        186,664              --
  Preferred stock, $1.00 par value, 277,500 shares
    authorized and designated as 9% Series B Convertible
    Preferred Stock; 277,500 and 227,500 shares issued and
    outstanding at June 30, 1996 and December 31, 1996,
    respectively, no shares issued and outstanding at
    December 31, 1997.......................................       277,500        277,500              --
  Common stock, $.01 par value, 75,000,000 shares
    authorized, 6,645,691, 6,784,996, and 37,219,419 shares
    issued and outstanding at June 30, 1996, December 31,
    1996 and 1997, respectively.............................        65,837         67,850         372,194
  Additional paid-in capital................................    55,975,078     54,870,194     131,728,166
  Accumulated deficit.......................................   (47,523,266)   (82,439,780)   (197,456,207)
                                                              ------------   ------------   -------------
Total stockholders' equity (deficit)........................     8,981,813    (27,037,572)    (65,355,847)
                                                              ------------   ------------   -------------
Commitments and contingencies (notes 1, 6, 9 and 10)
        Total liabilities, redeemable stock and options,
          minority interest, and stockholders' equity
          (deficit).........................................  $223,599,891   $230,038,167   $ 638,895,372
                                                              ============   ============   =============

          See accompanying notes to consolidated financial statements.

                          e.spire COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            FOR THE SIX
                               FOR THE YEAR ENDED   FOR THE YEAR ENDED     MONTHS ENDED      FOR THE YEAR ENDED
                                 JUNE 30, 1995        JUNE 30, 1996      DECEMBER 31, 1996   DECEMBER 31, 1997
                               ------------------   ------------------   -----------------   ------------------
Revenues (note 1)............     $    388,887         $  3,415,137        $  6,990,452        $  59,000,450
                                  ------------         ------------        ------------        -------------
Operating expenses:
  Network development and
    operations...............        3,282,183            5,264,570           8,703,057           52,881,173
  Selling, general, and
    administrative...........        4,597,615           13,463,775          20,269,991           59,850,690
  Non-cash stock compensation
    (note 7).................        6,419,412            2,735,845             549,645            4,273,669
  Depreciation and
    amortization.............          497,811            3,078,426           4,911,674           24,131,317
                                  ------------         ------------        ------------        -------------
Total operating expenses.....       14,797,021           24,542,616          34,434,367          141,136,849
Nonoperating income
  (expenses):
  Interest and other
    income...................          217,525            4,409,733           2,757,461            8,685,473
  Interest and other
    expense..................         (170,095)         (10,476,904)        (10,390,330)         (41,565,501)
  Debt conversion expense....         (385,000)                  --                  --                   --
                                  ------------         ------------        ------------        -------------
Loss before minority
  interest...................      (14,745,704)         (27,194,650)        (35,076,784)        (115,016,427)
Minority interest............           48,055              412,606             160,270                   --
                                  ------------         ------------        ------------        -------------
Net loss.....................      (14,697,649)         (26,782,044)        (34,916,514)        (115,016,427)
Preferred stock dividends and
  accretion (notes 3 and
  5).........................       (1,070,985)          (3,871,328)         (2,003,630)         (11,629,712)
                                  ------------         ------------        ------------        -------------
Net loss to common
  stockholders...............     $(15,768,634)        $(30,653,372)       $(36,920,144)       $(126,646,139)
                                  ============         ============        ============        =============
Basic and diluted net loss
  per common share (note
  8).........................     $      (3.30)        $      (4.96)       $      (5.48)       $       (4.65)
                                  ============         ============        ============        =============
Weighted average number of
  common shares
  outstanding................        4,771,689            6,185,459           6,733,759           27,233,642
                                  ============         ============        ============        =============

          See accompanying notes to consolidated financial statements.

                          e.spire COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

 FOR THE YEARS ENDED JUNE 30, 1995 AND 1996, THE SIX MONTHS ENDED DECEMBER 31,
                   1996, AND THE YEAR ENDED DECEMBER 31, 1997

                                                                SERIES A-1              SERIES B
                                      PREFERRED STOCK        PREFERRED STOCK        PREFERRED STOCK          COMMON STOCK
                                    --------------------   --------------------   --------------------   ---------------------
                                    SHARES     AMOUNT       SHARES     AMOUNT      SHARES     AMOUNT       SHARES      AMOUNT
                                    ------   -----------   --------   ---------   --------   ---------   ----------   --------
Balances at June 30, 1994.........   1,700   $ 1,700,000         --   $      --         --   $      --    2,755,005   $     --
 Preferred Stock exchange.........  (1,700)   (1,700,000)        --          --         --          --      548,387         --
 Set par value for common stock...      --            --         --          --         --          --           --     33,033
 Acquisition of Piedmont Teleport,
   Inc............................      --            --         --          --         --          --       62,000         --
 Write-off of note receivable for
   common stock...................      --            --         --          --         --          --           --         --
 Series A Preferred private
   placement, net of related costs
   (note 3).......................      --            --    186,664     186,664         --          --           --         --
 Series B Preferred private
   placement, net of related costs
   (note 3).......................      --            --         --          --    227,500     227,500           --         --
 Issuance of put right
   obligations....................      --            --         --          --         --          --           --         --
 Cancellation of put right
   obligation.....................      --            --         --          --         --          --           --         --
 Warrant and stock option
   exercises and stock grant......      --            --         --          --         --          --    2,379,390     23,794
 Establish limitation on common
   stock put right obligation.....      --            --         --          --         --          --           --         --
 Series A Preferred Stock
   dividends accrued (note 3).....      --            --         --          --         --          --           --         --
 Net loss.........................      --            --         --          --         --          --           --         --
                                    ------   -----------   --------   ---------   --------   ---------   ----------   --------
Balances at June 30, 1995.........      --            --    186,664     186,664    227,500     227,500    5,744,782     56,827
 Issuance of Series B-4 Preferred
   Stock (note 3).................      --            --         --          --     50,000      50,000           --         --
 Issuance of detachable warrants
   (note 6).......................      --            --         --          --         --          --           --         --
 Warrants and stock options
   exercised......................      --            --         --          --         --          --      900,909      9,010
 Series A and B Preferred Stock
   dividends accrued (note 3).....      --            --         --          --         --          --           --         --
 Cancellation of and adjustments
   to put right obligations.......      --            --         --          --         --          --           --         --
 Stock compensation expense.......      --            --         --          --         --          --           --         --
 Net loss.........................      --            --         --          --         --          --           --         --
                                    ------   -----------   --------   ---------   --------   ---------   ----------   --------
Balances at June 30, 1996.........      --            --    186,664     186,664    277,500     277,500    6,645,691     65,837
 Warrants and stock options
   exercised......................      --            --         --          --         --          --      139,305      1,393
 Series A and B Preferred Stock
   dividends accrued (note 3).....      --            --         --          --         --          --           --         --
 Accretion of consulting agreement
   credit to exercise price of
   warrants (note 11).............      --            --         --          --         --          --           --         --
 Cancellation of and adjustments
   to put right obligations.......      --            --         --          --         --          --           --        620
 Stock compensation expense.......      --            --         --          --         --          --           --         --
 Net loss.........................      --            --         --          --         --          --           --         --
                                    ------   -----------   --------   ---------   --------   ---------   ----------   --------
Balances December 31, 1996........      --            --    186,664     186,664    277,500     277,500    6,784,996     67,850
 Shares issued to CyberGate (note
   13)............................      --            --         --          --         --          --    1,030,000     10,300
 Series A and B Preferred Stock
   dividends (note 3).............      --            --         --          --         --          --           --         --
 Issuance of common stock (note
   4).............................      --            --         --          --         --          --    8,660,000     86,600
 Conversion of preferred shares
   (note 3).......................      --            --   (186,664)   (186,664)  (277,500)   (277,500)  17,377,275    173,773
 Preferred dividends paid in stock
   (note 4).......................      --            --         --          --         --          --    1,650,207     16,502

                                                     NOTES                          TOTAL
                                    ADDITIONAL     RECEIVABLE                   STOCKHOLDERS'
                                      PAID-IN      ON SALE OF    ACCUMULATED       EQUITY
                                      CAPITAL     COMMON STOCK     DEFICIT        (DEFICIT)
                                    -----------   ------------   ------------   -------------
Balances at June 30, 1994.........    1,080,566      (2,750)       (6,043,573)    (3,265,757)
 Preferred Stock exchange.........    1,700,000          --                --             --
 Set par value for common stock...      (33,033)         --                --             --
 Acquisition of Piedmont Teleport,
   Inc............................           --          --                --             --
 Write-off of note receivable for
   common stock...................       (2,750)      2,750                --             --
 Series A Preferred private
   placement, net of related costs
   (note 3).......................   15,009,461          --                --     15,196,125
 Series B Preferred private
   placement, net of related costs
   (note 3).......................   20,434,000          --                --     20,661,500
 Issuance of put right
   obligations....................      (53,303)         --                --        (53,303)
 Cancellation of put right
   obligation.....................      487,500          --                --        487,500
 Warrant and stock option
   exercises and stock grant......      349,030          --                --        372,824
 Establish limitation on common
   stock put right obligation.....    4,510,962          --                --      4,510,962
 Series A Preferred Stock
   dividends accrued (note 3).....   (1,070,985)         --                --     (1,070,985)
 Net loss.........................           --          --       (14,697,649)   (14,697,649)
                                    -----------     -------      ------------   ------------
Balances at June 30, 1995.........   42,411,448          --       (20,741,222)    22,141,217
 Issuance of Series B-4 Preferred
   Stock (note 3).................    4,950,000          --                --      5,000,000
 Issuance of detachable warrants
   (note 6).......................    8,684,000          --                --      8,684,000
 Warrants and stock options
   exercised......................      289,360          --                --        298,370
 Series A and B Preferred Stock
   dividends accrued (note 3).....   (3,871,328)         --                --     (3,871,328)
 Cancellation of and adjustments
   to put right obligations.......      775,753          --                --        775,753
 Stock compensation expense.......    2,735,845          --                --      2,735,845
 Net loss.........................           --          --       (26,782,044)   (26,782,044)
                                    -----------     -------      ------------   ------------
Balances at June 30, 1996.........   55,975,078          --       (47,523,266)     8,981,813
 Warrants and stock options
   exercised......................      175,945          --                --        177,338
 Series A and B Preferred Stock
   dividends accrued (note 3).....   (2,003,630)         --                --     (2,003,630)
 Accretion of consulting agreement
   credit to exercise price of
   warrants (note 11).............       18,750          --                --         18,750
 Cancellation of and adjustments
   to put right obligations.......      154,406          --                --        155,026
 Stock compensation expense.......      549,645          --                --        549,645
 Net loss.........................           --          --       (34,916,514)   (34,916,514)
                                    -----------     -------      ------------   ------------
Balances December 31, 1996........   54,870,194          --       (82,439,780)   (27,037,572)
 Shares issued to CyberGate (note
   13)............................    8,744,700          --                --      8,755,000
 Series A and B Preferred Stock
   dividends (note 3).............   (1,113,744)         --                --     (1,113,744)
 Issuance of common stock (note
   4).............................   39,866,172          --                --     39,952,772
 Conversion of preferred shares
   (note 3).......................      290,391          --                --             --
 Preferred dividends paid in stock
   (note 4).......................    7,790,716          --                --      7,807,218

                                                                SERIES A-1              SERIES B
                                      PREFERRED STOCK        PREFERRED STOCK        PREFERRED STOCK          COMMON STOCK
                                    --------------------   --------------------   --------------------   ---------------------
                                    SHARES     AMOUNT       SHARES     AMOUNT      SHARES     AMOUNT       SHARES      AMOUNT
                                    ------   -----------   --------   ---------   --------   ---------   ----------   --------
 Warrants and stock options
   exercised......................      --            --         --          --         --          --    1,367,460     13,674
 Expiration of put right
   obligation (note 7)............      --            --         --          --         --          --           --         --
 Stock compensation expense.......      --            --         --          --         --          --           --         --
 Warrants issued (note 7).........      --            --         --          --         --          --           --         --
 Redeemable Preferred Warrants
   (note 5).......................      --            --         --          --         --          --           --         --
 Preferred stock
   dividends/accretion (note 5)...      --            --         --          --         --          --           --         --
 NetRunner acquisition (note
   13)............................      --            --         --          --         --          --       51,166        511
 Shares issued to AT&T (note 6)...      --            --         --          --         --          --      207,964      2,080
 Shares issued under employee
   stock purchase plan............      --            --         --          --         --          --       90,351        904
 Accretion of consulting agreement
   credit to exercise price of
   warrants (note 11).............      --            --         --          --         --          --           --         --
 Net loss.........................      --            --         --          --         --          --           --         --
                                    ------   -----------   --------   ---------   --------   ---------   ----------   --------
Balance at December 31, 1997......      --            --         --   $      --         --   $      --   37,219,419   $372,194
                                    ======   ===========   ========   =========   ========   =========   ==========   ========

                                                     NOTES                          TOTAL
                                    ADDITIONAL     RECEIVABLE                   STOCKHOLDERS'
                                      PAID-IN      ON SALE OF    ACCUMULATED       EQUITY
                                      CAPITAL     COMMON STOCK     DEFICIT        (DEFICIT)
                                    -----------   ------------   ------------   -------------
 Warrants and stock options
   exercised......................    3,254,481          --                --      3,268,155
 Expiration of put right
   obligation (note 7)............    1,000,000          --                --      1,000,000
 Stock compensation expense.......    4,273,669          --                --      4,273,669
 Warrants issued (note 7).........      480,144          --                --        480,144
 Redeemable Preferred Warrants
   (note 5).......................   21,603,854          --                --     21,603,854
 Preferred stock
   dividends/accretion (note 5)...  (10,515,968)         --                --    (10,515,968)
 NetRunner acquisition (note
   13)............................      628,608          --                --        629,119
 Shares issued to AT&T (note 6)...       (2,080)         --                --             --
 Shares issued under employee
   stock purchase plan............      538,279          --                --        539,183
 Accretion of consulting agreement
   credit to exercise price of
   warrants (note 11).............       18,750          --                --         18,750
 Net loss.........................           --          --      (115,016,427)  (115,016,427)
                                    -----------     -------      ------------   ------------
Balance at December 31, 1997......  131,728,166          --      (197,456,207)   (65,355,847)
                                    ===========     =======      ============   ============

          See accompanying notes to consolidated financial statements.

                          e.spire COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                         FOR THE          FOR THE          FOR THE SIX            FOR THE
                                       YEAR ENDED       YEAR ENDED        MONTHS ENDED          YEAR ENDED
                                      JUNE 30, 1995    JUNE 30, 1996    DECEMBER 31, 1996    DECEMBER 31, 1997
                                      -------------    -------------    -----------------    -----------------
Cash flows from operating
  activities:
  Net loss..........................  $(14,697,649)    $(26,782,044)      $(34,916,514)        $(115,016,427)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
    Depreciation and amortization...       497,811        3,078,426          4,911,674            23,525,781
    Interest deferral and
      accretion.....................            --       10,447,687         10,041,189            41,032,473
    Amortization of deferred
      financing fees................       323,900          668,317            334,671             2,578,675
    Provision for doubtful
      accounts......................         8,570          180,940            242,915             1,438,193
    Loss from impairment of
      assets........................            --               --            318,737                    --
    Loss attributed to minority
      interest......................       (48,055)        (412,606)          (160,270)                   --
    Noncash compensation,
      consultants, and other
      expenses......................     6,419,412        2,735,845            549,645             4,273,669
    Accretion of consulting
      agreement credit to exercise
      price of warrants.............            --               --             18,750                18,750
    Noncash debt conversion
      expense.......................       385,000               --                 --                    --
    Issuance of warrants under the
      preferred provider
      agreement.....................            --               --                 --               480,144
    Changes in operating assets and
      liabilities:
      Trade accounts receivable.....      (359,007)        (565,764)        (1,936,732)          (14,396,963)
      Restricted cash related to
        operating activities........       200,000               --                 --                    --
      Other current assets..........       (92,325)        (911,140)          (199,246)           (4,887,960)
      Other assets..................       (26,545)        (107,574)          (653,065)              126,026
      Accounts payable..............     3,170,885       17,474,179         12,270,061           (19,232,343)
      Accrued financing fees........     1,542,255       (1,542,255)                --                    --
      Accrued employee costs........       719,333          (62,247)         1,282,925               296,060
      Other accrued liabilities.....     1,055,673         (382,792)         1,188,253             3,410,960
                                      ------------     ------------       ------------         -------------
Net cash (used in) provided by
  operating activities..............      (900,742)       3,818,972         (6,707,007)          (76,352,962)
                                      ------------     ------------       ------------         -------------
Cash flows from investing
  activities:
  Purchase of net assets of Piedmont
    Teleport, Inc...................       (19,135)              --                 --                    --
  Purchase of equipment and
    furniture.......................      (306,454)      (2,966,987)        (1,827,119)           (7,575,081)
  Restricted cash related to network
    activities......................      (752,000)      (1,590,152)                --            (1,119,152)
  Network development costs.........   (14,996,303)     (57,889,227)       (62,746,777)         (127,460,581)
                                      ------------     ------------       ------------         -------------
Net cash used in investing
  activities........................   (16,073,892)     (62,446,366)       (64,573,896)         (136,154,814)
                                      ------------     ------------       ------------         -------------
Cash flows from financing
  activities:
  Issuance of notes payable.........     3,510,349      166,888,210         16,329,923           223,697,586
  Payment of deferred financing
    fees............................      (310,175)      (8,710,387)          (380,771)          (19,229,801)
  Warrant and stock option
    exercises.......................       372,824          298,370            177,338             3,268,155
  Issuances of Series A Preferred
    Stock, net of offering costs and
    conversion of bridge
    financing.......................    10,962,046               --                 --                    --
  Issuances of Series B Preferred
    Stock, net of offering costs....    20,661,500        5,000,000                 --                    --
  Issuance of warrants with 2005
    Notes...........................            --        8,684,000                 --                    --
  Issuance of notes payable --
    stockholders....................       250,000               --                 --                    --
  Proceeds from sale of minority
    interest in subsidiaries........       242,457          378,474                 --                    --

                                         FOR THE          FOR THE          FOR THE SIX            FOR THE
                                       YEAR ENDED       YEAR ENDED        MONTHS ENDED          YEAR ENDED
                                      JUNE 30, 1995    JUNE 30, 1996    DECEMBER 31, 1996    DECEMBER 31, 1997
                                      -------------    -------------    -----------------    -----------------
  Payment of equipment financing....  $         --     $         --       $   (343,024)        $          --
  Payments of notes payable --
    stockholders....................      (481,692)        (146,083)                --              (494,724)
  Payments of bridge notes..........    (1,000,000)              --                 --                    --
  Payments of secured note..........       (75,000)              --                 --                    --
  Payments of secured convertible
    note............................       (77,281)              --                 --                    --
  Other long-term liabilities.......            --               --                 --              (562,914)
  Restricted cash related to notes
    payable.........................            --               --                 --           (68,439,212)
  Shares issued under the Employee
    Stock Purchase Plan.............            --               --                 --               539,183
  Issuance of common stock..........            --               --                 --            39,952,772
  Payment of dividends..............            --               --                 --              (252,423)
  Issuance of redeemable preferred
    stock...........................            --               --                 --           216,247,539
                                      ------------     ------------       ------------         -------------
Net cash provided by financing
  activities........................    34,055,028      172,392,584         15,783,466           394,726,161
                                      ------------     ------------       ------------         -------------
Net (decrease) increase in cash and
  cash equivalents..................    17,080,394      113,765,190        (55,497,437)          182,218,385
Cash and cash equivalents, beginning
  of year...........................     3,270,397       20,350,791        134,115,981            78,618,544
                                      ------------     ------------       ------------         -------------
Cash and cash equivalents, end of
  year..............................  $ 20,350,791     $134,115,981       $ 78,618,544         $ 260,836,929
                                      ============     ============       ============         =============
Supplemental disclosure of cash flow
  information -- interest paid on
  all debt obligations..............  $    219,554     $     29,217       $     14,470         $   2,085,380
                                      ============     ============       ============         =============
Supplemental disclosure of noncash
  investing and financing
  activities:
  Equipment financing...............  $         --     $    343,024       $         --         $          --
  Dividends declared in connection
    with Series A and B Preferred
    Stock...........................  $  1,070,985     $  3,871,328       $  2,003,630         $   1,113,744
                                      ============     ============       ============         =============
Bridge financing, secured
  convertible notes and notes
  payable -- stockholders converted
  to equity in connection with
  private placements................  $  4,080,079     $         --       $         --         $          --
                                      ============     ============       ============         =============
Cancellation of and adjustments to
  put right obligations.............  $   (487,500)    $   (775,753)      $   (155,025)        $  (1,000,000)
                                      ============     ============       ============         =============
Write off of note receivable from
  sale of common stock..............  $      2,750     $         --       $         --         $          --
                                      ============     ============       ============         =============
Preferred stock exchange............  $  1,700,000     $         --       $         --         $          --
                                      ============     ============       ============         =============
Purchase of Piedmont Teleport, Inc.
  for common stock and related put
  right obligation..................  $    192,303     $         --       $         --         $          --
                                      ============     ============       ============         =============
Negotiation of right-of-way
  agreement for option discount.....  $    201,000     $         --       $         --         $          --
                                      ============     ============       ============         =============
Purchase of CyberGate, Inc. --
  1,030,000 shares..................  $         --     $         --       $         --         $   8,755,000
                                      ============     ============       ============         =============

          See accompanying notes to consolidated financial statements.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997

(1)  BASIS OF PRESENTATION AND RELATED MATTERS

  ORGANIZATION

     The consolidated financial statements include the accounts of e.spire Communications, Inc. and its wholly-owned subsidiaries (ESPI or the Company). All material intercompany accounts and transactions have been eliminated in consolidation.

     Effective December 31, 1996, the Company changed its fiscal year from a twelve-month period ending June 30 to a twelve-month period ending December 31. The consolidated statements of operations, stockholders' equity (deficit) and cash flows are presented for the twelve month periods ended June 30, 1995 and 1996, the six month period ended December 31, 1996, and the twelve month period ended December 31, 1997.

  BUSINESS AND OPERATING ENVIRONMENT

     ESPI is an integrated communications provider. The Company owns and operates digital fiber optic networks and offers a variety of telecommunications services to long distance companies and business and government end users in selected target markets, principally in the southern United States. The Company provides nonswitched dedicated services, including special access, switched transport, and private line services, as well as high speed data services, local switched voice services and long-distance services using its own facilities and on a resale basis.

     To date, the Company has funded the construction of its networks and its operations with external financing. Prior to November 1995, the primary sources of funds were two Preferred Stock private offerings completed in October 1994 and June 1995 (see note 3), and a credit facility from AT&T Credit Corporation (see note 6). During the fiscal year ended June 30, 1996, the Company raised additional funds through an additional sale of Preferred Stock (see note 3), two private offerings of Senior Notes, one of which included detachable warrants and further borrowings under the AT&T Credit Corporation Credit Facility. During the year ended December 31, 1997, the Company raised additional funds through the sale of Common Stock, two Preferred Stock offerings, one of which included detachable warrants, and an offering of Senior Notes (see notes 3, 5 and 6). As a result of the above described debt offerings, the Company will be required to satisfy substantially higher periodic cash debt service obligations in the future. There can be no assurance that the Company will be able to generate sufficient cash flow or otherwise obtain funds to cover interest and principal payments associated with currently outstanding and future debt obligations.

     The Company has never been profitable, has never generated positive cash flow from consolidated operations and, since its inception has incurred significant net operating losses and negative cash flow. In accordance with the terms of its debt facilities, the Company has also deferred payment of most of its interest charges. The Company's continued development, construction, expansion, operation and potential acquisition of local networks, as well as the further development of additional services, including local switched voice and high-speed data services, will require substantial capital expenditures. The Company's ability to fund these expenditures is dependent upon the Company raising substantial financing. To meet its remaining capital requirements and to fund operations and cash flow deficiencies, the Company will be required to sell additional equity securities, increase its existing credit facility, acquire additional credit facilities or sell additional debt securities, certain of which would require the consent of the Company's bondholders. Before incurring additional indebtedness, the Company may be required to seek additional equity financing to maintain balance sheet and liquidity ratios under certain of its debt instruments. There can be no assurance that the Company will be able to obtain the additional
                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

financing necessary to satisfy its cash requirements or to successfully implement its growth strategy. Failure to raise sufficient capital could compel the Company to delay or abandon some or all of its plans or expenditures, which could have a material adverse effect on its business, results of operations, and financial condition. Management believes that the Company's current cash resources will be sufficient to fund the Company's continuing negative cash flow and required capital expenditures during 1998.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. The Company's investments consist of commercial paper, US Government Securities and money market instruments, all with original maturities of 90 days or less. The fair market value of such securities approximates amortized cost.

  RESTRICTED CASH AND INVESTMENTS

     The Company has provided performance bonds and letters of credit in various cities in connection with its operations, resulting in a restriction to cash amounting to approximately $2,342,000, $2,342,000, and $1,223,000 at June 30,
1996, December 31, 1996, and December 31, 1997, respectively. The face amount of all bonds and letters of credit is approximately $6,300,000 as of December 31, 1997. In addition, the Company has placed approximately $70,677,000 into an escrow account to fund the first five interest payments of its 13 3/4% senior notes due 2007 (see note 6). Approximately $25,302,000 of the escrow account is classified as current. The escrow account is invested in cash equivalents consisting of government and commercial securities.

     Pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company's short- and long-term debt securities and marketable equity securities are accounted for at market value. The fair market value of short- and long-term investments is determined based on quoted market prices. The Company's marketable securities have been classified as available for sale and are recorded at current market value with an offsetting adjustment to stockholders' equity (deficit). At June 30, 1996 and December 31, 1996 and 1997, fair market value approximated amortized cost.

  NETWORKS, EQUIPMENT, AND FURNITURE

     Networks, equipment, and furniture are stated at cost less accumulated depreciation and amortization. Costs capitalized during the network development stage include expenses associated with network engineering, design and construction, negotiation of rights-of-way, obtaining legal and regulatory authorizations and the amount of interest costs associated with the network development.

     Provisions for depreciation of networks, equipment, and furniture is computed using the straight-line method over the estimated useful lives of the assets beginning in the month a network is substantially complete and available for use and equipment and furniture are acquired.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

     The estimated useful lives of the Company's principal classes of assets are as follows:

Networks:
  Fiber optic cables and installation costs.................  20 years
  Telecommunications equipment..............................  3-10 years
  Interconnection and collocation costs.....................  3-10 years
Leasehold improvements......................................  Life of lease
Furniture and fixtures......................................  5 years
Capitalized network development costs.......................  3-20 years

  INTANGIBLE ASSETS

     Intangible assets include customer lists and goodwill. Goodwill is being amortized on a straight-line basis over the period of expected benefit of ten years. Amortization expense related to goodwill for the year ended December 31, 1997 was approximately $726,000.

     The costs of purchased customer lists are amortized on a straight-line basis over their estimated useful lives, generally over eighteen months. The Company determines the useful lives of customer lists based upon the estimated length of the acquired customers' future service. Amortization expense related to purchased customer lists was approximately $50,000 for the year ended December 31, 1997.

  VALUATION OF LONG-LIVED ASSETS

     The Company accounts for the valuation of long-lived assets under SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  DEFERRED FINANCING FEES

     Deferred financing fees include commitment fees and other costs related to certain debt financing transactions and are being amortized using the effective interest method over the initial term of the related debt. Deferred finance fees also include payments to bondholders for debt modifications that do not result in debt extinguishment.

  REVENUE RECOGNITION

     Revenue from telecommunications services is recognized as services are provided. Billings to customers for services in advance of providing such services are deferred and recognized as revenue when earned. The Company also enters into managed services agreements with certain customers. Under such agreements the Company provides use of Company owned equipment, collocation, and network access services. Revenue is recognized on a monthly basis as these services are provided to the customer.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

     The Company recognizes revenue associated with engineering and construction contracts using the percentage-of-completion method, based primarily on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined.

  EARNINGS (LOSS) PER COMMON SHARE

     During 1997, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. The computations of basic and diluted earnings (loss) per common share are based upon the weighted average number of common shares outstanding and potentially dilutive securities. Potentially dilutive securities include convertible preferred stock, stock options and warrants.

  INCOME TAXES

     Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and loss carryforwards and tax credit carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the June 30, 1995 and 1996 and December 31, 1996 consolidated financial statements to conform to the December 31, 1997 presentation. Such reclassifications had no effect on net loss or total stockholders' equity (deficit).

  STOCK OPTION PLAN

     Prior to July 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On July 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosure for employee stock option grants as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

  RISKS AND UNCERTAINTIES

     The Company receives a significant portion of its revenues from a small number of major customers, particularly the long distance telecommunications companies that service the Company's markets. For the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, and the year ended December 31, 1997 approximately 85%, 60%, 40%, and 20% of the Company's revenues were attributable to services provided to three, four, four and five, respectively, of the largest long distance telecommunications companies, respectively. The loss of any one of these customers could have an adverse material impact on the Company's results of operations.

     The Company provides services to certain Internet Service Providers (ISPs). Such companies operate in a highly competitive and uncertain environment. Approximately 19% and 20% of the Company's revenues for the six months ended December 31, 1996 and the year ended December 31, 1997, respectively, were attributed to these companies. At December 31, 1996 and 1997, the Company had trade accounts receivable of $923,000 and $5.0 million, respectively, from ISPs. At December 31, 1997, the Company also has equipment with a carrying value of approximately $11.7 million that is dedicated to providing service to these ISPs. The Company believes that, if necessary, this equipment could be redeployed throughout the Company's data network.

     The Company has recorded revenues of approximately $1.6 million in 1997 for reciprocal compensation relating to the transport and termination of Internet traffic for local exchange carriers pursuant to various interconnection agreements. These local exchange carriers have not paid and have disputed these charges based on the belief that such charges are not local traffic as defined by the various agreements. The resolution of these disputes will be based on rulings by state public utility commissions and/or by the Federal Communications Commission (FCC). To date, there have been no unfavorable final rulings by any state public utility commission or the FCC that would indicate that calls placed by end users to ISPs would not qualify as local traffic subject to the payment of reciprocal compensation.

(2)  NETWORKS, EQUIPMENT, AND FURNITURE

     Networks, equipment, and furniture consists of the following:

                                                    JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                                      1996           1996           1997
                                                   -----------   ------------   ------------
Networks and telecommunications equipment........  $76,853,865   $139,129,495   $269,213,500
Furniture and fixtures...........................    1,982,910      3,334,147      5,799,262
Computer software................................      948,848      1,558,384      5,954,662
Leasehold improvements...........................      362,341        381,097      1,185,119
                                                   -----------   ------------   ------------
                                                    80,147,964    144,403,123    282,152,543
Less -- accumulated depreciation and
  amortization...................................    3,408,698      8,320,372     31,675,227
                                                   -----------   ------------   ------------
Total, net of accumulated depreciation and
  amortization...................................  $76,739,266   $136,082,751   $250,477,316
                                                   ===========   ============   ============

     For the years ended June 30, 1995 and 1996, the Company capitalized interest of approximately $536,000 and $3,051,000, respectively. For the six months ended December 31, 1996 and the year ended December 31, 1997, the Company capitalized interest of approximately $2,268,000 and $3,933,000, respectively.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

(3)  PRIVATE PLACEMENTS

     In October 1994, the Company completed a private placement of its 9 percent Series A Convertible Preferred Stock, $1.00 par value (the "Series A Preferred Stock"). There were 138,889 shares issued for cash at $90 per share resulting in proceeds of $10,962,046, net of placement agent commissions and related placement fees and costs. In addition, bridge financing was converted and several other obligations were retired with proceeds of the offering. A total of 186,664 shares of the Series A Preferred Stock were issued. Further, as discussed in note 7 to the consolidated financial statements, certain parties obtained warrants to purchase shares of the Company's common stock. In June 1995, the Series A Preferred Stock was exchanged for an identical number of 9 percent Series A-1 Convertible Preferred Stock, $1.00 par value (the "Series A-1 Preferred Stock").

     In June 1995, the Company completed a private placement of its 9 percent Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred"), 9 percent Series B-2 Convertible Preferred Stock (the "Series B-2 Preferred") and 9 percent Series B-3 Convertible Preferred Stock (the "Series B-3 Preferred"), each having a par value of $1.00 per share. There were 227,500 shares issued for cash at $100 per share with proceeds of $20,661,500, net of placement agent commissions and related placement fees and costs. In November 1995, 50,000 shares of 9 percent Series B-4 Convertible Preferred Stock (the "Series B-4 Preferred") were issued for cash of $100 per share resulting in proceeds of $5,000,000. The Series B-1 Preferred, the Series B-2 Preferred, the Series B-3 Preferred and the Series B-4 Preferred are hereafter collectively referred to as the "Series B Preferred Stock." The Series A-1 Preferred Stock and the Series B Preferred Stock are hereafter collectively referred to as the "Preferred Stock." Further, as discussed in note 7 to the consolidated financial statements, certain parties obtained warrants to purchase shares of the Company's common stock.

     During 1997, the Preferred Stock was converted into 17,377,275 shares of common stock. In connection with its Series A-1 and Series B Preferred Stock, the Company has recorded approximately $1,071,000, $3,871,000, $2,004,000 and $1,114,000 for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996 and the year ended December 31, 1997, respectively, as a reduction in additional paid-in capital, for the payment of anticipated dividends. The Company's certificate of incorporation required the Company to accrue dividends, on a quarterly basis, at an annual rate of 9 percent of the face value of the Series A-1 and B Preferred Stock. These dividends were paid during 1997 in connection with the conversion of the Preferred Stock.

(4)  COMMON STOCK OFFERING

     During 1997, the Company issued 8,660,000 shares of common stock for net proceeds of approximately $40 million, net of underwriters discounts and other expenses of the offering. Concurrently with this transaction, 186,664 shares of the Company's Series A-1 Preferred Stock and 277,500 shares of the Company's Series B Preferred Stock were converted into 17,377,275 shares of the Company's Common Stock (see note 3). In addition, of the approximately $8,000,000 of dividends accrued on the Preferred Stock prior to conversion, approximately $7,750,000 was paid with 1,650,207 shares of the Company's common stock. The remaining accrued dividends were paid in cash.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

(5)  REDEEMABLE PREFERRED STOCK

     On July 10, 1997, the Company consummated the sale of 75,000 units consisting of its 14 3/4% Redeemable Preferred Stock due 2008 (the "Redeemable Preferred Stock due 2008") and warrants to purchase approximately 6,023,800 shares of its Common Stock yielding net proceeds to the Company of approximately $70.2 million, net of underwriters fees and other related expenses. The value attributed to the warrants was approximately $21.6 million. The number of shares the warrants are exercisable into are subject to an increase of 1,698,375 in the event the Company fails to raise net cash proceeds of at least $50 million through the issuance and sale of the Company's common stock by December 31, 1998. The Company will be required to redeem all outstanding shares of the 14 3/4% Preferred Stock on June 30, 2008 at a price equal to $1,000 per share plus any accrued and unpaid dividends.

     The Redeemable Preferred Stock due 2008 may be redeemed, in whole or in part, at the option of the Company, at any time after January 1, 2003, at the redemption prices set forth below, plus any accrued and unpaid dividends as of that date. The redemption prices, expressed in percentages, are as follows:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   107.375%
2004........................................................   104.917%
2005........................................................   102.458%
2006 and thereafter.........................................   100.000%

     On October 6, 1997, the Company consummated the sale of 150,000 shares of its 12 3/4% Junior Redeemable Preferred Stock due 2009 (the "Junior Redeemable Preferred Stock due 2009") for proceeds of approximately $146.0 million, net of underwriters fees and other related expenses. The Company will be required to redeem all outstanding shares of the Junior Redeemable Preferred Stock due 2009 on October 15, 2009 at $1,000 per share plus any accrued and unpaid dividends.

     The Junior Redeemable Preferred Stock due 2009 may be redeemed, in whole or in part, at the option of the Company, at any time after October 15, 2003 at the redemption prices set forth below, plus any accrued and unpaid dividends as of that date. The redemption prices, expressed in percentages, are as follows:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   106.375%
2004........................................................   104.781%
2005........................................................   103.188%
2006........................................................   101.594%
2007 and thereafter.........................................   100.000%

     Dividends on the Redeemable Preferred Stock due 2008 and Junior Redeemable Preferred Stock due 2009 (collectively "the Redeemable Preferred Stock") may be paid, at the Company's option, either in cash or by the issuance of additional shares of Redeemable Preferred Stock; provided, however, that after June 30, 2002, to the extent and so long as the Company is not precluded from paying cash dividends on the Redeemable Preferred Stock by the terms of any then outstanding indebtedness, the Company is required to pay dividends on the Redeemable Preferred Stock in cash.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

     The holders of the Redeemable Preferred Stock are not entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company. If, however, after June 30, 2002, the Company violates certain covenants, including the payment of dividends, the Redeemable Preferred Stockholders are permitted to vote as a single class to elect not less than 25% of the members of the Board of Directors.

     A summary of the changes in the Redeemable Preferred Stock is as follows:

                                                                          JUNIOR
                                                        REDEEMABLE      REDEEMABLE
                                                         PREFERRED      PREFERRED
                                                           STOCK          STOCK
                                                         DUE 2008        DUE 2009
                                                        -----------    ------------
Balance at issuance, net of underwriters fees and
  other related expenses..............................  $48,598,386    $146,045,299
Payment of dividends in shares of Redeemable Preferred
  Stock...............................................    5,348,738              --
Accrued dividends.....................................           --       3,984,375
Accretion to redemption value.........................    1,113,537          69,318
                                                        -----------    ------------
Balance at December 31, 1997..........................  $55,060,661    $150,098,992
                                                        ===========    ============

(6)  DEBT

     Long-term debt consists of the following:

                                             JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                               1996           1996           1997
                                           ------------   ------------   ------------
AT&T Credit Corporation equipment and
  working capital financing facility.....  $ 14,971,122   $ 30,183,264   $ 35,000,000
2005 Senior Discount notes, interest at
  13%, maturing November 1, 2005.........   102,432,137    109,402,071    126,043,037
2006 Senior Discount notes, interest at
  12 3/4%, maturing April 1, 2006........    66,635,887     70,824,922     80,242,140
2007 Senior Notes, interest at 13 3/4%,
  maturing July 15, 2007.................            --             --    220,000,000
Secured equipment note payable, interest
  of 9.98%, payable in 36 equal monthly
  installments of $2,766, including
  interest commencing March 1, 1996......       343,024             --             --
                                           ------------   ------------   ------------
Total long-term debt.....................   184,382,170    210,410,257    461,285,177
Less current portion.....................       252,809        872,031        437,500
                                           ------------   ------------   ------------
                                           $184,129,361   $209,538,226   $460,847,677
                                           ============   ============   ============

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

     Principal payments for each of the years from 1998 to 2002 and thereafter, are due as follows:

YEAR ENDING DECEMBER 31,
------------------------
1998.......................................................    $    437,500
1999.......................................................       2,187,500
2000.......................................................       3,937,500
2001.......................................................       5,687,500
2002.......................................................       7,437,500
Thereafter.................................................     441,597,677
                                                               ------------
                                                               $461,285,177
                                                               ============

 AT&T CREDIT CORPORATION EQUIPMENT AND WORKING CAPITAL FINANCING FACILITY

     In October 1994, the Company entered into the AT&T Credit Facility pursuant to which AT&T Credit Corporation agreed to provide financing for the development and construction of fiber optic networks by certain of the Company's subsidiaries. Pursuant to the AT&T Credit Facility, during 1996 the Company's subsidiaries in Louisville, Fort Worth, Greenville, Columbia, and El Paso entered into loan agreements with AT&T Credit Corporation providing for up to $31.2 million in loans collateralized by the assets of such subsidiaries. Pursuant to the AT&T Credit Facility, AT&T Credit Corporation purchased 7.25% of the outstanding capital stock of each of the Company's operating subsidiaries for which it provided financing.

     On December 30, 1997, the Company and AT&T Credit Corporation agreed to amend the terms of the facility increasing the facility to $35 million and transferring the loan agreements from the Company's five subsidiaries to the Company as a whole. The amendment also changed the interest rates on the outstanding loans from a range of 11.93% to 14.47% to a variable rate equal to the three-month Commercial Paper Rate or LIBOR Rate plus 4.5 percent (10.35 percent at December 31, 1997). In addition, as part of the modification, the Company issued 207,964 shares of common stock in exchange for all of AT&T Credit Corporation's 7.25% ownership interest in the five subsidiaries. The Company has pledged all of its shares of capital stock in its material subsidiaries and Intercompany Notes to AT&T Credit Corporation. Under certain circumstances, the pledge agreement also restricts the Company's ability to receive and retain dividends in respect of the pledged collateral.

     The AT&T Credit Facility includes covenants which impose certain restrictions on the Company, including restrictions on the declaration or payment of dividends, the conduct of certain activities, certain capital expenditures, the creation of additional liens or indebtedness, the disposition of assets, transactions with affiliates and extraordinary corporate transactions.

  SENIOR NOTES

     On November 14, 1995, the Company completed an offering of 190,000 Units (the "Units") consisting of $190,000,000 principal amount of 13% Senior Discount Notes due 2005 (the "2005 Notes") and warrants to purchase 2,432,000 shares of the Company's common stock at a price of $7.15 per share (the "Warrants"). The 2005 Notes will accrete at a rate of 13% compounded semi-annually to an aggregate principal amount of $190,000,000 by November 1, 2000. Thereafter, interest on the 2005 Notes will accrue at the annual rate of 13% and will be payable in cash semi-annually. The 2005 Notes will mature November 1, 2005. The Company received net proceeds of
                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

approximately $96.1 million from the sale of the Units. The value ascribed to the Warrants was $8,684,000.

     On March 21, 1996, the Company completed an offering of $120,000,000 of 12 3/4% Senior Discount Notes due 2006 (the "2006 Notes") resulting in net proceeds of approximately $61.8 million. The 2006 Notes will accrete at a rate of 12 3/4% compounded semi-annually to an aggregate principal amount of $120,000,000 by April 1, 2001. Thereafter, interest on the 2006 Notes will accrue at the annual rate of 12 3/4% and will be payable in cash semi-annually. The 2006 Notes will mature on April 1, 2006.

     On July 23, 1997, the Company completed the sale of $220 million aggregate principal amount of 13 3/4% Senior Notes due 2007 (the "2007 Notes"). Of the total net proceeds of approximately $204.3 million, the Company placed approximately $70 million, representing funds, together with interest thereon, sufficient to pay the first five semi-annual interest payments on the 2007 Notes, into an escrow account for the benefit of the holders. The 2007 Notes accrue interest at a rate of 13 3/4%, payable in cash semi-annually, on January 15 and July 15, commencing January 15, 1998. The 2007 Notes will mature on July 15, 2007.

     The 2005 Notes, 2006 Notes, and 2007 Notes (collectively the "Notes") are general, unsubordinated and unsecured senior obligations of the Company. The Company's subsidiaries have no obligation to pay amounts due on the Notes and do not guarantee the notes. Therefore, the Notes are effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. Any rights of the Company and its creditors, including the holders of the Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiaries will be subject to the prior claims of that subsidiary's creditors.

     The Notes are subject to certain covenants which, among other things restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness, pay dividends, or make distributions.

     In June of 1997, the Company notified the trustee of the 2005 and 2006 Notes that the Company had approximately $17.4 million of trade accounts payable that were more than 60 days overdue. These overdue amounts constituted indebtedness of the Company as defined by the 2005 Note Indenture and 2006 Note Indenture. The incurrence of such indebtedness constituted an event of default under each indenture. The Company cured such event of default during July of 1997.

(7)  STOCK COMPENSATION AND STOCK PURCHASE WARRANTS

     The Company has a stock option plan which provides for the granting of options to officers, employees, directors, and consultants of the Company to purchase shares of its common stock within prescribed periods.

     In 1994, the Company entered into employment agreements with five executive officers. Pursuant to the agreements, as amended, such officers were granted options to purchase shares of Common Stock of the Company. In accordance with their employment agreements, these individuals had the right to sell certain of their shares to the Company (the put right) for a price equal to fair market value. On June 26, 1995, the employment agreements were amended to limit the purchase price paid by the Company pursuant to the put right to a maximum of $2,500,000, which amount is subject to further reductions based on the employees' sales of stock. During the year ended June 30, 1996, the limit was further reduced to $2,000,000. During the year ended December 31, 1997, put rights related to $1,000,000 expired without exercise.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

     On March 6, 1997, the Company entered into a preferred provider agreement with MCIMetro Access Transmission Services, Inc. In connection with the agreement, the Company issued warrants to purchase 620,000 shares of the Company's Common Stock at $9.86 per share. 360,000 of these warrants vested during 1997. The value attributed to the vested warrants was approximately $1.3 million, which is being recognized as network cost over the five year term of the agreement. During 1997, the Company recognized approximately $215,000 in network expense related to these warrants. The Company also agreed to issue warrants to purchase up to an aggregate of approximately 1.7 million additional shares of the Company's Common Stock at fair market value on the date of grant in tranches every six months subject to certain increases in revenue to the Company generated under the agreement. At December 31, 1997, the Company had issued 37,582 of such warrants with an exercise price of $9.503 per share. The value attributed to these warrants was approximately $265,000 which was recognized as network cost in 1997.

     The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, compensation cost has been recognized for its stock option plans based on the intrinsic value of the option at the date of grant. The compensation cost that has been charged against income for stock option plans was approximately $6.4 million, $2.7 million, $550,000, and $1.4 million for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, and the year ended December 31, 1997, respectively. Had compensation cost for the Company's plan been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123 for all options granted after June 30, 1995, and the intrinsic value for all options granted prior to July 1, 1995, the Company's net loss and loss per share would have been reduced to the pro forma amounts indicated below:

                                             YEAR ENDED     SIX MONTHS ENDED       YEAR ENDED
                                            JUNE 30, 1996   DECEMBER 31, 1996   DECEMBER 31, 1997
                                            -------------   -----------------   -----------------
Net loss...................  As reported:   $(26,782,044)     $(34,916,514)       $(115,016,427)
                             Pro forma:      (27,533,636)      (36,828,677)        (120,394,471)
Loss per common share......  As reported:          (4.96)            (5.48)               (4.65)
                             Pro forma:            (5.08)            (5.77)               (4.85)

     Pro forma net loss reflects compensation cost under SFAS No. 123 only for options granted for the year ended June 30, 1996, the six months ended December 31, 1996, and the year ended December 31, 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the vesting period and compensation cost under SFAS No. 123 for options granted prior to July 1, 1995 is not considered.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in the year ended June 30, 1996, the six months ended December 31, 1996, and the year ended December 31, 1997, respectively: dividend yield of 0% for all periods; expected volatility of 50%, 50%, and 50%, risk-free interest rates of 5.97%, 6.4%, and 6.0% and expected lives of 4.74, 4.37, and 4.06 years.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

     A summary of the status of the Company's stock options as of June 30, 1995 and 1996, December 31, 1996, and December 31, 1997 and changes during the periods ending on those dates is presented below:

                           JUNE 30, 1995        JUNE 30, 1996      DECEMBER 31, 1996    DECEMBER 31, 1997
                         ------------------   ------------------   ------------------   ------------------
                                  WEIGHTED-            WEIGHTED-            WEIGHTED-            WEIGHTED-
                                   AVERAGE              AVERAGE              AVERAGE              AVERAGE
                         SHARES   EXERCISE    SHARES   EXERCISE    SHARES   EXERCISE    SHARES   EXERCISE
                         (000)      PRICE     (000)      PRICE     (000)      PRICE     (000)      PRICE
                         ------   ---------   ------   ---------   ------   ---------   ------   ---------
Outstanding at
  beginning of year....    859      $2.22     5,042      $1.72     6,095      $2.21     7,457      $3.60
Granted................  4,283       1.64     1,228       4.30     1,433       9.45     2,141       8.25
Exercised..............     --       0.00      (105)      2.46       (48)      2.02      (926)      2.39
Forfeited..............   (100)      2.51       (70)      3.57       (23)      3.54      (845)      6.60
                         -----                -----                -----                -----
Outstanding at end of
  year.................  5,042       1.72     6,095       2.21     7,457       3.60     7,827       4.69
Options exercisable at
  year-end.............  2,387                3,461                4,140                4,379
Weighted-average fair
  value of options
  granted during the
  year.................  $1.16                $3.35                $5.95                $4.96

     The following table summarizes information about fixed stock options at December 31, 1997:

                       OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
                  ------------------------------                      ------------------------------
                    NUMBER      WEIGHTED-AVERAGE   WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
    RANGE OF      OUTSTANDING      REMAINING           EXERCISE       EXERCISABLE       EXERCISE
 EXERCISE PRICE   AT 12/31/97   CONTRACTUAL LIFE        PRICE          12/31/97          PRICE
----------------  -----------   ----------------   ----------------   -----------   ----------------
$0.875 to 0.875    2,067,000       2.31 years           $0.875         2,057,000         $0.875
2.25 to 3.10       1,995,000       3.98                  2.50          1,574,000          2.46
3.27 to 8.50       1,964,000       5.92                  6.36            526,000          5.67
9.00 to 11.64      1,801,000       6.47                  9.70            222,000          9.37
                   ---------       ----------           ------         ---------         ------
$0.875 to 11.64    7,827,000       4.60                 $4.69          4,379,000         $2.45
                   =========       ==========           ======         =========         ======

     During fiscal years ended June 30, 1995 and 1996, in connection with the Series A-1 and Series B Preferred Stock private placements and related bridge note conversions, warrants for 4,367,078 shares of common stock were issued at prices ranging from $.01 to $3.10. In fiscal 1996, as part of the issuance of the 2005 Notes, detachable warrants to purchase 2,432,000 shares of the Company's common stock at a price of $7.15 per share were issued. During 1997, as part of the issuance of the Redeemable Preferred Stock due 2008, the Company issued warrants to purchase 6,023,850 shares of Common Stock $7.15 per share. The Company also issued 657,582 warrants to MCIMetro Access Transmission Services, Inc. during 1997. These warrants include certain anti-dilution provisions.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

     At December 31, 1997, unexercised warrants outstanding are as follows:

                                                           NUMBER      PRICE PER SHARE
                                                         ----------    ----------------
Series A and Series B Preferred Stock placements.......   1,346,726     $0.01 -- 3.10
2005 Senior Discount Notes offering....................   2,604,207              6.47
Redeemable Preferred Stock due 2008 offering...........   6,023,850              7.15
Other..................................................   1,292,582      0.01 -- 9.86
                                                         ----------     -------------
          Total........................................  11,267,365     $0.01 -- 9.86
                                                         ==========     =============

     The gross proceeds that would be received by the Company on the exercise of all outstanding options and warrants is approximately $108 million.

     The Company's Board of Directors has adopted an Annual Performance Plan, through which it will award its 1997 performance bonuses to management and employees. The Company has accrued approximately $2.9 million in non-cash compensation cost at December 31, 1997, related to the future issuance of up to 213,000 shares of the Company's Common Stock for this purpose.

(8)  BASIC AND DILUTED EARNINGS PER SHARE

     The following tables present the computation of basic and diluted earnings per share as defined under SFAS No. 128:

                                                  FOR THE YEAR ENDED JUNE 30, 1995
                                              -----------------------------------------
                                                INCOME          SHARES        PER SHARE
                                              (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                              -----------    -------------    ---------
Net loss....................................  (14,697,649)
Less: Preferred stock dividends/accretion...   (1,070,985)
                                              -----------
Basic and diluted earnings per share:
  Net loss to common stockholders...........  (15,768,634)     4,771,689        (3.30)

     Convertible Preferred Stock outstanding as of June 30, 1995, convertible into 15,591,563 shares of Common Stock, and options and warrants to purchase 5,042,189 and 3,019,235 shares of Common Stock, respectively, were not included in the computation of diluted earnings per share for the year ended June 30, 1995 as their inclusion would be anti-dilutive.

                                                  FOR THE YEAR ENDED JUNE 30, 1996
                                              -----------------------------------------
                                                INCOME          SHARES        PER SHARE
                                              (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                              -----------    -------------    ---------
Net loss....................................  (26,782,044)
Less: Preferred stock dividends/accretion...   (3,871,328)
                                              -----------
Basic and diluted earnings per share:
  Net loss to common stockholders...........  (30,653,372)     6,185,459        (4.96)

     Convertible Preferred Stock outstanding as of June 30, 1996, convertible into 17,377,264 shares of Common Stock, and options and warrants to purchase 6,094,814 and 4,367,394 shares of Common Stock, respectively, were not included in the computation of diluted earnings per share for the year ended June 30, 1996 as their inclusion would be anti-dilutive.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

                                               FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                                              --------------------------------------------
                                                 INCOME           SHARES        PER SHARE
                                              (NUMERATOR)     (DENOMINATOR)       AMOUNT
                                              ------------    --------------    ----------
Net loss....................................  (34,916,514)
Less: Preferred stock dividends/accretion...   (2,003,630)
                                              -----------
Basic and diluted earnings per share:
  Net loss to common stockholders...........  (36,920,144)      6,733,759         (5.48)

     Convertible Preferred Stock outstanding as of December 31, 1996, convertible into 17,377,264 shares of Common Stock, and options and warrants to purchase 7,457,085 and 4,771,836 shares of Common Stock, respectively, were not included in the computation of diluted earnings per share for the six months ended December 31, 1996 as their inclusion would be anti-dilutive.

                                               FOR THE YEAR ENDED DECEMBER 31, 1997
                                            ------------------------------------------
                                               INCOME          SHARES        PER SHARE
                                            (NUMERATOR)     (DENOMINATOR)     AMOUNT
                                            ------------    -------------    ---------
Net loss..................................  (115,016,427)
Less: Preferred stock
  dividends/accretion.....................   (11,629,712)
                                            ------------
Basic and diluted earnings per share:
  Net loss to common stockholders.........  (126,646,139)    27,233,642        (4.65)

     Options and warrants to purchase 7,827,318 and 11,267,365 shares of Common Stock, respectively, were not included in the computation of diluted earnings per share for the year ended December 31, 1997 as their inclusion would be anti-dilutive.

(9)  COMMITMENTS AND CONTINGENCIES

  RETIREMENT PLAN

     On February 1, 1996, the Company began sponsoring the e.spire Communications, Inc. 401(k) Plan (the "Plan"), a defined contribution plan. All individuals employed on February 1, 1996 were eligible to participate. Participation to all other employees is available after three months of full-time equivalent service. The Company contributions under the Plan are discretionary and may be as much as 6% of an employee's gross compensation subject to certain limits. Total expense under the Plan amounted to approximately $30,000, $95,000, and $1,580,000 for the year ended June 30, 1996, the six months ended December 31, 1996, and the year ended December 31, 1997, respectively.

  LEGAL PROCEEDINGS

     A former employee of e.spire has initiated litigation against the Company for damages in excess of $5 million, and the right to exercise options to purchase 100,000 shares of Common Stock at $4.25 per share. The lawsuit alleges four different counts: breach of contract; breach of the covenant of good faith and fair dealing; negligent misrepresentation; and specific performance. The Company believes it has meritorious defenses to this complaint and intends to defend this lawsuit vigorously.

     The Company is a party to certain litigation and regulatory proceedings arising in the ordinary course of business. In the opinion of management, based upon the advice of counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

(10)  LEASES

     The Company is obligated under various noncancelable operating leases for office and node space, telecommunications equipment, and office furniture. The minimum future lease obligations under these noncancelable operating leases as of December 31, 1997 are approximately as follows:

                  YEAR ENDING DECEMBER 31,                      AMOUNT
                  ------------------------                    -----------
1998........................................................  $10,466,000
1999........................................................   10,638,000
2000........................................................    9,075,000
2001........................................................    6,393,000
2002........................................................    6,416,000
Thereafter..................................................   13,983,000
                                                              -----------
                                                              $56,971,000
                                                              ===========

     Rent expense for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, and the year ended December 31, 1997 was approximately $200,000, $1,166,000, $1,700,000, and $6,111,000, respectively.

(11)  RELATED-PARTY TRANSACTIONS

     Effective July 1, 1994, the Company engaged SGC Advisory Services, Inc. ("SGC") as a financial and business consultant for three years. SGC is an affiliate of a former director of the Company. Pursuant to the agreement, the Company will compensate SGC as follows: (1) a monthly fee of $5,000; and (2) options to purchase up to 50,000 shares of the Company's Common Stock which vested on July 1, 1997, and are exercisable on or before July 1, 1999. During the term of the agreement, SGC earned a credit for the full exercise price of those options.

(12)  INCOME TAXES

     Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                              JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                                1996           1996           1997
                                             -----------   ------------   ------------
Deferred tax assets:
  Capitalized start-up and other costs.....  $ 3,733,898   $ 3,972,981    $        --
  Stock options -- noncash compensation....    3,848,128     4,085,146      3,681,305
  Net operating loss carryforwards.........    8,791,091    23,659,463     72,279,998
  Bond discounts...........................    3,390,071     7,651,263     17,195,346
  Other accrued liabilities................      496,634       964,786        940,269
                                             -----------   -----------    -----------
Total gross deferred assets................   20,259,822    40,333,639     94,096,918
  Less: valuation allowance................   18,304,754    31,990,518     81,050,070
                                             -----------   -----------    -----------
Net deferred tax assets....................    1,955,068     8,343,121     13,046,848
Deferred tax liabilities -- fixed assets
  depreciation and amortization............    1,955,068     8,343,121     13,046,848
                                             -----------   -----------    -----------
Net deferred tax assets (liabilities)......  $        --   $        --    $        --
                                             ===========   ===========    ===========

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

     The net change in the total valuation allowance for the year ended June 30, 1996, the six months ended December 31, 1996, and the year ended December 31, 1997 was an increase of $10,013,374, $13,685,764, and $49,059,552, respectively.
The valuation allowances at June 30, 1996 and December 31, 1996 and 1997 are a result of the uncertainty regarding the ultimate realization of the tax benefits related to the deferred tax assets. The utilization of the tax benefits associated with net operating losses of approximately $184 million at December 31, 1997 is dependent upon the Company's ability to generate future taxable income. The net operating loss carryforward period expires commencing in 2008 through the year 2012. Further, as a result of certain financing and capital transactions, an annual limitation on the future utilization of the net operating loss carryforward may have occurred.

     No income tax provision has been provided for the year ended June 30, 1996, the six months ended December 31, 1996, and the year ended December 31, 1997 as the aforementioned deferred tax assets have provided no tax benefit.

(13)  ACQUISITIONS

     On January 17, 1997, the Company acquired 100% of the outstanding capital stock of CyberGate, Inc. in exchange for 1,030,000 shares of common stock plus up to an additional 150,000 shares if certain performance goals are achieved for an aggregate purchase price of approximately $8.8 million. CyberGate, a Florida based ISP, delivers high-speed data communications services. The acquisition has been accounted for using the purchase method and, therefore, the Company's consolidated financial statements include the results of operations of CyberGate from the date of acquisition. The purchase price of $8,755,000 plus transaction expenses of approximately $500,000 has been allocated to assets and liabilities acquired based on their fair values and goodwill of approximately $8,400,000 has been recorded. The goodwill is being amortized on a straight line basis over a ten year period.

     On October 3, 1997, the Company acquired the customers and receivables of NetRunner, Inc., a Florida based ISP. In conjunction with this acquisition, the Company placed 181,871 shares of the Company's Common Stock in escrow. As of December 31, 1997, 51,166 of these shares had been released. The Company recorded an intangible asset of approximately $685,000, which is being amortized over 18 months.

(14)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following notes summarize the major methods and assumptions used in estimating the fair value of financial instruments:

  CASH AND CASH EQUIVALENTS

     The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

     The Company's short- and long-term debt securities are carried at fair market value as determined by quoted market prices.

  LETTERS OF CREDIT

     The fair value of the letters of credit is based on fees currently charged for similar agreements.

                          e.spire COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996 AND 1997 -- (CONTINUED)

  LONG-TERM DEBT AND REDEEMABLE PREFERRED STOCK

     The fair value of the Company's long-term debt and redeemable preferred stock is estimated based on the quoted market prices for the same or similar issues if available or based on the present value of expected cash flows at rates currently available to the Company for borrowings with similar terms.

     The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1997 were:

                                                         CARRYING       ESTIMATED
                                                          VALUE         FAIR VALUE
                                                       ------------    ------------
Cash and cash equivalents (including restricted
  cash)..............................................  $332,737,445    $332,737,445
Letters of credit....................................            --          15,000
Redeemable preferred stock...........................   205,159,653     242,625,000
Long-term debt.......................................   461,285,177     539,500,000
                                                       ============    ============

                          E.SPIRE COMMUNICATIONS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      ($ IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $ 260,837       $ 294,581
  Restricted cash and investments...........................      26,526          29,213
  Trade accounts receivable, net............................      15,514          28,638
  Other current assets......................................       6,127           4,797
                                                               ---------       ---------
          Total current assets..............................     309,004         357,229
                                                               ---------       ---------
Networks, equipment and furniture, gross....................     282,152         397,459
  Less: accumulated depreciation and amortization...........     (31,675)        (48,192)
                                                               ---------       ---------
                                                                 250,477         349,267
Deferred financing fees, net of accumulated amortization of
  $5,405 and $3,649 at June 30, 1998 and December 31, 1997,
  respectively..............................................      25,031          37,155
Intangible assets, net of accumulated amortization of $1,182 and $776 at June 30, 1998 and December 31, 1997,
  respectively..............................................       8,132           7,499
Restricted cash and investments.............................      45,375          30,250
Other assets................................................         876           1,042
                                                               ---------       ---------
          Total assets......................................   $ 638,895       $ 782,442
                                                               =========       =========
                       LIABILITIES, REDEEMABLE STOCK AND OPTIONS,
                           AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Notes payable -- current portion..........................   $     438       $   1,312
  Accounts payable..........................................      18,308          29,231
  Accrued interest..........................................      13,360          14,907
  Accrued employee costs....................................       2,353           2,093
  Lease obligation..........................................           0           7,353
  Other accrued liabilities.................................       2,311           6,106
                                                               ---------       ---------
          Total current liabilities.........................      36,770          61,002
                                                               ---------       ---------
Long Term Liabilities
  Notes payable, less current portion.......................     460,848         474,082
  Other long-term liabilities...............................         474           1,956
  Lease obligation..........................................           0          23,596
                                                               ---------       ---------
          Total liabilities.................................     498,092         560,636
                                                               ---------       ---------
Redeemable stock and options:
  Redeemable options........................................       1,000               0
  14 3/4% Redeemable Preferred Stock due 2008...............      55,060          62,272
  12 3/4% Junior Redeemable Preferred Stock due 2009........     150,099         159,987
                                                               ---------       ---------
          Total redeemable stock and options................     206,159         222,259
Stockholders Equity:
  Common Stock, $0.01 par value, 75,000,000 shares
     authorized, 47,385,349 and 37,219,419 shares,
     respectively, issued and outstanding...................         372             474
  Additional paid-in capital................................     131,728         261,069
  Accumulated deficit.......................................    (197,456)       (261,996)
                                                               ---------       ---------
Total stockholders' deficit.................................     (65,356)           (453)
                                                               ---------       ---------
Total liabilities, redeemable stock and options and
  stockholders' deficit.....................................   $ 638,895       $ 782,442
                                                               =========       =========

  See accompanying notes to unaudited condensed consolidated interim financial statements.

                          E.SPIRE COMMUNICATIONS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                         FOR THE THREE MONTHS         FOR THE SIX MONTHS
                                            ENDED JUNE 30,              ENDED JUNE 30,
                                       ------------------------    ------------------------
                                          1997          1998          1997          1998
                                       ----------    ----------    ----------    ----------
                                             (UNAUDITED)                 (UNAUDITED)
Revenues.............................    $ 11,616      $ 35,752      $ 19,793      $ 63,221
Operating Expenses
  Network, development and
     operations......................      10,400        23,344        19,640        43,597
  Selling, general and
     administrative..................      14,851        21,648        28,205        41,454
  Non-cash compensation expense......         584         1,794           823         3,427
  Depreciation and amortization......       5,339         9,777         9,457        17,383
                                       ----------    ----------    ----------    ----------
Total Operating Expenses.............      31,174        57,563        58,125       105,861
Loss from Operations.................     (19,558)      (21,811)      (38,332)      (42,640)
Non-operating income/expenses
  Interest and other income..........        (194)       (5,615)       (1,078)       (9,991)
  Interest and other expense.........       6,288        16,249        12,421        31,891
                                       ----------    ----------    ----------    ----------
Net loss.............................     (25,652)      (32,445)      (49,675)      (64,540)
Preferred stock
  dividends/accretion................         106         8,607         1,095        17,100
                                       ----------    ----------    ----------    ----------
Net loss to common stockholders......    $(25,758)     $(41,052)     $(50,770)     $(81,640)
                                       ==========    ==========    ==========    ==========
Basic and Diluted Loss per Share.....      $(0.92)       $(0.91)       $(2.82)       $(1.97)
                                       ==========    ==========    ==========    ==========
Average number of common/common
  equivalent shares outstanding......  28,025,238    45,281,794    17,994,161    41,495,538
                                       ==========    ==========    ==========    ==========

  See accompanying notes to unaudited condensed consolidated interim financial statements.

                          e.spire COMMUNICATIONS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)
                                  (UNAUDITED)

                                                               FOR THE SIX MONTHS
                                                                 ENDED JUNE 30,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
                                                                  (UNAUDITED)
Cash flows from operating activities
Net Loss....................................................  $(49,675)   $(64,540)
Adjustments to reconcile net loss to net cash used in
  operating activities
  Depreciation and amortization.............................     9,456      17,383
  Interest deferral and accretion...........................    12,239      14,108
  Amortization of deferred financing fees...................       474       1,756
  Noncash compensation......................................       823       3,427
  In-kind revenue...........................................        --      (4,606)
  Changes in operating assets and liabilities:
     Restricted cash related to operating activities........    (2,814)         --
     Trade accounts receivable..............................    (4,224)    (13,124)
     Other current assets...................................      (259)      1,330
     Other assets...........................................       365        (166)
     Accounts payable.......................................    (4,162)     10,923
     Other accrued liabilities..............................       965       4,234
                                                              --------    --------
Net cash used in operating activities.......................   (36,812)    (29,275)
Cash flows from investing activities
  Networks, equipment and furniture.........................   (73,213)    (79,752)
                                                              --------    --------
Net cash used in investing activities.......................   (73,213)    (79,752)
Cash flows from financing activities
  Issuance of common stock..................................    40,702     135,227
  Payment of deferred financing fees........................    (3,299)    (14,669)
  Restricted cash related to financing activities...........        --      12,438
  Exercise of warrants, options and other...................     2,502       9,775
                                                              --------    --------
Net cash provided by financing activities...................    39,905     142,771
Net (decrease) increase in cash & cash equivalents..........   (70,120)     33,744
Cash and cash equivalents -- beginning of period............    78,619     260,837
                                                              --------    --------
Cash and cash equivalents -- end of period..................  $  8,499    $294,581
                                                              ========    ========
Supplemental disclosure of cash flow information
  Interest paid.............................................  $     --    $ 14,453
  Assets acquired under capital lease.......................  $     --    $ 37,045
  Accrual of stock bonuses..................................  $     --    $  1,859
  Dividends declared with preferred stock...................  $  1,095    $     --
  Increase in goodwill......................................  $ (8,119)   $     --

  See accompanying notes to unaudited condensed consolidated interim financial statements.

                          E.SPIRE COMMUNICATIONS, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                          INTERIM FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION

     The condensed consolidated financial statements include the accounts of e.spire Communications, Inc. ("e.spire" or the "Company") and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     The condensed consolidated balance sheet as of June 30, 1998, the condensed consolidated statements of operations for the three and six months ended June 30, 1998 and 1997, and the condensed consolidated statements of cash flows for the six months ended June 30, 1998 and 1997 have been prepared by the Company, without audit. In the opinion of management, all adjustments, which include normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows at June 30, 1998, and for all periods presented, have been made. Certain amounts in the 1997 consolidated statements have been reclassified to conform to the 1998 presentation. Operating results for the three and six months ended June 30, 1998 are not necessarily indicative of the operating results for the full year.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes that the disclosures provided are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and the related notes included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

  RESTRICTED CASH AND INVESTMENTS

     The Company has provided performance bonds and letters of credit in various cities in connection with its operations, resulting in a restriction to cash amounting to approximately $1,213,000 at June 30, 1998 and $1,223,000 at December 31, 1997. The face amount of all bonds and letters of credit is approximately $6,769,000 as of June 30, 1998 and $6,300,000 as of December 31, 1997. In addition, as of June 30, 1998, the Company currently has approximately $58,244,000 in an escrow account to be used to fund the next four interest payments of its 13 3/4 percent senior notes due 2007. Approximately $27,994,000 of the escrow account is classified as current. The escrow account is invested in cash equivalents consisting of government and commercial securities.

     Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company's short- and long-term debt securities and marketable equity securities are accounted for at market value. The fair market value of short- and long-term investments is determined based on quoted market prices. The Company's marketable securities have been classified as available for sale and are recorded at current market value with an offsetting adjustment to stockholders' equity (deficit). At June 30, 1998 and December 31, 1997, fair market value approximated amortized cost.

  USE OF ESTIMATES

     The preparation of the condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

                          E.SPIRE COMMUNICATIONS, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

  RISKS AND UNCERTAINTIES

     The Company receives a significant portion of its revenues from a small number of major customers, particularly the long distance telecommunications companies that service the Company's markets. The loss of any one of these customers could have an adverse material impact on the Company's results of operations.

     The Company provides services to certain Internet Service Providers (ISPs). Such companies operate in a highly competitive and uncertain environment. Approximately 7% and 11% of the Company's revenues for the three and six months ended June 30, 1998 was attributed to these companies. At June 30, 1998, the Company had trade accounts receivable of $4.7 million from ISPs. At June 30, 1998, the Company also had equipment with a carrying value of approximately $13.3 million that is dedicated to providing service to these ISPs. The Company believes that, if necessary, this equipment could be redeployed throughout the Company's data network.

     The Company has recorded revenues of approximately $4.1 million and $6.6 million for the three and six months ended June 30, 1998 for reciprocal compensation relating to the transport and termination of Internet traffic for incumbent local exchange carriers ("ILECs") pursuant to various interconnection agreements. To date, one ILEC has begun to make payments, and three ILECs have agreed to pay these amounts subject to record verifications pursuant to the governing interconnection agreements with the Company. Historically, these ILECs have not paid and have disputed these charges based on the belief that such charges are not local traffic as defined by the various agreements. The resolution of these disputes will be based on rulings by state public utility commissions and/or by the Federal Communications Commission (FCC). To date, there have been no unfavorable final rulings by any state public utility commission in a state in which the Company provides switched services or the FCC that would indicate that calls placed by end users to ISPs would not qualify as local traffic subject to the payment of reciprocal compensation. At June 30, 1998, the Company had approximately $8.2 million in trade accounts receivable related to these interconnection agreements.

NOTE 3: FINANCING ACTIVITIES

     To date, the Company has funded the construction of its networks and its operations with external financings, as described in the Liquidity and Capital Resources section of Management's Discussion and Analysis of Financial Condition and Results of Operations.

NOTE 4: NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 (FAS No. 130), "Reporting Comprehensive Income." FAS No. 130 established standards for the reporting and display of comprehensive income and its components in the financial statements. The Company adopted the provisions of this Statement in the quarter ended March 31, 1998. The adoption of this statement had no impact in the manner of the presentation of the Company's financial statements as currently or previously reported.

     In June 1997, the FASB issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"). This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. The Company has not completed its analysis of the impact on the financial statements that will be caused by the adoption of this statement.

                          E.SPIRE COMMUNICATIONS, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     On March 4, 1998, the American Institute of Certified Public Accountants Issued Statement of Position 98-1 ("SOP"), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This SOP provides guidance on capitalizing certain costs related to computer software developed or obtained for internal use. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company has not completed its analysis of the impact on the financial statements that will be caused by the adoption of this statement.

     In April 1998, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5"). This statement requires that the costs of start-up activities, including organization costs, be expensed as incurred and is effective for fiscal years beginning after December 31, 1998. The Company has not completed its analysis of the impact on the financial statements that will be caused by the adoption of this statement.

                            Internet Access Service

                              Frame Relay Service

                                  ATM Service

                           Bundled Internet Solutions

                            Custom Network Services

                            Managed Network Service

                            THE CHASE MANHATTAN BANK

                                 EXCHANGE OFFER


  By Mail/Overnight Delivery:      Facsimile Transmissions:                By Hand:
   The Chase Manhattan Bank      (Eligible Institutions Only)      The Chase Manhattan Bank
     450 West 33rd Street               (212) 815-6339            Corporate Trust -- Services
          15th Floor                                                        Window
 New York, New York 10001-2697       Confirm by Telephone:        55 Water Street -- Room 234
                                 Sharon Lewis: (212) 638-0454           North Building
                                Carlos Esteves: (212) 638-0828     New York, New York 10041

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES OR IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF NOR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Additional Information...............    i
Documents Incorporated by Reference..    i
Summary..............................    1
Risk Factors.........................   10
Use of Proceeds......................   20
Capitalization.......................   21
Selected Consolidated Financial
  Data...............................   22
Exchange Offer.......................   25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   32
Business.............................   45
Management...........................   63
Principal Stockholders...............   66
Description of Capital Stock.........   67
Description of Certain
  Indebtedness.......................   69
Description of the Notes.............   73
Certain Federal Income Tax
  Considerations.....................  100
Plan of Distribution.................  104
Validity of the Notes................  104
Experts..............................  104
Glossary.............................  G-1
Index to Financial Statements........  F-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                 ---------------------------------------------
                                   PROSPECTUS
                 ---------------------------------------------

                                 [e.spire LOGO]
                             OFFER TO EXCHANGE ITS
                         10.625% SENIOR DISCOUNT NOTES
                           DUE 2008, WHICH HAVE BEEN
                              REGISTERED UNDER THE
                            SECURITIES ACT OF 1933,
                              AS AMENDED, FOR ITS
                           OUTSTANDING 10.625% SENIOR
                            DISCOUNT NOTES DUE 2008

                                OCTOBER 20, 1998


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Third Amended and Restated Certificate of Incorporation provides that a director of the Company will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability, (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Third Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws further provide that directors and officers of the Company (as well as agents and employees of the Company at the discretion of the Board) shall, to the fullest extent authorized by the DGCL or any other applicable laws then in effect, be indemnified against liabilities arising from their service as directors and officers. The Company has entered into indemnification agreements with each of its executive officers and directors to reimburse them for certain liabilities incurred in connection with the performance of their fiduciary duties.

     Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnifica-tion against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                                                            INCORPORATION
                                                                                 BY
EXHIBIT NO.                           DESCRIPTION                             REFERENCE
-----------                           -----------                           -------------
    3.1       Third Amended and Restated Certificate of Incorporation of
              the Company. ...............................................       (ooo)
    3.2       Certificate of Designation of the Company's 14.75%
              Redeemable Preferred Stock due 2008. .......................          --
    3.3       Certificate of Amendment of the Certificate of Designation
              of the Company's 14.75% Redeemable Preferred Stock due
              2008. ......................................................          --
    3.4       Amended and Restated By-Laws of the Company. ...............       *****
    3.5       Governance Agreement dated November 8, 1995, between the
              Company and the holders of its Preferred Stock. ............          ++
    3.6       Certificate of Designation of the Company's 12 3/4% Junior
              Redeemable Preferred Stock due 2009. .......................       *****
    3.7       Certificate of Correction dated March 11, 1996. ............           -
    3.8       Supplemental Governance Agreement dated February 26,
              1996. ......................................................           -
    4.1       Specimen Certificate of the Company's Common Stock. ........           *
    4.2       Indenture dated November 14, 1995, between the Company and
              Chemical Bank, as trustee, relating to $190,000,000 in
              principal amount of 13% Senior Discount Notes due 2005,
              including the form of global note (the "1995
              Indenture"). ...............................................          ++
    4.3       March 11, 1996 Supplement to 1995 indenture. ...............        ++++
    4.4       Initial Global Note dated November 14, 1995. ...............          ++
    4.5       Warrant Agreement dated November 14, 1995, between the
              Company and Smith Barney Inc. and Salomon Brothers Inc. ....         +++
    4.6       Initial Global Warrant dated November 14, 1995. ............         +++
    4.7       Indenture dated March 21, 1996, between the Company and
              Chemical Bank, as trustee, relating to $120,000,000 in
              principal amount of 12 3/4% Senior Discount Notes due 2006, including the form of global note (the "1996
              Indenture"). ...............................................       +++++
    4.8       Supplemental Indenture dated as of January 13, 1997, between the Company and The Chase Manhattan Bank, as trustee, to the
              Indenture dated November 14, 1995, as amended, relating to
              the Company's 13% Senior Discount Notes due 2005. ..........        ++++
    4.9       Supplemental Indenture dated as of January 13, 1997, between the Company and The Chase Manhattan Bank, as trustee, to the
              Indenture dated March 26, 1996, as amended, relating to the
              Company's 12 3/4% Senior Discount Notes due 2006. ..........        ++++
    4.10      Supplemental Indenture dated as of July 7, 1997, between the
              Company and The Chase Manhattan Bank, as trustee, to the
              Indenture dated November 14, 1995, as amended, relating to
              the Company's 13% Senior Discount Notes due 2005. ..........          --
    4.11      Supplemental Indenture dated as of July 7, 1997, between the
              Company and The Chase Manhattan Bank, as trustee, to the
              Indenture dated March 26, 1996, as amended, relating to the
              Company's 12 3/4% Senior Discount Notes due 2006. ..........          --
    4.12      Specimen Certificate of the Company's 14.75% Redeemable
              Preferred Stock due 2008. ..................................          --

                                                                            INCORPORATION
                                                                                 BY
EXHIBIT NO.                           DESCRIPTION                             REFERENCE
-----------                           -----------                           -------------
    4.13      Warrant Agreement dated as of July 10, 1997, between the
              Company and The Chase Manhattan Bank, as warrant agent. ....          --
    4.14      Form of Warrant. ...........................................          --
    4.15      Indenture dated as of July 23, 1997, between the Company and
              The Chase Manhattan Bank, as trustee, relating to the
              Company's 13 3/4% Senior Notes due 2007. ...................          --
    4.16      Escrow and Disbursement Agreement dated as of July 23, 1997, among the Company, The Bank of New York, as escrow agent,
              and The Chase Manhattan Bank, as trustee, relating to the
              Company's 13 3/4% Senior Notes due 2007. ...................          --
    4.17      Specimen Certificate of the Company's 12 3/4% Junior
              Redeemable Preferred Stock due 2009.........................       *****
    4.18      Supplemental Indenture dated February 27, 1998, between the
              Company and The Chase Manhattan Bank, as trustee, to the
              Indenture dated November 14, 1995, as amended, relating to
              the Company's 13% Senior Discount Notes due 2005. ..........      (oooo)
    4.19      Supplemental Indenture dated February 27, 1998, between the
              Company and The Chase Manhattan Bank, as trustee, to the
              Indenture dated March 26, 1996, as amended, relating to the
              Company's 12 3/4% Senior Discount Notes due 2006. ..........      (oooo)
    4.20      Supplemental Indenture dated February 27, 1998, between the
              Company and The Chase Manhattan Bank, as trustee, to the
              Indenture dated July 23, 1997, as amended, relating to the
              Company's 13 3/4% Senior Discount Notes due 2007. ..........      (oooo)
    4.21      Indenture dated as of July 24, 1998, between the Company and
              The Chase Manhattan Bank, as trustee, relating to the
              Company's 10.625% Senior Discount Notes due July 1, 2008,
              including the form of global note...........................
                                                                                 -----
    5         Opinion of Riley M. Murphy. ................................
                                                                                 -----
    9.1       Standstill Agreement dated June 26, 1995, between the
              Company and certain of its Preferred Stockholders. .........        ****
    9.2       Standstill Agreement dated November 8, 1995, between the
              Company and certain of its Preferred Stockholders. .........          ++
    9.3       Voting Rights Agreement dated November 8, 1995, between the
              Company and certain of its Preferred Stockholders. .........          ++
    9.4       Amendment to Voting Rights Agreement dated December 14,
              1995. ......................................................           -
   10.1       Exchange Agreement, dated June 1, 1994, between the Company
              and certain of its Preferred Shareholders. .................           *
   10.2       Exchange Agreement, dated June 26, 1995, between the Company
              and its 9% Series A Preferred Shareholders. ................          **
   10.3       Company's Amended 1994 Stock Option Plan. ..................          ++
   10.4       Company's Employee Stock Purchase Agreement. ...............        ++++
   10.5       Registration Rights Agreement dated July 1, 1992, between
              American Lightwave, Inc. and persons named therein. ........           *
   10.6       Supplemental Registration Rights Agreement dated June 26,
              1995. ......................................................        ****
   10.7       Management Registration Rights Agreement dated June 30,
              1995. ......................................................        ****
   10.8       Registration Rights Agreement dated June 26, 1995, between
              the Company and certain Preferred Stockholders. ............          **
   10.9       Form of Warrant Agreement issued to certain Preferred
              Stockholders on June 26, 1995. .............................        ****
   10.10      Form of $.01 Warrant Agreement. ............................        ****
   10.11      Form of $1.79 Warrant Agreement. ...........................        ****
   10.12      Form of $2.25 Warrant Agreement. ...........................        ****
   10.13      Stockholders Agreement dated June 26, 1995, between the
              Company and certain Preferred Stockholders. ................        ****

                                                                            INCORPORATION
                                                                                 BY
EXHIBIT NO.                           DESCRIPTION                             REFERENCE
-----------                           -----------                           -------------
   10.14      Third Amended and Restated Employment Agreement between the
              Company and Anthony J. Pompliano. ..........................        ****
   10.15      Third Amended and Restated Employment Agreement between the
              Company and Riley M. Murphy. ...............................        ****
   10.16      Employment Agreement between the Company and Jack E.
              Reich. .....................................................        ****
   10.17      Employment Agreement between the Company and David L.
              Piazza. ....................................................        ++++
   10.18      Form of Stock Option Certificates, as amended, issued to
              executive officers under employment agreements. ............        ****
   10.19      Agreement, dated October 19, 1994, between the Company and
              Marvin Saffian & Company. ..................................           *
   10.20      Lease Agreement for the Company's executive offices at 131
              National Business Parkway, Suite 100, Annapolis Junction,
              Maryland, as amended........................................        ****
   10.21      Consulting Agreement, dated October 25, 1993, between the
              Company and Thurston Partners, Inc. ........................           *
   10.22      Consulting Agreement, dated June 16, 1994, between the
              Company and Thurston Partners, Inc. and Global Capital,
              Inc. .......................................................           *
   10.23      Note Purchase Agreement, dated June 28, 1994................           *
   10.24      Stock Purchase Agreement dated December 17, 1996 by and
              between the Company and Cybergate, Inc. ....................        ++++
   10.25      Stock Purchase Agreement, dated May 12, 1995, by and among the Company, Piedmont Teleport, Inc., Randal Holcombe and
              Karen Holcombe, as amended..................................        ****
   10.26      Stock and Warrant Purchase Agreement, dated June 26, 1995,
              between the Company and the Purchasers named therein........          **
   10.27      Form of Indemnity Agreement between the Company and its
              Directors, as amended.......................................        ****
   10.28      Assignment and Assumption Agreement dated June 21, 1995,
              between the Company and Apex Investment Fund II, L.P. ......        ****
   10.29      Letter Agreement dated November 14, 1995, between the
              Company and ING Equity Partners, L.P. I, with respect to the purchase of 50,000 shares of the Company's 9% Series B-4
              Convertible Preferred Stock and warrants to purchase 214,286
              shares of Common Stock. ....................................          ++
   10.30      Warrant to Purchase Shares of American Communications
              Services, Inc. Common Stock dated December 28, 1995, between the Company and Gerard Klauer, Mattison & Co. ("GKM Warrant
              I"). .......................................................          ++
   10.31      Warrant to Subscribe For and Purchase Common Stock of
              American Communications Services, Inc. dated December 28,
              1995, between the Company and Gerard Klauer, Mattison & Co.
              ("GKM Warrant II"). ........................................          ++
   10.32      Amendment to Amended 1994 Stock Option Plan of the
              Company. ...................................................         (o)
   10.33      Registration Rights Agreement dated as of July 10, 1997,
              among the Company, BT Securities Corporation, Alex. Brown &
              Sons Incorporated, The Huff Alternative Income Fund, L.P.,
              General Motors Domestic Group Pension Trust, Societe
              Generale Securities Corporation, ING Baring (U.S.)
              Securities, Inc. and McDermott Inc. Master Trust............          --
   10.34      Registration Rights Agreement dated as of July 23, 1997
              among the Company and BT Securities Corporation as
              representatives of the Initial Purchasers named therein.....          --
   10.35      Supplemental Registration Rights Agreement, dated as of July
              10, 1997, among the Company, The Huff Alternative Income
              Fund, L.P., General Motors Domestic Group Pension Trust and
              McDermott Inc. Master Trust. ...............................        (oo)
   10.36      Loan and Security Agreement dated December 30, 1997 between the Company and AT&T Commercial Finance Corporation.........
                                                                                  ----
   10.37      Employment Agreement between the Company and Ronald E.
              Spears. ....................................................      (oooo)
   10.38      Lease Agreement for the Company's executive offices at 133
              National Business Parkway, Suite 200, Annapolis Junction,
              Maryland....................................................      (oooo)

                                                                            INCORPORATION
                                                                                 BY
EXHIBIT NO.                           DESCRIPTION                             REFERENCE
-----------                           -----------                           -------------
   10.39      Registration Rights Agreement, dated as of July 24, 1998,
              between the Company and Goldman Sachs & Co., Bear, Stearns &
              Co. Inc. and ING Furman Selz LLC............................
                                                                                 -----
   11.1       Statement re: computation of per share earnings (loss). ....     (ooooo)
   12.1       Statement re: Ratio of Earnings to Fixed Charges............
                                                                                 -----
   16.1       Letter re: change in certifying accountant. ................         ***
   21.1       Subsidiaries of the Registrant. ............................
                                                                                 -----
   23.1       Consent of KPMG Peat Marwick LLP. ..........................
                                                                                 -----
   23.2       Consent of Riley M. Murphy (included in Exhibit 5). ........
                                                                                 -----
   24.1       Power of Attorney (included in signature pages). ...........
                                                                                 -----
   25.1       Statement of Eligibility and Qualification on Form T-1 of
              The Chase Manhattan Bank under the Indenture dated July 24,
              1998. ......................................................
                                                                                 -----
   99.1       Form of Letter of Transmittal. .............................
                                                                                 -----
   99.2       Form of Notice of Guaranteed Delivery. .....................
                                                                                 -----
   99.3       Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees. ..............................
                                                                                 -----
   99.4       Form of Letter to Clients. .................................
                                                                                 -----
   99.5       Form of Guidelines for Certification of Taxpayer
              Identification Number on Substitute Form W-9. ..............
                                                                                 -----


---------------
         * Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-87200) and incorporated herein by reference thereto.

       ** Previously filed as an exhibit to the Company's Current Report on Form
          8-K dated June 26, 1995, and incorporated herein by reference thereto.

      *** Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1995, and incorporated herein by reference thereto.

    **** Previously filed as an exhibit to the Company's Annual Report on Form
         10-KSB for the fiscal year ended June 30, 1995, and incorporated herein by reference thereto.

   ***** Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-34395)

         + Previously filed as an exhibit to the Company's Transition Report on Form 10-KSB for the transition period from July 1, 1996 to December 31, 1996, and the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1997, both of which are incorporated herein by reference thereto.

       ++ Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 33-80305) and incorporated herein by reference thereto.

      +++ Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-80673) and incorporated herein by reference thereto.

    ++++ Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-20867) and incorporated herein by reference thereto.

   +++++ Previously filed as an exhibit to the Company's Current Report on Form
         8-K dated March 26, 1996 and incorporated herein by reference thereto.

  ++++++ Previously filed as an exhibit to the Company's Current Report on Form
         8-K dated January 17, 1997 and incorporated herein by reference thereto.

         - Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-3632) and incorporated herein by reference thereto.

       -- Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1997 and incorporated by reference hereto.

      --- Filed herewith.

    ---- Previously filed as an exhibit to the Company's Current Report on 8-K dated January 20, 1998 and incorporated herein by reference thereto.


   ----- Previously filed as an exhibit hereto.


(         )(o) Previously filed as an exhibit to the Company's Definitive Proxy
               Statement filed on October 14, 1996 and incorporated herein by reference thereto.

(         )(oo) Previously filed as an exhibit to the Company's Registration
                Statement on Form S-3 (File No. 333-35925)

(        )(ooo) Previously filed as an exhibit to the Company's Registration
                Statement on Form S-8 (File No. 333-58457), and incorporated herein by reference thereto.

(       )(oooo) Previously filed as an exhibit to the Company's Form 10-KSB for the fiscal year ended December 31, 1997, and incorporated herein by reference thereto.

(      )(ooooo) Previously filed as an exhibit to the Company's Annual Report on
                Form 10-KSB for the fiscal year ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, both of which are incorporated herein by reference thereto.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared it effective.

     For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ANNAPOLIS JUNCTION, STATE OF MARYLAND, ON THIS 19TH DAY OF OCTOBER, 1998.


                                          e.spire COMMUNICATIONS, INC.,
                                          Registrant


                                          By:      /s/ DAVID L. PIAZZA


                                            ------------------------------------

                                                      David L. Piazza


                                                  Chief Financial Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----

                       *                                  Chairman of the            October 19, 1998
------------------------------------------------        Board of Directors
              Anthony J. Pompliano

                       *                              Director, President and        October 19, 1998
------------------------------------------------      Chief Executive Officer
                 Jack E. Reich                     (Principal Executive Officer)

              /s/ DAVID L. PIAZZA                     Chief Financial Officer        October 19, 1998
------------------------------------------------     (Principal Financial and
                David L. Piazza                         Accounting Officer)

                       *                                     Director                October 19, 1998
------------------------------------------------
              George M. Middlemas

                                                             Director
------------------------------------------------
                 Edwin M. Banks

                       *                                     Director                October 19, 1998
------------------------------------------------
            Christopher L. Rafferty

                                                             Director
------------------------------------------------
               Benjamin P. Giess

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
                       *                                     Director                October 19, 1998
------------------------------------------------
              Olivier L. Trouveroy

                                                             Director
------------------------------------------------
                 Peter C. Bentz

            *By: /s/ DAVID L. PIAZZA
   -----------------------------------------
                Attorney-in-fact